The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424B2
Registration No. 333-168464
Subject to Completion
Preliminary Prospectus Supplement dated June 1, 2011
PROSPECTUS SUPPLEMENT
(To prospectus dated June 1, 2011)
$250,000,000

Teleflex Incorporated

     % Senior Subordinated Notes due 2021

We are offering $250 million aggregate principal amount of     % Senior Subordinated Notes due 2021. We will pay interest on the notes on June 1 and December 1 of each year, beginning December 1, 2011. The notes will mature on June 1, 2021. We may redeem some or all of the notes at any time on or after June 1, 2016 at redemption prices described in this prospectus supplement and prior to such date at a “make-whole” redemption price. At any time prior to June 1, 2014, we may also redeem up to 35% of the notes with the net cash proceeds we receive from certain equity offerings. If a change of control occurs as described in this prospectus supplement under the heading “Description of the Notes—Repurchase at the Option of Holders—Change of Control,” we may be required to offer to purchase the notes from the holders.

The notes will be our general unsecured senior subordinated obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness, including our indebtedness under our credit facilities, and will be equal in right of payment with all of our existing and future senior subordinated indebtedness, including our 3.875% convertible senior subordinated notes due 2017. The obligations under the notes will be fully and unconditionally guaranteed, jointly and severally, by each of our existing and future domestic subsidiaries that is a guarantor or other obligor under our credit facility and by certain of our other domestic subsidiaries. The guarantees will be subordinated in right of payment to all of the existing and future senior indebtedness of such subsidiary guarantors and will be equal in right of payment with all of the future senior subordinated indebtedness of such subsidiary guarantors. The notes and the guarantees will be junior to the existing and future secured indebtedness of ours and our subsidiary guarantors to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all of the existing and future indebtedness and other liabilities of our non-guarantor subsidiaries.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-17 of this prospectus supplement.

Per Note	Total

Public offering price (1)%	$
Underwriting discount %	$
Proceeds, before expenses, to us (1)%	$

(1)	Plus accrued interest from , 2011, if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about          , 2011.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman, Sachs & Co.	J.P. Morgan

The date of this prospectus supplement is          , 2011.

S-i

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters have authorized anyone else to provide you with different or additional information or make any representation other than what is contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus, any such free writing prospectus or any document incorporated by reference is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement, unless otherwise specified or unless the context indicates otherwise, the terms the “Company”, “we”, “us”, “our” and “Teleflex” refer to Teleflex Incorporated and its consolidated subsidiaries.

This document is in two parts. The first part is this prospectus supplement which contains specific information about the terms of this offering. This prospectus supplement also adds and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us and securities we may offer from time to time, some of which may not apply to this offering of securities. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

TRADEMARKS AND TRADE NAMES

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectus belongs to its holder. Use or display by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

INDUSTRY AND MARKET DATA

The industry and market data contained or incorporated by reference in this prospectus supplement are based either on our management’s own estimates or on independent industry publications, reports by market research firms or other published independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness, as industry and market data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. Accordingly, you should be aware that the industry and market data contained or incorporated by reference in this prospectus supplement, and estimates and beliefs based on such data, may not be reliable. Unless otherwise indicated, all information contained or incorporated by reference in this prospectus supplement concerning our industry in general or any segment thereof, including information regarding our general expectations and market opportunity, is based on management’s estimates using internal data, data from industry related publications, consumer research and marketing studies and other externally obtained data.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) on Form S-3 with respect to the notes offered hereby. This prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the notes offered hereby, reference is made to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2010 (including the portions of our Proxy Statement on Schedule 14A for our 2011 annual meeting of stockholders filed with the SEC on March 25, 2011 that are incorporated by reference therein), except with respect to Items 1, 2, 6, 7 and 8 which have been superseded by our Current Report on Form 8-K filed on June 1, 2011 that reports our marine business and our cargo container business as discontinued operations and adds certain financial information with respect to the guarantors;

•	our Quarterly Report on Form 10-Q for the quarter ended March 27, 2011, as updated by our Current Report on Form 8-K filed on June 1, 2011 to add certain financial information with respect to the guarantors; and

•	our Current Reports on Form 8-K filed on January 31, 2011 (with respect to Item 5.02), February 22, 2011, February 25, 2011, March 10, 2011, March 28, 2011, April 28, 2011, May 2, 2011 and June 1, 2011.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

S-iii

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus supplement and the accompanying prospectus. Any such request should be directed to:

Teleflex Incorporated
Attn: Jake Elguicze, Vice President Investor Relations
155 South Limerick Road
Limerick, PA 19468
(610) 948-2836

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements made in this prospectus supplement and the accompanying prospectus, other than statements of historical fact, are forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “would”, “should”, “guidance”, “potential”, “continue”, “project”, “forecast”, “confident”, “prospects” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about our business and the industry and markets in which we operate. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements due to a number of factors, including:

•	our ability to comply with government regulation to which we are subject;

•	changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments;

•	demand for and market acceptance of new and existing products;

•	our ability to resolve, to the satisfaction of the U.S. Food and Drug Administration (“FDA”), the issues identified in the corporate warning letter issued to our subsidiary Arrow International, Inc. (“Arrow”);

•	our ability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with expectations;

•	our ability to effectively execute our restructuring programs;

•	the impact of recently passed healthcare reform legislation and changes in Medicare, Medicaid and third-party coverage and reimbursements;

•	competitive market conditions and resulting effects on revenues and pricing;

•	increases in raw material costs that cannot be recovered in product pricing;

•	global economic factors, including currency exchange rates and interest rates;

•	difficulties entering new markets; and

•	general economic conditions.

S-iv

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You should not place undue reliance on forward-looking statements. Such statements speak only as to the date on which they are made, and we undertake no obligation to update or revise any forward-looking statement, regardless of future developments or availability of new information.

S-v

SUMMARY

This summary highlights the information contained elsewhere in this prospectus supplement and accompanying prospectus or incorporated by reference herein. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and accompanying prospectus and the documents incorporated by reference herein.

Unless otherwise specifically indicated, all indebtedness amounts specified in this prospectus supplement and accompanying prospectus reflect the face amounts payable at maturity (which in certain cases differs from the amounts at which this indebtedness is recorded in our financial statements due to discounts required under GAAP, including, for example, under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 470-20, “Debt-Debt with Conversion and Other Options” (formerly FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement)) (“ASC 470-20”)).

Our Company

We are principally a global provider of medical technology products that enable healthcare providers to improve patient outcomes, reduce infections and enhance patient and provider safety. We primarily develop, manufacture and supply single-use medical devices used by hospitals and healthcare providers for common diagnostic and therapeutic procedures in critical care and surgical applications. We serve hospitals and healthcare providers in more than 130 countries and are not dependent upon any one end-market or procedure. For the twelve months ended March 27, 2011, we generated net revenues of $1,582.6 million, net income of $242.7 million and Adjusted EBITDA of $367.7 million. See “—Summary Historical Financial Data” for a reconciliation of net income to Adjusted EBITDA, as well as the calculation of data for the twelve months ended March 27, 2011. Our common stock is traded on the NYSE under the symbol “TFX” and as of May 26, 2011, we had an equity market capitalization of $2,495.6 million on a basic basis.

We are focused on achieving consistent, sustainable and profitable growth through:

•	the development of new products;

•	the expansion of the use of existing products in existing markets;

•	the introduction of existing products into new geographic markets; and

•	selected acquisitions, licensing agreements and partnerships which enhance or expedite our development initiatives and our ability to increase our market share.

Furthermore, we believe our research and development capabilities and our commitment to engineering excellence and lean, low-cost manufacturing allow us to consistently bring cost effective, innovative products to market that improve the safety, efficacy and quality of healthcare. We provide a broad-based platform of medical products, which we currently categorize into four end-user product groups: Critical Care, Surgical Care, Cardiac Care and Original Equipment Manufacturer (“OEM”) and Development Services.

While we are committed to becoming exclusively a medical technology company, we continue to serve a niche segment of the aerospace market with specialty engineered products. We expect to strategically divest the remaining businesses in our Aerospace Segment from time to time. In recent years, we have completed a number of divestitures of our non-medical businesses in order to focus our resources on the development of our Medical Segment. For example, on December 31, 2010, we completed the sale of our actuation business, a part of our Aerospace Segment. In addition, we previously operated a third business segment, our Commercial Segment, which included our marine business. We completed the sale of our marine business on March 22, 2011. See “—Recent Developments” below. Furthermore, in the first quarter of 2011, management approved a plan to sell our cargo container business, a reporting unit within our Aerospace Segment. Our actuation, cargo container and marine businesses are classified as discontinued operations in our consolidated financial statements incorporated by reference herein.

Our Medical Segment brands include:

Product Group	Brands

Critical Care	Arrow, Gibeck, HudsonRCI, Rüsch, Sheridan and VasoNova
Surgical Care	Deknatel, Pleur-evac, Pilling, Taut and Weck
Cardiac Care	Arrow
OEM and Development Services	Beere Medical, KMedic, Specialized Medical Devices, Deknatel and TFXOEM

Our Business Segments

Our company currently consists of two business segments:

Medical (91% of net revenues and 91% of segment operating profit for the twelve months ended March 27, 2011).  Our principal business segment, the Medical Segment, designs, develops, manufactures and supplies medical devices for critical care and surgical applications. Over 90% of our Medical Segment net revenues are generated by single-use, disposable products, such as catheters, sutures and endotracheal tubes. Approximately 48% of our Medical Segment net revenues for the twelve months ended March 27, 2011 were derived from customers outside North America, providing us with geographic diversity. Our Medical Segment operates 30 manufacturing sites, with major manufacturing operations located in Czech Republic, Malaysia, Mexico and the United States.

We categorize our medical products into four product groups: Critical Care, Surgical Care, Cardiac Care and OEM and Development Services:

•	Critical Care. We are a leading provider of specialty products for critical care, which is predominantly comprised of single-use products. Critical care constitutes the largest product category within our Medical Segment, representing 66% of Medical Segment net revenues for the twelve months ended March 27, 2011. The large majority of sales for single-use medical products are made to the hospital/healthcare provider market, with a smaller percentage sold to alternate sites. Our medical products are used in a wide range of critical care procedures for vascular access, respiratory care, anesthesia and airway management, treatment of urologic conditions and other specialty procedures.

Our vascular access products are generally catheter-based products used in a variety of clinical procedures to facilitate multiple critical care therapies including the administration of intravenous medications, other therapies and the measurement of blood pressure and taking of blood samples through a single puncture site. Our respiratory care products principally consist of devices used in aerosol and medication delivery, oxygen therapy and ventilation management. Our anesthesia and airway management products include endotracheal tubes, laryngeal masks, airways and face masks to deliver anesthetic agents and oxygen. Our line of urology products provides bladder management for patients in the hospital and home care markets.

•	Surgical Care. Surgical care, which is predominantly comprised of single-use products, represented 18% of Medical Segment net revenues for the twelve months ended March 27, 2011. Our surgical products include ligation and closure products, including appliers, clips and sutures used in a variety of surgical procedures; access ports used in minimally invasive surgical procedures, including robotic surgery; and fluid management products used for chest drainage.

Our surgical products also include hand-held instruments for general and specialty surgical procedures.

•	Cardiac Care. Cardiac care products accounted for 5% of Medical Segment net revenues for the twelve months ended March 27, 2011. Products in this category include diagnostic catheters and capital equipment, specialized angiographic catheters, therapeutic delivery catheters and intra-aortic balloon catheters and capital equipment.

•	OEM and Development Services. Customized medical instruments, implants and components sold to OEMs represented 11% of Medical Segment net revenues for the twelve months ended March 27, 2011. We provide specialized product development services, which include design engineering, prototyping and testing, manufacturing, assembly and packaging. Our OEM product development and manufacturing facilities are located globally in close proximity to major medical device manufacturers in Germany, Ireland, Mexico and the United States.

Aerospace (9% of net revenues and 9% of segment operating profit for the twelve months ended March 27, 2011).  Our Aerospace Segment businesses provide cargo handling systems and equipment for wide body and narrow body aircraft. Our products are well known and respected on a global basis. Major locations for manufacturing and service are located in Germany, Sweden and Singapore. On December 31, 2010, we completed the sale of our actuation business, a part of our Aerospace Segment. In the first quarter of 2011, management approved a plan to sell our cargo container business, a reporting unit within our Aerospace Segment, which was then classified as discontinued operations. See “—Recent Developments” below.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our continued success:

Well-positioned to take advantage of favorable industry dynamics.  We believe the medical markets in which we currently participate represent an aggregate addressable market of approximately $10 billion. Growth drivers for our medical markets include favorable market demographics such as the aging population, improving standard of living in emerging markets and increasing overall demand for medical products, technology advancements, increasing awareness of infection prevention and a general demand for a better quality of life. We believe we are well positioned to take advantage of the favorable dynamics in our markets due to the breadth and quality of our portfolio, established global brands, global manufacturing and distribution network, broad customer base and focus on single-use products used in non-elective procedures.

Diversified, global medical technology company.  We are primarily a global medical technology company that designs, develops, manufactures and supplies medical devices for critical care and surgical applications, with an emphasis on single-use medical devices used by hospitals and healthcare providers for common diagnostic and therapeutic procedures. Our medical products are used in a wide variety of markets that are categorized into four groups: Critical Care, Surgical Care, Cardiac Care and OEM and Development Services. As a result, our revenues are not dependent on any one product or procedure. We sell our medical device products to hospitals and healthcare providers in more than 130 countries through a combination of our direct sales force and distributors. For the twelve months ended March 27, 2011, approximately 48% of our Medical Segment net revenues were derived from customers outside North America.

Leading market positions with established global brands.  We believe each of our end-user medical product groups has a leading market position with well established, global brands that are recognized for their consistently high quality and reliability:

•	Our Critical Care product group generated net revenues of $954.6 million for the twelve months ended March 27, 2011 and is a leading provider of central venous catheters and airway management, regional anesthesia, respiratory and urology products that are marketed under established brands such as Arrow, Rusch, Hudson RCI and Gibeck.

•	Our Surgical Care product group generated net revenues of $264.6 million for the twelve months ended March 27, 2011 and is a leading provider of chest drainage and ligation products that are marketed under established brands such as Deknatel, Taut, Weck, Pilling and Pleur-evac.

•	Our Cardiac Care product group generated net revenues of $70.0 million for the twelve months ended March 27, 2011 and is a leading provider of intra-aortic balloons and intra-aortic balloon pumps that are marketed under the Arrow brand.

Broad portfolio of non-elective, single-use medical products.  Over 90% of our Medical Segment net revenues are derived from single-use, disposable products. The majority of our single-use medical devices are used in non-elective procedures which we believe provides us with a portfolio of recurring revenue items with minimal exposure to cyclical activity. In addition, our focus on single-use medical products reduces our overall capital expenditures, improving our cash-flow generation. Our capital expenditures in our Medical Segment for the twelve months ended March 27, 2011 were approximately $28 million, or approximately 2% of our Medical Segment net revenues for such period.

Diversified customer and supplier base.  Our Medical Segment has a diversified customer base and is not dependent on any single customer for a substantial amount of its revenues. For the year ended December 31, 2010, only seven customers individually accounted for more than 1% of our Medical Segment net revenues, the largest of which accounted for approximately 9%, and our top ten customers in aggregate accounted for less than 25% of our Medical Segment net revenues. Similarly, materials used in the manufacture of our medical products are purchased from a large number of suppliers in diverse geographic locations. For the year ended December 31, 2010, no supplier accounted for greater than 4% of our Medical Segment raw materials, and our top ten suppliers in aggregate accounted for less than 20% of our Medical Segment raw materials.

Strong cash flow generation and proven history of deleveraging.  We have demonstrated strong free cash flow generation underpinned by the diversity of our revenue sources and our acute focus on cost management. We generated net cash provided by operating activities from continuing operations of $164.8 million and free cash flow of $133.5 million, respectively, during the twelve months ended March 27, 2011. Our capital expenditures were $31.3 million during the twelve months ended March 27, 2011, or approximately 2% of our net revenues for the same period. A combination of our strong free cash flow generation from continuing operations and divestitures of our non-core businesses has allowed us to repay over $1.3 billion in debt since our acquisition of Arrow International, Inc. in October 2007. See “—Summary Historical Financial Data” for a reconciliation of net cash provided by operating activities from continuing operations to free cash flow.

Experienced management team.  We have a senior management team with extensive experience in the medical industry. Benson F. Smith was appointed as our CEO on January 30, 2011 after having served on our board of directors since 2005. Mr. Smith has approximately 25 years of experience in the medical device industry with C.R. Bard, Inc. Our CFO, Richard A. Meier, has over 25 years of professional experience, with significant experience in the healthcare industry having spent a combined 12 years at Advanced Medical Optics and Valeant Pharmaceuticals, Inc. prior to joining Teleflex in January 2010. Our senior management team has a proven track record of employing a disciplined portfolio management strategy, including several acquisitions and divestitures, that has transformed Teleflex into a global medical device company from an industrial company traditionally focused on the automotive, commercial and aerospace sectors.

Our Strategy

We plan to continue to grow our business and improve our financial performance by implementing our business strategy, the key elements of which are:

Commitment to becoming a pure-play global medical technology company.  We have employed a disciplined portfolio management strategy to transform Teleflex into a pure-play medical technology company. For the twelve month period ending March 27, 2011, our Medical Segment accounted for 91% of our consolidated net revenues and 91% of our segment operating profit as compared to 33% of our consolidated net revenues and 56% of our segment operating profit based on the business portfolio in place on December 31, 2006.

We expect to continue to increase the relative composition of our Medical Segment through a combination of portfolio management and organic growth initiatives. From time to time, we explore and engage in discussions regarding acquisitions that would augment our existing medical technology platform and disposition opportunities for our Aerospace Segment that enable us to further our transformation into a pure-play medical technology company. Furthermore, our commitment to becoming a pure-play global medical technology company involves investing in our medical research and development and sales and marketing initiatives to further expand and strengthen our portfolio of products as well as our ability to penetrate existing and new geographic and therapeutic markets.

Maintain acute focus on medical research and development.  Our medical research and development initiatives are focused on developing new, innovative products for existing and new therapeutic applications as well as enhancements to, and line extensions of, existing products. We introduced over 30 new products and line extensions in our Medical Segment during 2010. Our portfolio of existing products and pipeline of potential new products consist primarily of Class I and Class II devices, which require 510(k) clearance by the FDA for sale in the United States. We believe the 510(k) clearance expedites the process of introducing new products and reduces our medical research and development costs and risks as compared to the process that would be required for Class III devices.

Continue to enhance market leadership positions.  In addition to focusing on research and development and technology, we expect to also enhance our market leadership positions by leveraging our global established brands and distribution network and selectively pursuing licensing and partnership agreements that may provide us with access to new markets for all of our products. We have well-established, global brands across all of our Medical product groups, which we are able to leverage in our efforts to commercialize new products and expand the use of existing products into new geographic markets and therapeutic applications. Our existing global sales force and distribution network allow us to rapidly commercialize new products globally upon obtaining regulatory approvals.

Continue to achieve consistent, sustainable and profitable growth.  We intend to continue to achieve consistent, sustainable and profitable growth by increasing our market share and improving our operating efficiencies. We expect to increase our market share through the development of new products, the expansion of the use of existing products, the introduction of existing products into new geographic markets and the potential broadening of our product portfolio through selected acquisitions, licensing agreements and partnerships. Our efforts to improve our operating efficiencies include leveraging our direct sales force and distribution network with new products, manufacturing and distribution facility rationalization and achieving economies of scale as we continue to expand our Medical Segment.

Recent Developments

From December 2010 to March 2011, we prepaid the entire outstanding $331.6 million principal amount of our senior notes issued in 2004 using borrowings under our revolving credit facility (which we subsequently repaid), the proceeds from the sale of our actuation business and available cash.

On January 10, 2011, we acquired VasoNova, Inc., a developer of central venous catheter navigation technology that allows for real-time confirmation of the placement of peripherally inserted central catheters and central venous catheters. In connection with the acquisition, we made an initial payment of $25 million and agreed to make additional payments of between $15 million and $30 million contingent in part upon the achievement of certain regulatory and sales targets within three years after closing. On March 11, 2011, we made a $6 million payment following certain regulatory approvals.

On January 30, 2011, we appointed Benson F. Smith to serve as our Chairman, President and Chief Executive Officer. Mr. Smith has been a member of our board of directors since 2005. Mr. Smith has approximately 25 years of experience in the medical device industry with C.R. Bard, Inc.

On March 22, 2011, we sold our marine business to an affiliate of H.I.G. Capital, LLC for $123.1 million, consisting of $101.6 million in cash proceeds, net of $1.5 million of cash included in the marine business as part of the net assets sold, the buyer’s assumption of approximately $15.5 million in liabilities related to the business and a $4.5 million subordinated note from the buyer. Our marine business is reflected as a discontinued operation in our consolidated financial statement incorporated by reference herein.

Teleflex Incorporated is a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 155 South Limerick Road, Limerick, Pennsylvania 19468, and our telephone number at this location is (610) 948-5100. Our website is www.teleflex.com. Information on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” and “Description of Guarantees of Certain Debt Securities” in the accompanying prospectus.

Issuer	Teleflex Incorporated, a Delaware corporation.

Notes Offered	$250.0 million in aggregate principal amount of % Senior Subordinated Notes due 2021.

Maturity Date	June 1, 2021.

Interest Rate	The notes will bear interest at a rate of % per annum. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Interest Payment Dates	June 1 and December 1 of each year, commencing on December 1, 2011.

Guarantees	The obligations under the notes will be fully and unconditionally guaranteed, jointly and severally, by each of our existing and future domestic subsidiaries that is a guarantor or other obligor under our credit facility and by certain of our other domestic subsidiaries.

Not all of our subsidiaries will guarantee the notes. Our non-guarantor subsidiaries generated approximately 50% of our consolidated revenues in the twelve-month period ended March 27, 2011 and held approximately 42% of our consolidated assets as of March 27, 2011.

The guarantees will be automatically released if the notes are rated investment grade by both Moody’s and S&P and in certain other circumstances. See “Description of Notes—Certain Covenants—Changes in Covenants When Notes Are Rated Investment Grade” and “Description of Notes—Note Guarantees.”

Ranking	The notes will be our general unsecured senior subordinated obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness, including our indebtedness under our credit facilities, and will be equal in right of payment with all of our existing and future senior subordinated indebtedness, including our 3.875% convertible senior subordinated notes due 2017 (the “Convertible Notes”).

The guarantees will be the general unsecured senior subordinated obligations of our subsidiary guarantors, and will be subordinated in right of payment to all of the existing and future senior indebtedness of such subsidiary guarantors, including the indebtedness of certain of the subsidiary guarantors under our credit facilities, and will be equal in right of payment with all of the future senior subordinated indebtedness of such subsidiary guarantors. Our subsidiaries do not guarantee the Convertible Notes.

As of March 27, 2011, on an as adjusted basis after giving effect to this offering and the use of net proceeds thereof to prepay $125 million of borrowings under our credit facilities, we and the subsidiary guarantors would have had outstanding $428.8 million of Senior Debt (as defined under “Description of Notes—Certain Definitions”) to which the notes would be subordinated.

The notes and the guarantees will be junior to the existing and future secured indebtedness of ours and our subsidiary guarantors to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all of the existing and future indebtedness and other liabilities of our non-guarantor subsidiaries.

Optional Redemption	At any time on or after June 1, 2016, we may redeem some or all of the notes at the redemption prices set forth under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

In addition, at any time prior to June 1, 2016, we may, on one or more occasions, redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus a “make-whole” premium plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

At any time prior to June 1, 2014, we may also redeem up to 35% of the aggregate principal amount of the notes, using the proceeds of certain qualified equity offerings, at a redemption price equal to % of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

See “Description of Notes—Optional Redemption.”

Change of Control Offer	If we experience certain change of control events, we must offer to repurchase the notes at a repurchase price equal to 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to, but not including, the applicable repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	If we sell assets, under certain circumstances we must offer to repurchase the notes at a repurchase price equal to 100% of the principal amount of the notes repurchased plus accrued and unpaid interest, if any, to, but not including, the applicable repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Restrictive Covenants	The indenture governing the notes will contain covenants that, among other things, will impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness or issue disqualified stock or preferred stock;

• create liens;

• pay dividends, make investments or make other restricted payments;

• sell assets;

• merge, consolidate, sell or otherwise dispose of all or substantially all of our assets;

• enter into transactions with our affiliates;

• permit layering of debt; and

• designate subsidiaries as unrestricted.

These covenants are subject to important exceptions and limitations, which are described under “Description of Notes.”

Certain of these covenants will permanently cease to be in effect if the notes are rated investment grade by both Moody’s and S&P. See “Description of Notes—Certain Covenants—Changes in Covenants when Notes Are Rated Investment Grade.”

Absence of a Public Market for the Notes	The notes will be new securities for which there is currently no market. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters are not obligated to do so, and they may cease their market-making at any time and without notice.

Events of Default	Except as described under “Description of Notes—Events of Default,” if an event of default with respect to the notes occurs, holders may, upon satisfaction of certain conditions, accelerate the principal amount of the notes plus accrued and unpaid interest. In addition, the principal amount of the notes plus accrued and unpaid interest will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Listing	We do not intend to apply for listing of the notes on any securities exchange.

United States Federal Income and Estate Tax Consequences	For certain United States federal income and estate tax consequences of the holding and disposition of the notes, see “Certain United States Federal Income and Estate Tax Consequences.”

DTC Eligibility	The notes will be issued in fully registered book-entry form and will be represented by permanent global notes without coupons. Global notes will be deposited with a custodian for and registered in the name of a nominee of DTC, in New York, New York. Investors may elect to hold interests in the global notes through DTC and its direct or indirect participants as described under “Description of Notes—Book-Entry, Delivery and Form.”

Form and Denominations	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $245.8 million, after deducting the underwriters’ discounts and commissions and our estimated offering expenses.

We intend to use the net proceeds of this offering to prepay $125 million of borrowings under our credit facilities, and the remainder for general corporate purposes, which may include, among other things, capital expenditures, acquisitions and additional repayment of debt.

Conflicts of Interest	Certain affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, underwriters in this offering, are agents or lenders under our credit facilities and each of these lenders may receive more than 5% of the net proceeds of this offering. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority. In accordance with this rule, Goldman, Sachs & Co. has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Goldman, Sachs & Co. has participated in due diligence and the preparation of this prospectus supplement and the registration statement of which this prospectus supplement is a part. Goldman, Sachs & Co. will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC will not confirm sales of the debt securities to any account over which they exercise discretionary authority without the prior written approval of the customer.

Risk Factors	See “Risk Factors” beginning on page S-18 of this prospectus supplement for important information regarding us and an investment in the notes.

SUMMARY HISTORICAL FINANCIAL DATA

The following table presents our summary historical financial data as of and for the periods presented and has been derived from our financial statements and the accompanying notes to those statements. The audited financial statements included in our previously filed Exchange Act reports have been revised in our Current Report on Form 8-K filed on June 1, 2011 to report the reclassification of our marine and cargo container businesses as discontinued operations and add certain financial information with respect to the guarantors. Certain financial information is presented on a rounded basis, which may cause minor differences.

The summary historical financial data presented for the years ended December 31, 2008, 2009 and 2010 and as of December 31, 2009 and 2010 has been derived from our audited financial statements incorporated by reference herein. The summary historical financial data presented as of December 31, 2008 has been derived from our audited balance sheet not incorporated by reference herein.

The summary historical financial data presented for the three months ended March 28, 2010 and March 27, 2011 and as of March 27, 2011 has been derived from our unaudited financial statements incorporated by reference herein and has been prepared on the same basis as our audited financial statements and, in management’s opinion, includes all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for such periods.

The summary historical financial data presented for the twelve months ended March 27, 2011 has been derived from our audited and unaudited consolidated financial statements incorporated by reference herein for each line item presented by subtracting the line item for the three months ended March 28, 2010 from the line item for the year ended December 31, 2010, and adding the amount of the line item for the three months ended March 27, 2011. The results of the three months and twelve months ended March 27, 2011 are not necessarily indicative of the results to be expected for the year ended December 31, 2011 or any future period.

This summary should be read together with our financial statements and the accompanying notes to those statements incorporated by reference herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement.

							Twelve
							Months
					Three Months Ended		Ended
	Years Ended December 31,				March 28,	March 27,	March 27,
	2008		2009	2010	2010	2011	2011
					Unaudited		Unaudited
	(Dollars in thousands)

Statement of Income Data (1):
Net revenues:
Medical (2)	$1,475,621		$1,434,885	$1,433,282	$343,537	$354,004	$1,443,749
Aerospace	149,452		124,463	128,037	23,795	34,654	138,896

Total net revenues	1,625,073		1,559,348	1,561,319	367,332	388,658	1,582,645
Cost of goods sold	886,076		838,135	828,897	190,435	212,620	851,082

Gross profit	738,997		721,213	732,422	176,897	176,038	731,563
Selling, general and administrative expenses	455,412		410,140	431,104	100,568	109,831	440,367
Research and development expenses	32,598		36,685	42,621	9,311	11,038	44,348
Net gain on sales of businesses and assets	(296)		—	(341)	—	—	(341)
Restructuring and other impairment charges	24,946		10,347	2,875	463	595	3,007

Income from continuing operations before interest, loss on extinguishments of debt and taxes	226,337	(3)	264,041	256,163	66,555	54,574	244,182
Interest expense	121,244		89,250	79,875	18,994	16,157	77,038
Interest income	(2,029)		(2,484)	(725)	(206)	(106)	(625)
Loss on extinguishments of debt	—		—	46,630	—	14,597	61,227

Income from continuing operations before taxes	107,122	(3)	177,275	130,383	47,767	23,926	106,542
Taxes on income from continuing operations	33,745		40,683	25,225	14,247	6,426	17,404

Income from continuing operations	73,377	(3)	136,592	105,158	33,520	17,500	89,138
Operating income from discontinued operations (4)	105,617		274,793	143,036	13,280	58,857	188,613
Taxes (benefit) on income from discontinued operations	24,392		97,374	45,739	8,842	(1,837)	35,060

Income from discontinued operations	81,225		177,419	97,297	4,438	60,694	153,553

Net income	$154,602	(3)	$314,011	$202,455	$37,958	$78,194	$242,691
Less: Net income attributable to noncontrolling interest	747		1,157	1,361	286	382	1,457
Income from discontinued operations attributable to noncontrolling interest	34,081		9,860	—	—	—	—

Net income attributable to Teleflex Incorporated common shareholders	$119,774	(3)	$302,994	$201,094	$37,672	$77,812	$241,234

Net income attributable to Teleflex Incorporated common shareholders from continuing operations	$72,630	(3)	$135,435	$103,797	$33,234	$17,118	$87,681

Balance Sheet Data (end of period):
Cash and cash equivalents	$107,275		$188,305	$208,452		$202,298
Goodwill	1,474,123		1,459,441	1,442,411		1,468,990
Intangibles and other assets, net	1,090,852		1,045,706	986,549		1,004,474
Total assets	3,926,744		3,839,005	3,643,155		3,678,803
Total debt (5)	1,546,391		1,196,499	917,120		852,173
Total equity	1,285,883		1,585,074	1,787,278		1,888,988
Other Financial Data (1):
Net cash provided by (used in):
Operating activities from continuing operations (6)	$59,193		$137,291	$185,119	$34,377	$14,062	$164,804
Investing activities from continuing operations	(19,335)		285,734	149,852	17,932	64,586	196,506
Financing activities from continuing operations	(180,769)		(402,213)	(336,325)	(21,256)	(87,488)	(402,557)
Capital expenditures	27,069		27,942	31,616	6,737	6,444	31,323
Adjusted EBITDA (7)	365,668		386,745	373,668	92,578	86,651	367,741
Free cash flow (8)	32,124		109,349	153,503	27,640	7,618	133,481

	As of and for the
	Twelve Months Ended
	March 27, 2011
	(Dollars in thousands)

As Adjusted Data(9):
Total indebtedness (10)	$1,056,227
Net indebtedness (11)	733,879
Ratio of total indebtedness to Adjusted EBITDA	2.87	x
Ratio of net indebtedness to Adjusted EBITDA	2.00	x

(1)	Amounts have been revised to exclude the impact of businesses that have been presented in our consolidated financial results as discontinued operations through March 27, 2011.

(2)	Information regarding net revenues by product group within the Medical Segment is provided in the following table:

						Twelve
						Months
				Three Months Ended		Ended
	Year Ended December 31,			March 28,	March 27,	March 27,
	2008	2009	2010	2010	2011	2011
				Unaudited		Unaudited
	(Dollars in thousands)

Critical Care	$957,129	$939,390	$943,367	$225,929	$237,138	$954,576
Surgical Care	272,504	260,666	262,683	63,120	65,018	264,581
Cardiac Care	72,871	70,770	70,559	18,328	17,669	69,900
OEM and Development Services	158,343	149,829	154,214	35,333	33,867	152,748
Other	14,774	14,230	2,459	827	312	1,944

Total net revenues	$1,475,621	$1,434,885	$1,433,282	$343,537	$354,004	$1,443,749

(3)	In the year ended December 31, 2008, a non-cash charge associated with a fair market value inventory adjustment in connection with the Arrow acquisition decreased income from continuing operations before interest, loss on extinguishments of debt and taxes by $6.9 million and decreased income from continuing operations by $4.4 million.

(4)	Net gain (loss) on disposal of discontinued operations included in operating income from discontinued operations is as follows:

						Twelve
						Months
						Ended
	Years Ended December 31,			Three Months Ended		March 27,
	2008	2009	2010	March 28, 2010	March 27, 2011	2011
				Unaudited		Unaudited
	(Dollars in thousands)

Net gain (loss) on disposal of discontinued operations	$(8,238)	$272,307	$114,702	$9,737	$56,773	$161,738

(5)	Reflects amount of current borrowings and long-term debt outstanding as reflected on our balance sheet, which, in accordance with GAAP, does not include the total outstanding principal amounts of our Convertible Notes. In accordance with ASC 470-20, the fair value of the feature to convert the Convertible Notes into common stock is reported as a component of stockholders’ equity. The Convertible Notes are reported at a discount to the face amount on our balance sheet resulting in a decrease in the amount of debt with an increase in equity reported in our financial statements. Under GAAP, the amount of debt reported will accrete up to the face amount over the expected term of the Convertible Notes. ASC 470-20 does not affect the actual amount that we are required to repay.

(6)	Both 2008 and 2009 cash flow from continuing operations reflect the impact of estimated tax payments made in connection with businesses divested of $90.2 million and $97.5 million, respectively, and 2010 reflects the impact of a refund received of $59.5 million of such 2009 tax payments made.

(7)	Adjusted EBITDA represents net income before interest expense, net, provision for income taxes, depreciation and amortization, as further adjusted to exclude unusual items and other adjustments that will be required or permitted in determining our ability to engage in certain activities, such as incurring additional debt and making certain payments under the indenture that will govern the notes offered hereby. The amounts presented in this prospectus supplement for Adjusted EBITDA are calculated under the definition of Consolidated EBITDA set forth under “Description of Notes—Certain Definitions.” The amounts presented in this prospectus supplement for Adjusted EBITDA differ from the amounts calculated under the definition of Consolidated EBITDA used in our credit facilities as a result of differences in certain adjustments.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about certain non-cash items, unusual items that we do not expect to continue at the same level in the future, or other items that we do not believe to be reflective of our ongoing operating performance.

Adjusted EBITDA is not a measurement of operating performance computed in accordance with GAAP and should not be considered a substitute for income from continuing operations, net income or cash flows from operating activities of continuing operations computed in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool. Some of the limitations are:

• Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

• Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

• Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•    although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

• other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. We further believe that our presentation of these GAAP and non-GAAP financial measurements provide information that is useful to investors because they are important indicators of the strength of our operations and the performance of our core business.

A reconciliation of net income to Adjusted EBITDA is provided below:

						Twelve
						Months
				Three Months Ended		Ended
	Years Ended December 31,			March 28,	March 27,	March 27,
	2008	2009	2010	2010	2011	2011
				Unaudited		Unaudited
	(Dollars in thousands)

Net income	$154,602	$314,011	$202,455	$37,958	$78,194	$242,691
Income from discontinued operations, net of tax	(81,225)	(177,419)	(97,297)	(4,438)	(60,694)	(153,553)

Income from continuing operations	73,377	136,592	105,158	33,520	17,500	89,138
Taxes on income from continuing operations	33,745	40,683	25,225	14,247	6,426	17,404
Interest expense, net	119,215	86,766	79,150	18,788	16,051	76,413
Depreciation and amortization	99,253	98,077	95,394	22,950	25,369	97,813
Write-off of inventory fair value adjustments in connection with the Arrow acquisition	6,936	—	—	—	—	—
Restructuring, restructuring-related charges and asset impairments (a)	31,917	12,802	8,757	463	6,095	14,389
Non-cash stock based compensation	7,483	8,040	8,816	1,695	(1,055)	6,066
Gain on disposals of businesses and assets	(296)	—	(341)	—	—	(341)
Income and dividends from entities accounted for under the equity method	366	—	—	—	—	—
Foreign currency (gains) losses	(6,328)	3,785	2,443	915	1,668	3,196
Other non-recurring items (b)	—	—	49,066	—	14,597	63,663

Adjusted EBITDA	$365,668	$386,745	$373,668	$92,578	$86,651	$367,741

(a) Includes severance and termination benefits, facility closure costs, contract termination costs and asset impairments.

(b) Includes loss on extinguishments of debt and other recapitalization costs.

(8)	Free cash flow is calculated by reducing cash provided by operating activities from continuing operations by capital expenditures. Free cash flow is considered a non-GAAP financial measure. We use this financial measure for internal managerial purposes, when publicly providing guidance on possible future results, and to evaluate period-to-period comparisons. This financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management believes that free cash flow is a useful measure to investors because it facilitates an assessment of funds available to satisfy current and future obligations, pay dividends and fund acquisitions. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations, such as debt service, that are not deducted from the measure. Management strongly encourages investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

						Twelve
				Unaudited		Months
				Three Months Ended		Ended
	Years Ended December 31,			March 28,	March 27,	March 27,
	2008	2009	2010	2010	2011	2011
				Unaudited		Unaudited
	(Dollars in thousands)

Net cash provided by operating activities from continuing operations (see note 6)	$59,193	$137,291	$185,119	$34,377	$14,062	$164,804
Capital expenditures	27,069	27,942	31,616	6,737	6,444	31,323

Free cash flow (see note 6)	$32,124	$109,349	$153,503	$27,640	$7,618	$133,481

(9)	Total indebtedness and net indebtedness are as adjusted to give effect to this offering and the use of proceeds thereof, including the prepayment of $125 million of borrowings under our credit facilities, assuming an offering price of the notes of 100% of their principal amount. Neither the ratio of total debt to Adjusted EBITDA nor the ratio of net debt to Adjusted EBITDA is calculated in accordance with the definition of “Consolidated Leverage Ratio” set forth under “Description of Notes—Certain Definitions.”

(10)	Total indebtedness reflects the face amount of the Convertible Notes payable at maturity.

(11)	Net indebtedness refers to total indebtedness less cash and cash equivalents.

RISK FACTORS

An investment in our securities may involve various risks. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the risks described below as well as other information and data included in, or incorporated by reference into, this prospectus supplement and accompanying prospectus. If any of the events described in the risk factors below occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the notes or the trading price of the notes.

Risks Related to Our Business

Our Medical Segment is subject to extensive government regulation, which may require us to incur significant expenses to ensure compliance. Our failure to comply with those regulations could have a material adverse effect on our results of operations and financial condition.

The products within our Medical Segment are classified as medical devices and are subject to extensive regulation in the United States by the FDA and by comparable government agencies in other countries. The regulations govern the development, design, approval, manufacturing, labeling, importing and exporting and sale and marketing of many of our medical products. These regulations are also subject to future change. Failure to comply with applicable regulations and quality assurance guidelines could lead to manufacturing shutdowns, product shortages, delays in product manufacturing, product seizures, recalls, operating restrictions, withdrawal or suspension of required licenses, and prohibitions against exporting of products to, or importing products from, countries outside the United States. We could be required to expend significant financial and human resources to remediate failures to comply with applicable regulations and quality assurance guidelines. See, for example “—If we are unable to resolve issues raised in our FDA corporate warning letter, it could have a material adverse effect on our business, financial condition and results of operations, our relationship with the FDA and the perception of our products by hospitals, clinics and physicians”. In addition, civil and criminal penalties, including exclusion under Medicaid or Medicare, could result from regulatory violations. Any one or more of these events could have a material adverse effect on our business, financial condition and results of operations.

In the United States, before we can market a new medical device, or a new use of, or claim for, or significant modification to, an existing product, we must first receive either 510(k) clearance or approval of a premarket approval, or PMA, application from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that our proposed product is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. The PMA pathway requires us to demonstrate the safety and effectiveness of the device based, in part, on data obtained in human clinical trials. Similarly, most major markets for medical devices outside the United States also require clearance, approval or compliance with certain standards before a product can be commercially marketed. The process of obtaining regulatory clearances and approvals to market a medical device, particularly from the FDA and certain foreign governmental authorities, can be costly and time consuming, and clearances and approvals might not be granted for new products on a timely basis, if at all. In addition, once a device has been cleared or approved, a new clearance or approval may be required before the device may be modified or its labeling changed. Furthermore, the FDA is currently reviewing its 510(k) clearance process, and may make the process more rigorous, which could require us to generate additional clinical or other data, and expend more time and effort, in obtaining future 510(k) product clearance. The regulatory clearance and approval process may result in, among other things, delayed realization of product revenues, in substantial additional costs or in limitations on indicated uses of products, any one of which could have a material adverse effect on our financial condition and results of operations.

Even after a product has received marketing approval or clearance, such product approval or clearance by the FDA can be withdrawn or limited due to unforeseen problems with the device or integrity issues relating to the marketing application. Later discovery of violations of FDA requirements for medical devices could result in FDA enforcement actions, including warning letters, fines, delays or suspensions of regulatory clearances, product seizures or recalls, injunctions, advisories or other field actions and/or operating restrictions. Medical devices are cleared or approved for one or more specific intended uses. Promoting a device for an off-label use could result in an FDA enforcement action or a penalty under a state or federal false claims law.

Furthermore, our Medical Segment facilities are subject to periodic inspection by the FDA and other federal, state and foreign governmental authorities, which require manufacturers of medical devices to adhere to certain regulations, including the Quality System Regulation which requires testing, complaint handling, periodic audits, design controls, quality control testing and documentation procedures. FDA may also inspect for compliance with Medical Device Reporting Regulation, which requires manufacturers to submit reports to FDA of certain adverse events or malfunctions, and whether the facilities have submitted notifications of product recalls or other corrective actions in accordance with FDA regulations. Issues identified during such periodic inspections may result in warning letters, manufacturing shutdowns, product shortages, product seizures or recalls, fines and delays in product manufacturing, and may require significant resources to resolve.

Customers in our Medical Segment depend on third party coverage and reimbursement and the failure of healthcare programs to provide coverage and reimbursement, or the reduction in levels of reimbursement, for our medical products could adversely affect our Medical Segment.

The ability of our customers to obtain coverage and reimbursements for our medical products is important to our Medical Segment. Demand for many of our existing and new medical products is, and will continue to be, affected by the extent to which government healthcare programs and private health insurers reimburse our customers for patients’ medical expenses in the countries where we do business. Even when we develop or acquire a promising new product, we may find limited demand for the product unless reimbursement approval is obtained from private and governmental third party payors. Internationally, healthcare reimbursement systems vary significantly, with medical centers in some countries having fixed budgets, regardless of the level of patient treatment. Other countries require application for, and approval of, government or third party reimbursement. Without both favorable coverage determinations by, and the financial support of, government and third party insurers, the market for many of our medical products could be adversely affected.

We cannot be sure that third party payors will maintain the current level of coverage and reimbursement to our customers for use of our existing products. Adverse coverage determinations or any reduction in the amount of reimbursement could harm our business by altering the extent to which potential customers select our products and the prices they are willing to pay or otherwise. In addition, as a result of their purchasing power and continually rising healthcare costs, third party payors are implementing cost cutting measures such as discounts, price reductions, limitations on coverage and reimbursement for new medical technologies and procedures, or other incentives from medical products suppliers. These trends could lead to pressure to reduce prices for our existing products and potential new products and could cause a decrease in the size of the market or a potential increase in competition that could negatively affect our business, financial condition and results of operations.

We may incur material losses and costs as a result of product liability and warranty claims that may be brought against us and recalls, which may adversely affect our results of operations and financial condition. Furthermore, as a medical device company, we face an inherent risk of damage to our reputation if one or more of our products are, or are alleged to be, defective.

Our businesses expose us to potential product liability risks that are inherent in the design, manufacture and marketing of our products. In particular, our medical device products are often used in surgical and intensive care settings with seriously ill patients. Many of these products are designed to be implanted in the human body for varying periods of time, and component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks with respect to these or other products we manufacture or sell could result in an unsafe condition or injury to, or death of, the patient. As a result, we face an inherent risk of damage to our reputation if one or more of our products are, or are alleged to be, defective. In addition, our products for the aerospace industry are used in potentially hazardous environments. Although we carry product liability insurance, we may be exposed to product liability and warranty claims in the event that our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. The outcome of litigation, particularly any class-action lawsuits, is difficult to quantify. Plaintiffs often seek recovery of very large or indeterminate amounts, including punitive damages. The magnitude of the potential losses relating to these lawsuits may remain unknown for substantial periods of time and the cost to defend against any such litigation may be significant. Accordingly, we could experience material warranty or product liability losses in the future and incur significant costs to defend these claims.

In addition, if any of our products are, or are alleged to be, defective, we may voluntarily participate, or be required by applicable regulators, to participate in a recall of that product if the defect or the alleged defect relates to safety. In the event of a recall, we may experience lost sales and be exposed to individual or class-action litigation claims and reputational risk. Product liability, warranty and recall costs may have a material adverse effect on our business, financial condition and results of operations.

We are subject to healthcare fraud and abuse laws, regulation and enforcement; our failure to comply with those laws could have a material adverse effect on our results of operations and financial conditions.

We are also subject to healthcare fraud and abuse regulation and enforcement by the federal government and the states and foreign governments in which we conduct our business. The laws that may affect our ability to operate include:

•	the federal healthcare programs’ Anti-Kickback Law, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•	federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent;

•	the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which created federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; and

•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, the exclusion from participation in federal and state healthcare programs and imprisonment, any of which could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations.

Further, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “Healthcare Reform Act”), among other things, amends the intent requirement of the federal anti-kickback and criminal health care fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Healthcare Reform Act provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the false claims statutes. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

The Healthcare Reform Act also imposes new reporting and disclosure requirements on device manufacturers for any “transfer of value” made or distributed to prescribers and other healthcare providers, effective March 30, 2013. Such information will be made publicly available in a searchable format beginning September 30, 2013. In addition, device manufacturers will also be required to report and disclose any investment interests held by physicians and their immediate family members during the preceding calendar year. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (and up to an aggregate of $1 million per year for “knowing failures”), for all payments, transfers of value or ownership or investment interests not reported in an annual submission.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians for marketing. Some states, such as California, Massachusetts and Vermont, mandate implementation of commercial compliance programs, along with the tracking and reporting of gifts, compensation and other remuneration to physicians. The shifting commercial compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

If we are unable to resolve issues raised in our FDA corporate warning letter, it could have a material adverse effect on our business, financial condition and results of operations, our relationship with the FDA and the perception of our products by hospitals, clinics and physicians.

On October 11, 2007, our subsidiary Arrow received a corporate warning letter from the FDA. The letter expressed concerns with Arrow’s quality systems, including complaint handling, corrective and preventive action, process and design validation, inspection and training procedures. It also advised that Arrow’s corporate-wide program to evaluate, correct and prevent quality system issues had been deficient.

Our efforts to address the issues raised in the corporate warning letter have required the dedication of significant internal and external resources. We developed and implemented a comprehensive plan to correct these previously-identified regulatory issues and further improve overall quality systems. From the end of 2009 to the beginning of 2010, the FDA reinspected the Arrow facilities covered by the corporate warning letter and we have responded to the observations issued by the FDA as a result of those inspections. Communications received from the FDA indicate that the FDA has classified its inspection observations as “voluntary action indicated,” or VAI. This classification signifies that the FDA has concluded that no further regulatory action is required and that any observations made during the inspections can be addressed voluntarily by us. In addition, in the third quarter of 2010, we submitted and received FDA approval of all currently eligible requests for certificates to foreign governments, or CFGs. We believe that the FDA’s approval of these CFG requests is a clear indication that we have substantially corrected the quality system issues identified in the corporate warning letter. We are continuing to work with the FDA to resolve all remaining issues and obtain formal closure of the corporate warning letter.

While we continue to believe we have substantially remediated the issues raised in the corporate warning letter through the corrective actions taken to date, the corporate warning letter remains in place pending final resolution of all outstanding issues. If our remedial actions are not satisfactory to the FDA, we may have to devote additional financial and human resources to our efforts, and the FDA may take further regulatory actions against us. These actions may include seizing our product inventory, assessing civil monetary penalties or seeking an injunction against us, which could in turn have a material adverse effect on our business, financial condition and results of operations.

Health care reform, including the recently enacted legislation, may have a material adverse effect on our industry and our results of operations.

Political, economic and regulatory influences are subjecting the health care industry to fundamental changes. In March 2010, the Healthcare Reform Act was enacted. It substantially changes the way health care is financed by both governmental and private insurers, encourages improvements in the quality of health care items and services and significantly impacts the U.S. pharmaceutical and medical device industries. Among other things, the Healthcare Reform Act:

•	establishes a 2.3% deductible excise tax on any entity that manufactures or imports certain medical devices offered for sale in the United States, beginning 2013;

•	establishes a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research;

•	implements payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain health care services through bundled payment models, beginning on or before January 1, 2013; and

•	creates an independent payment advisory board that will submit recommendations to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate.

We currently estimate the impact of the 2.3% deductible excise tax to be approximately $15.0 million annually, beginning 2013. However, we cannot predict at this time the full impact of the Healthcare Reform Act and/or other healthcare reform measures that may be adopted in the future on our financial condition, results of operations and cash flow.

An interruption in our manufacturing operations and/or our supply of raw materials may adversely affect our business.

Many of our key products across both of our business segments are manufactured at single locations, with limited alternate facilities. If an event occurs that results in damage to one or more of our facilities, it may not be possible to timely manufacture the relevant products at previous levels or at all. In addition, in the event of delays or cancellations in shipments of raw materials by our suppliers, it may not be possible to timely manufacture the affected products at previous levels or at all. Furthermore, with respect to our Medical Segment, in the event of a disruption in our supply of certain components or materials, due to the stringent regulations and requirements of the FDA and other regulatory authorities regarding the manufacture of our products, we may not be able to quickly establish additional or replacement sources for such components or materials. A reduction or interruption in manufacturing, or an inability to secure alternative sources of raw materials or components that are acceptable to us, could have an adverse effect on our business, results of operations and financial condition.

We depend upon relationships with physicians and other health care professionals.

The research and development of some of our medical products is dependent on our maintaining strong working relationships with physicians and other health care professionals. We rely on these professionals to provide us with considerable knowledge and experience regarding our medical products and the development of our medical products. Physicians assist us as researchers, product consultants, inventors and as public speakers. If we fail to maintain our working relationships with physicians and receive the benefits of their knowledge, advice and input, our medical products may not be developed and marketed in line with the needs and expectations of the professionals who use and support our products, which could have a material adverse effect on our business, financial condition and results of operations.

We face strong competition. Our failure to successfully develop and market new products could adversely affect our results.

The medical device industry across all of our different product lines, as well as in each geographic market in which our products are sold, is highly competitive. We compete with many medical device companies ranging from small start-up enterprises which might only sell a single or limited number of competitive products or which may participate only in a specific market segment, to companies that are larger and more established than us with access to significant financial and marketing resources.

In addition, the medical device industry is characterized by extensive product research and development and rapid technological advances. Also, while our products for the aerospace industry generally have longer life cycles, many of those products require changes in design or other enhancements to meet the evolving needs of our customers. The future success of our business will depend, in part, on our ability to design and manufacture new competitive products and to enhance existing products. Our product development efforts may require substantial investment by us. There can be no assurance that unforeseen problems will not occur with respect to the development, performance or market acceptance of new technologies or products, such as the inability to:

•	identify viable new products;

•	obtain adequate intellectual property protection;

•	gain market acceptance of new products; or

•	successfully obtain regulatory approvals.

Moreover, we may not otherwise be able to successfully develop and market new products or enhance existing products. In addition, our competitors may currently be developing, or may develop and market in the future, technologies that are more effective than those that we develop or which may render our products obsolete. Our failure to successfully develop and market new products or enhance existing products could reduce our revenues and margins, which would have an adverse effect on our business, financial condition and results of operations.

We are subject to risks associated with our non-U.S. operations.

We have significant manufacturing and distribution facilities, research and development facilities, sales personnel and customer support operations outside the United States in countries such as Canada, Belgium, the Czech Republic, France, Germany, Ireland, Malaysia, Mexico and Singapore. As of December 31, 2010, approximately 43% of our net property, plant and equipment was located outside the

United States. In addition, as of December 31, 2010, approximately 50% of our net revenues (based on business unit location) were derived from operations outside the United States. Approximately 71% of our full-time and temporary employees as of December 31, 2010 were employed in countries outside of the United States.

Our international operations are subject to varying degrees of risk inherent in doing business outside the United States, including:

•	exchange controls, currency restrictions and fluctuations in currency values;

•	trade protection measures;

•	potentially costly and burdensome import or export requirements;

•	laws and business practices that favor local companies;

•	changes in non-U.S. medical reimbursement policies and procedures;

•	subsidies or increased access to capital for firms who are currently or may emerge as competitors in countries in which we have operations;

•	scrutiny of foreign tax authorities which could result in significant fines, penalties and additional taxes being imposed on us;

•	potentially negative consequences from changes in tax laws;

•	restrictions and taxes related to the repatriation of foreign earnings;

•	differing labor regulations;

•	additional U.S. and foreign government controls or regulations;

•	difficulties in the protection of intellectual property; and

•	unsettled political and economic conditions and possible terrorist attacks against American interests.

In addition, the U.S. Foreign Corrupt Practices Act (the “FCPA”) and similar worldwide anti-bribery laws in non-U.S. jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. The FCPA also imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments, and to prevent the establishment of “off books” slush funds from which such improper payments can be made. Because of the predominance of government-sponsored health care systems around the world, many of our customer relationships outside of the United States are with governmental entities and are therefore subject to such anti-bribery laws. Our policies mandate compliance with these anti-bribery laws. Despite our training and compliance programs, our internal control policies and procedures may not always protect us from reckless or criminal acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction and result in a material adverse effect on our business, financial condition and results of operations. We also could suffer severe penalties, including criminal and civil penalties, disgorgement and other remedial measures, including further changes or enhancements to our procedures, policies and controls, as well as potential personnel changes and disciplinary actions.

Furthermore, we are subject to the export controls and economic embargo rules and regulations of the United States, including, but not limited to, the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury as well as the laws and regulations administered by the Department of Commerce. These regulations limit our ability to market, sell, distribute or otherwise transfer our products or technology to prohibited countries or persons. While we train our employees and contractually obligate our distributors to comply with these regulations, a determination that we have failed to comply, whether knowingly or inadvertently, may result in substantial penalties, including fines and enforcement actions and civil and/or criminal sanctions, the disgorgement of profits and the imposition of a court-appointed monitor, as well as the denial of export privileges, and debarment from participation in U.S. government contracts, and may have an adverse effect on our reputation.

These and other factors may have a material adverse effect on our international operations or on our business, results of operations and financial condition generally.

Further weakness in general domestic and global economic growth combined with a continuation of constrained global credit markets could adversely impact our operating results, financial condition and liquidity.

We are subject to risks arising from adverse changes in general domestic and global economic conditions, including recession or economic slowdown and disruption of credit markets. The credit and capital markets experienced extreme volatility and disruption in recent periods, leading to recessionary conditions and depressed levels of consumer and commercial spending. These recessionary conditions have caused customers to reduce, modify, delay or cancel plans to purchase our products and services. While recent indicators suggest modest improvement in the United States and global economy, we cannot predict the duration or extent of any economic recovery or the extent to which our customers will return to more normalized spending behaviors. If the recessionary conditions return, our customers may terminate existing purchase orders or reduce the volume of products or services they purchase from us in the future.

Adverse economic and financial market conditions may also cause our suppliers to be unable to meet their commitments to us or may cause suppliers to make changes in the credit terms they extend to us, such as shortening the required payment period for outstanding accounts receivable or reducing the maximum amount of trade credit available to us. These types of actions by our suppliers could significantly affect our liquidity and could have a material adverse effect on our results of operations and financial condition. If we are unable to successfully anticipate changing economic and financial market conditions, we may be unable to effectively plan for and respond to those changes, and our business could be negatively affected.

In addition, the amount of goodwill and other intangible assets on our consolidated balance sheet have increased significantly in recent years, primarily as a result of the acquisition of Arrow International in 2007. Adverse economic and financial market conditions may result in future charges to recognize impairment in the carrying value of our goodwill and other intangible assets, which could have a material adverse effect on our financial results.

Foreign currency exchange rate, commodity price and interest rate fluctuations may adversely affect our results.

We are exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates, commodity prices and interest rates. We expect revenue from products manufactured in, and sold into, non-U.S. markets to continue to represent a significant portion of our net revenue. Our consolidated financial statements reflect translation of financial statements denominated in non-U.S. currencies to U.S. dollars, our reporting currency. When the U.S. dollar strengthens or weakens in relation to the foreign currencies of the countries where we sell or manufacture our products, such as the euro, our U.S. dollar-reported revenue and income will fluctuate. Although we have entered into forward contracts with several major financial institutions to hedge a portion of projected cash flows denominated in non-functional currency in order to reduce the effects of currency rate fluctuations, changes in the relative values of currencies may, in some instances, have a significant effect on our results of operations.

Many of our products have significant plastic resin content. We also use quantities of other commodities, such as aluminum. Increases in the prices of these commodities could increase the costs of our products and services. We may not be able to pass on these costs to our customers, particularly with respect to those products we sell pursuant to group purchase agreements, and this could have a material adverse effect on our results of operations and cash flows.

Increases in interest rates may adversely affect the financial health of our customers and suppliers and thus adversely affect their ability to buy our products and supply the components or raw materials we need, which could have a material adverse effect on our results of operations and cash flows.

Our strategic initiatives may not produce the intended growth in revenue and operating income.

Our strategies include making significant investments to achieve revenue growth and margin improvement targets. If we do not achieve the expected benefits from these investments or otherwise fail to execute on our strategic initiatives, we may not achieve the growth improvement we are targeting and our results of operations may be adversely affected.

In addition, as part of our strategy for growth, we have made, and may continue to make, acquisitions and divestitures and enter into strategic alliances such as joint ventures and joint development agreements. However, we may not be able to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully, and our strategic alliances may not prove to be successful. In this regard, acquisitions involve numerous risks, including difficulties in the integration of the operations, technologies, services and products of the acquired companies and the diversion of management’s attention from other business concerns. Although our management will endeavor to evaluate the risks inherent in any particular transaction, there can be no assurance that we will properly ascertain all such risks. In addition, prior acquisitions have resulted, and future acquisitions could result, in the incurrence of substantial additional indebtedness and other expenses. There can be no assurance that difficulties encountered with acquisitions will not have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in achieving expected operating efficiencies and sustaining or improving operating expense reductions, and may experience business disruptions associated with announced restructuring, realignment and cost reduction activities.

Over the past few years we have announced several restructuring, realignment and cost reduction initiatives, including significant realignments of our businesses, employee terminations and product rationalizations. While we have started to realize the efficiencies of these actions, these activities may not produce the full efficiency and cost reduction benefits we expect. Further, such benefits may be realized later than expected, and the ongoing costs of implementing these measures may be greater than anticipated. If these measures are not successful or sustainable, we may undertake additional realignment and cost reduction efforts, which could result in future charges. Moreover, our ability to achieve our other strategic goals and business plans may be adversely affected and we could experience business disruptions with customers and elsewhere if our restructuring and realignment efforts prove ineffective.

Fluctuations in our effective tax rate and changes to tax laws may adversely affect our results.

As a company with significant operations outside of the United States, we are subject to taxation in numerous countries, states and other jurisdictions. As a result, our effective tax rate is derived from a combination of applicable tax rates in the various countries, states and other jurisdictions in which we operate. In preparing our financial statements, we estimate the amount of tax that will become payable in each of the countries, states and other jurisdictions in which we operate. Our effective tax rate may, however, be lower or higher than experienced in the past due to numerous factors, including a change in the mix of our profitability from country to country, changes in accounting for income taxes and changes in tax laws. Any of these factors could cause us to experience an effective tax rate significantly different from previous periods or our current expectations, which could have an adverse effect on our business and results of operations.

In addition, unfavorable results of tax audits and changes in tax laws in jurisdictions in which we operate, among other things, could adversely affect our results of operations and cash flows.

Our technology is important to our success, and our failure to protect our intellectual property rights could put us at a competitive disadvantage.

We rely on the patent, trademark, copyright and trade secret laws of the United States and other countries to protect our proprietary rights. Although we own numerous U.S. and foreign patents and have applied for numerous patent applications, we cannot assure you that any pending patent applications will issue, or that any patents, issued or pending, will provide us with any competitive advantage or will not be challenged, invalidated or circumvented by third parties. In addition, we rely on confidentiality and non- disclosure agreements with employees and take other measures to protect our know-how and trade secrets. The steps we have taken may not prevent unauthorized use of our technology by unauthorized parties or competitors who may copy or otherwise obtain and use these products or technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. There is no guarantee that current and former employees, contractors and other parties will not breach their confidentiality agreements with us, misappropriate proprietary information or copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. Moreover, there can be no assurance that others will not independently develop the know-how and trade secrets or develop better technology than our own, which could reduce or eliminate any competitive advantage we have developed. Our inability to protect our proprietary technology could result in competitive harm that could adversely affect our business.

Our products or processes may infringe the intellectual property rights of others, which may cause us to pay unexpected litigation costs or damages or prevent us from selling our products.

We cannot be certain that our products do not and will not infringe issued patents or other intellectual property rights of third parties. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the intellectual property rights of third parties. Any such claims, whether or not meritorious, could result in litigation and divert the efforts of our personnel. If we are found liable for infringement, we may be required to enter into licensing agreements (which may not be available on acceptable terms or at all) or to pay damages and to cease making or selling certain products. We may need to redesign some of our products or processes to avoid future infringement liability. Any of the foregoing could be detrimental to our business.

Other pending and future litigation may lead us to incur significant costs and have an adverse effect on our business.

We also are party to various lawsuits and claims arising in the normal course of business involving contracts, intellectual property, import and export regulations, employment and environmental matters. The defense of these lawsuits may divert our management’s attention, and we may incur significant expenses in defending these lawsuits. In addition, we may be required to pay damage awards or settlements, or become subject to injunctions or other equitable remedies, that could have a material adverse effect on our financial condition and results of operations. While we do not believe that any litigation in which we are currently engaged would have such an adverse effect, the outcome of litigation, including regulatory matters, is often difficult to predict, and we cannot assure that the outcome of pending or future litigation will not have a material adverse effect on our business, financial condition or results of operations.

Our operations expose us to the risk of material environmental liabilities, litigation and violations.

We are subject to numerous foreign, federal, state and local environmental protection and health and safety laws governing, among other things:

•	the generation, storage, use and transportation of hazardous materials;

•	emissions or discharges of substances into the environment; and

•	the health and safety of our employees.

These laws and government regulations are complex, change frequently and have tended to become more stringent over time. We cannot provide assurance that our costs of complying with current or future environmental protection and health and safety laws, or our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or will not adversely affect our financial condition and results of operations. Moreover, we may become subject to additional environmental claims, which may include claims for personal injury or cleanup, based on our past, present or future business activities, which could also adversely affect our financial condition and results of operations.

Our Aerospace Segment is subject to government regulation, which may require us to incur expenses to ensure compliance. Our failure to comply with those regulations could have adverse effect on our results of operations.

The U.S. Federal Aviation Administration (the “FAA”) regulates the manufacture and sale of some of our aerospace products and licenses for the operation of our repair stations. Comparable agencies, such as the European Aviation Safety Agency in Europe (the “EASA”), regulate these matters in other countries. If we fail to qualify for or obtain a required license for one of our products or services or lose a qualification or license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed and our business, financial condition and results of operations could be materially adversely affected. In addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be expensive and time consuming.

From time to time, the FAA, the EASA or comparable agencies propose new regulations or changes to existing regulations. These changes or new regulations generally increase the costs of compliance. To the extent the FAA, the EASA or comparable agencies implement regulatory changes, we may incur significant additional costs to achieve compliance.

If we fail to establish and maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our consolidated results, and our ability to operate our business and our stock price.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States.

Any failure on our part to remedy any identified control deficiencies, or any delays or errors in our financial reporting, would have a material adverse effect on our business, results of operations, or financial condition.

Our workforce covered by collective bargaining and similar agreements could cause interruptions in our provision of products and services.

For the fiscal year ended December 31, 2010, approximately 11% of our net revenues were generated by operations for which a significant part of our workforce is covered by collective bargaining agreements and similar agreements in foreign jurisdictions. It is likely that a portion of our workforce will remain covered by collective bargaining and similar agreements for the foreseeable future. Strikes or work stoppages could occur that would adversely impact our relationships with our customers and our ability to conduct our business.

Risks Related to Our Indebtedness and This Offering

Our substantial indebtedness could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the notes.

We have and, after this offering, will continue to have a significant amount of indebtedness. As of March 27, 2011, we had total indebtedness of $931.2 million on an actual basis and would have had $1,056.2 million on an as adjusted basis after giving effect to this offering and the use of proceeds thereof, including the prepayment of $125 million of borrowings under our credit facilities.

Our substantial level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness, including the notes. It could also have significant effects on our business. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	restrict us from exploiting business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness; and

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

Despite current substantial indebtedness levels, we and our subsidiaries may still be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including secured indebtedness. For example, as of March 27, 2011, on an as adjusted basis after giving effect to this offering and the use of proceeds thereof, including the prepayment of $125 million of borrowings under our credit facilities, after taking into account the limitations under the covenants under our credit facilities, we would have had $417.0 million of borrowing capacity, including $394.9 million of borrowing capacity under our revolving credit facility and $22.1 million of borrowing capacity under our accounts receivable securitization facility. Adding new indebtedness to current debt levels could make it more difficult for us to satisfy our obligations with respect to the notes.

Our debt agreements impose restrictions on our business, which could prevent us from capitalizing on business opportunities and taking some corporate actions and may adversely affect our ability to respond to changes in our business and manage our operations.

The credit agreement governing our credit facilities and the indenture governing the notes contain covenants that, among other things, impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	create liens;

•	pay dividends, make investments or make other restricted payments;

•	sell assets;

•	merge, consolidate, sell or otherwise dispose of all or substantially of our assets;

•	enter into transactions with our affiliates;

•	permit layering of debt;

•	designate subsidiaries as unrestricted; and

•	use the proceeds of permitted sales of our assets.

In addition, the credit agreement governing our credit facilities also contains financial covenants. A breach of any of the foregoing covenants under any or all of these debt agreements could result in a default, which if not cured or waived, could result in the acceleration of all our debts. In addition, any debt agreements we enter into in the future may further limit our ability to enter into certain types of transactions.

The covenants described above are subject to important exceptions and qualifications and, with respect to the notes, are described under “Description of Notes” and, with respect to our credit facilities, are described under the heading “Description of Other Indebtedness—Credit Facilities” in this prospectus supplement. With respect to the notes, certain of the covenants described above permanently cease to be in effect if the notes are rated investment grade by both Moody’s and S&P. See “Description of Notes—Certain Covenants—Changes in Covenants when Notes Are Rated Investment Grade.”

If the notes are rated investment grade by both Moody’s and S&P, certain covenants contained in the indenture will permanently cease to be in effect, and the holders of the notes will lose the protection of these covenants.

The indenture contains certain covenants that will permanently cease to be in effect if the notes are rated investment grade by both Moody’s and S&P and no default or event of default has occurred. See “Description of Notes—Certain Covenants—Changes in Covenants when Notes Are Rated Investment Grade.” These covenants restrict, among other things, our ability to pay dividends, incur additional debt and enter into certain types of transactions.

Because these restrictions will permanently cease to be in effect if the notes are rated investment grade by both Moody’s and S&P, we will be able to make dividends and distributions, incur substantial additional debt and enter into certain types of transactions. If the notes lose the protection of these covenants, the covenants will never be reinstated thereafter, even if the credit ratings assigned to the notes later fall below investment grade.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. Upon acceleration of our other material indebtedness, holders of the notes could declare all amounts outstanding under the notes immediately due and payable. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our secured indebtedness, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments. In addition, counterparties to some of our long-term customer contracts may have the right to amend or terminate those contracts if we have an event of default or a declaration of acceleration under certain of our indebtedness, which could adversely affect our business, financial condition or results of operations.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes. Our ability to generate cash depends on many factors beyond our control. We may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make payments on, and to refinance, our indebtedness, including the notes, and to fund planned capital expenditures, research and development efforts, working capital, acquisitions and other general corporate purposes depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors, some of which are beyond our control. If we do not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to pay our indebtedness, including the notes, or to fund our liquidity needs, we may be forced to:

•	refinance all or a portion of our indebtedness, including the notes, on or before the maturity thereof;

•	sell assets;

•	reduce or delay capital expenditures; or

•	seek to raise additional capital.

In addition, we may not be able to affect any of these actions on commercially reasonable terms or at all. Our ability to refinance this indebtedness will depend on our financial condition at the time, the restrictions in the instruments governing our indebtedness and other factors, including market conditions.

Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as our ability to satisfy our obligations in respect of the notes.

Your right to receive payments on the notes is subordinated to our senior indebtedness and junior to our secured indebtedness and possibly all of our future borrowings.

The notes will be general unsecured senior subordinated obligations of Teleflex. The notes will be subordinated in right of payment to all existing and future senior indebtedness of Teleflex, including Teleflex’s indebtedness under our credit facilities and will rank equally in right of payment with all existing and future senior subordinated indebtedness of Teleflex, including Teleflex’s indebtedness under the Convertible Notes. See “Description of Notes—Subordination.” The guarantees will be general unsecured senior subordinated obligations of the subsidiary guarantors. The guarantees will be subordinated in right of payment to all existing and future senior indebtedness of the subsidiary guarantors, including the indebtedness of certain of the subsidiary guarantors under our credit facilities, and will rank equally in right of payment with all future senior subordinated indebtedness of the subsidiary guarantors.

In addition, all payments on the notes will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 of 360 consecutive days in the event of certain nonpayment defaults on senior indebtedness.

Our credit facilities are collateralized by a first priority security interest in the shares of certain of our domestic and foreign subsidiaries. The notes and certain of the guarantees will be junior to all of our existing and future secured indebtedness, including indebtedness under our credit facilities and our accounts receivable securitization facility, to the extent of the value of the assets securing such indebtedness as well as our remaining assets to the extent that such indebtedness is also senior indebtedness. In the event of any distribution or payment of our or our subsidiaries’ assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral and holders of senior indebtedness will have a prior claim with respect to the remaining assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

Holders of the notes will participate ratably with all holders of our unsecured, senior subordinated indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

We are a holding company. Substantially all of our business is conducted through our subsidiaries. Our ability to repay our debt, including the notes, depends on the performance of our subsidiaries and their ability to make distributions to us.

We are a holding company. Substantially all of our business is conducted through our subsidiaries, which are separate and distinct legal entities. Therefore, our ability to service our indebtedness, including the notes, is dependent on the earnings and the distribution of funds (whether by dividend, distribution or loan) from our subsidiaries. None of our non-guarantor subsidiaries are obligated to make funds available to us for payment on the notes. In addition, we cannot assure you that the agreements governing the existing and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. In addition, any payment of dividends, distributions or loans to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. Furthermore, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings.

Claims of noteholders will be structurally subordinated to claims of creditors of our non-guarantor subsidiaries.

Not all of our subsidiaries will guarantee the notes. Our non-guarantor subsidiaries include our foreign subsidiaries as well as our subsidiaries holding our aerospace business, captive insurance subsidiaries and securitization subsidiaries. None of our non-guarantor subsidiaries are obligated to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions of other payments. Consequently, claims of holders of the notes will be structurally subordinated to the claims of creditors of these subsidiaries, including trade creditors.

In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, such subsidiaries will pay the holders of their debt and the trade creditors before they will be able to distribute any of their assets to us.

As of March 27, 2011, our non-guarantor subsidiaries had $346 million of outstanding liabilities (excluding intercompany liabilities). Our non-guarantor subsidiaries generated approximately 50%, 50%, and 52% of our consolidated net revenue in the year ended December 31, 2010, the three months ended March 28, 2010 and the three months ended March 27, 2011, respectively, and held approximately 42% of our consolidated assets as of March 27, 2011. See Note 17 to our audited consolidated financial statements for the year ended December 31, 2010, and Note 16 to our interim unaudited condensed consolidated financial statements for the three months ended March 28, 2010 and March 27, 2011, each included in our Current Report on Form 8-K filed on June 1, 2011, incorporated by reference herein, for additional information about the division of our consolidated net revenues and assets between our subsidiary guarantors and our non-guarantor subsidiaries.

The guarantees of our subsidiary guarantors may be released under certain circumstances.

A subsidiary guarantor will be automatically released from its guarantees under certain circumstances, including if:

•	we designate such subsidiary guarantor as an unrestricted subsidiary pursuant to the terms of the indenture;

•	the subsidiary guarantor is released from its guarantee of our credit facilities;

•	we sell or dispose of all the assets of a restricted subsidiary such that, subject to certain conditions, it ceases to be a subsidiary;

•	we sell capital stock in a restricted subsidiary such that, subject to certain conditions, it ceases to be a subsidiary; or

•	the notes are rated investment grade by both Moody’s and S&P (for the avoidance of doubt, the guarantees will never be reinstated thereafter, even if the credit ratings assigned to the notes later fall below investment grade).

If the guarantees of a subsidiary are released, the noteholders will be structurally subordinated to the claims of creditors of such subsidiary. See “Risk Factors—Risks Related to Our Indebtedness and This Offering—Claims of noteholders will be structurally subordinated to claims of creditors of our non-guarantor subsidiaries”.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if (i) such guarantor issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (ii) such guarantor received less than the reasonable equivalent or fair consideration in return for incurring the guarantees and, in the case of (ii) only, one of the following is also true of such guarantor at the time thereof:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docked against such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of “insolvency” for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. We cannot be certain what standard a court would apply to determine whether a guarantor of the notes was “insolvent” as of date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that a subsidiary guarantor of the notes was insolvent on that date. Different jurisdictions define “insolvency” differently, however, a guarantor generally would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest if any, to, but not including, the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in other debt instruments will not allow such repurchases. We cannot assure that there will be sufficient funds available for us to make any required repurchases of the notes upon a change of control. In addition, our credit facilities may prohibit or limit us from repurchasing any notes as a result of a change of control. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Investors may not be able to determine when a change of control giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A change of control, as defined in the indenture governing the notes, will require us to make an offer to repurchase all outstanding notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase their notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

Some significant restructuring transactions that may adversely affect you may not constitute a change of control, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a “change of control” (as defined under “Description of Notes—Repurchase at the Option of Holders—Change of Control”), you will have the right, at your option, to require us to repurchase your notes for cash. However, the change of control provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a change of control requiring us to repurchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to repurchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Any decline in the ratings of our corporate credit could adversely affect the value of the notes.

Any decline in the ratings of our corporate credit or any indications from the rating agencies that their ratings on our corporate credit are under surveillance or review with possible negative implications could adversely affect the value of the notes. In addition, a ratings downgrade could adversely affect our ability to access capital.

The market price for the notes (if any) may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

There is currently no public market for the notes and an active trading market for the notes may not develop. The failure of a market for the notes to develop could adversely affect the liquidity and value of your notes.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the United States federal securities laws. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity for the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

The contingent conversion features of our Convertible Notes, if triggered, may adversely affect our financial condition.

In August 2010, we issued $400 million in aggregate principal amount of Convertible Notes. The Convertible Notes are convertible based on shares of our common stock at any time beginning on May 1, 2017, and prior to May 1, 2017 during specified periods upon the satisfaction of certain conditions, as provided in the indenture governing the Convertible Notes. See “Convertible Notes” under Note 8 to our consolidated financial statements included in our Current Report on Form 8-K filed on June 1, 2011 for a further discussion regarding the conversion terms of the Convertible Notes. If the Convertible Notes become eligible for conversion and one or more holders elect to convert their Convertible Notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional shares), we would be required to settle a portion of or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their Convertible Notes, if the method of settlement effective during the period reflected in the financial statements is cash settlement or combination settlement, we would be required under applicable accounting rules to reclassify all of the outstanding principal of the Convertible Notes as a current rather than long-term liability in such financial statements, which would result in a material reduction of our net working capital.

We are subject to counterparty risk with respect to the Convertible Note hedge transactions.

Each hedge counterparty is a financial institution or the affiliate of a financial institution, and we will be subject to the risk that one or more hedge counterparties may default under the Convertible Note hedge transactions. Our exposure to the credit risk of each hedge counterparty will not be secured by any collateral. Recent global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions, including a bankruptcy filing by Lehman Brothers Holdings Inc. and its various affiliates. If a hedge counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under the Convertible Note hedge transaction with that hedge counterparty. Our exposure will depend on many factors but, generally, the increase in our exposure will be correlated to the increase in our stock market price and in volatility of our common stock. In addition, upon a default by a hedge counterparty, we may suffer adverse tax consequences and dilution with respect to our common stock. We can provide no assurances as to the financial stability or viability of the hedge counterparties.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $245.8 million, after deducting the underwriters’ discounts and commissions and estimated net offering expenses payable by us.

We intend to use the net proceeds from this offering to prepay $125 million of borrowings under our credit facilities, and the remainder for general corporate purposes, which may include, among other things, capital expenditures, acquisitions and additional repayment of debt.

As of March 27, 2011, we had $500.0 million of term loan borrowings outstanding under our credit facilities. The final scheduled maturity of our term loans under our credit facilities is October 1, 2014, and the borrowings thereunder had a weighted average interest rate of 2.56% for the quarter ended March 27, 2011.

Affiliates of certain of the underwriters act as agents and/or lenders under our credit facilities, and will receive a portion of the net proceeds of this offering in connection with the $125 million prepayment of our credit facilities. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 27, 2011:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering and the use of proceeds thereof to prepay $125 million of borrowings under our credit facilities. See “Use of Proceeds.”

This table should be read in conjunction with the information set forth under the “Use of Proceeds” section and the “Description of Other Indebtedness” section included in this prospectus supplement and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 27, 2011
	Actual	As Adjusted
	(Dollars in thousands)

Cash and cash equivalents	$202,298	$322,348

Current borrowings:
Accounts receivable securitization facility (1)	$29,700	$29,700
Other (2)	1,527	1,527

Total current borrowings	31,227	31,227
Long-term borrowings:
Revolving credit facility due 2014 (3)	—	—
Term loan facility due 2014	500,000	375,000
% Senior Subordinated Notes due 2021 offered hereby	—	250,000
3.875% Convertible Senior Subordinated Notes due 2017 (4)	400,000	400,000

Total long-term borrowings	900,000	1,025,000

Total indebtedness	931,227	1,056,227
Total equity (5)	1,888,988	1,888,411

Total capitalization	$2,820,215	$2,944,638

(1)	The unused borrowing capacity under our accounts receivable securitization facility as of March 27, 2011 was $22.1 million on an as adjusted basis.

(2)	Other borrowings consist of outstanding indebtedness under a short-term working capital credit facility supporting an operating subsidiary in China.

(3)	As of March 27, 2011, aggregate unused borrowing capacity under our revolving credit facility due 2014, after giving effect to this offering and taking into account the limitations under the covenants under our credit facilities, was $394.9 million on an as adjusted basis.

(4)	Reflects the principal amount of our Convertible Notes. In accordance with ASC 470-20, the fair value of the feature to convert the Convertible Notes into common stock is reported as a component of stockholders’ equity. The Convertible Notes are reported at a discount to the face amount on our balance sheet resulting in a decrease in the amount of debt with an increase in equity reported in our financial statements. Under GAAP, the amount of debt reported will accrete up to the face amount over the expected term of the Convertible Notes. On March 27, 2011, the debt discount on the Convertible Notes was $77.5 million. ASC 470-20 does not affect the actual amount that we are required to repay.

(5)	The as adjusted column reflects a reduction of $0.6 million in retained earnings due to a write-off of deferred financing costs in connection with the prepayment of $125 million of borrowings under our credit facilities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical and pro forma ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

Earnings available for fixed charges consist of pre-tax earnings from continuing operations before income or loss from equity investees, fixed charges, distributed earnings of equity investees and amortization of capitalized interest, reduced by non-controlling interest income or loss. Fixed charges consist of interest expense, amortization of debt discount and expenses and the portion of rental expense estimated to be the equivalent of interest.

								Pro Forma (1)
									Three Months
						Three Months Ended		Year Ended	Ended
	Years Ended December 31,					March 28,	March 27,	December 31,	March 27,
	2006	2007	2008	2009	2010	2010	2011	2010	2011

Ratio of earnings to fixed charges	2.1	1.4	1.8	2.7	2.4	3.3	2.5

(1)	The pro forma ratio of earnings to fixed charges assumes this offering and the prepayment of $125 million of borrowings under our credit facilities using a portion of proceeds therefrom were completed as of January 1, 2010.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents our selected historical financial data as of and for the periods presented. We derived the selected historical financial data as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010 from our audited consolidated financial statements and the accompanying notes to those statements. The audited financial statements for the years ended December 31, 2008, 2009 and 2010 included in our previously filed Exchange Act reports have been revised in our Current Report on Form 8-K filed on June 1, 2011 to report the reclassification of our marine and cargo container businesses as discontinued operations and add certain financial information with respect to the guarantors. We derived the selected historical financial data as of December 31, 2006, 2007 and 2008 and for the years ended December 31, 2006 and 2007 from our unaudited consolidated financial statements which are not contained in this prospectus supplement nor incorporated by reference herein. These unaudited consolidated financial statements have been derived from our audited financial statements as of December 31, 2006, 2007 and 2008 and for the years ended December 31, 2006 and 2007, as originally included in our previously filed Exchange Act reports, which have been revised for the reclassification of our marine and cargo container businesses as discontinued operations. In addition, certain reclassifications have been made to the consolidated financial statements for the years ended December 31, 2006 and 2007 as a result of new accounting guidance to conform to current period presentation. Certain financial information is presented on a rounded basis, which may cause minor differences.

The selected historical financial data presented for the three months ended March 28, 2010 and March 27, 2011, and as of March 27, 2011 has been derived from our unaudited financial statements incorporated by reference herein and has been prepared on the same basis as our audited financial statements and, in management’s opinion, includes all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our results of operations for this period. The results of the three months ended March 27, 2011 are not necessarily indicative of the result to be expected for the year ended December 31, 2011 or any future period.

This table should be read together with our financial statements and the accompanying notes to those statements incorporated by reference herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement.

								Three Months Ended
	Years Ended December 31,							March 28,	March 27,
	2006	2007		2008		2009	2010	2010	2011
								Unaudited
	(Dollars in thousands)

Statement of Income Data (1):
Net revenues	$935,317	$1,152,922		$1,625,073		$1,559,348	$1,561,319	$367,332	$388,658
Cost of goods sold	540,005	660,623		886,076		838,135	828,897	190,435	212,620

Gross profit	395,312	492,299		738,997		721,213	732,422	176,897	176,038
Selling, general and administrative expenses	279,600	338,419		455,412		410,140	431,104	100,568	109,831
Research and development expenses	3,603	7,969		32,598		36,685	42,621	9,311	11,038
In-process research and development charge	—	30,000		—		—	—	—	—
Goodwill impairment	1,003	2,448		—		—	—	—	—
Net (gain) loss on sales of businesses and assets	732	1,110		(296)		—	(341)	—	—
Restructuring and other impairment charges	17,109	7,271		24,946		10,347	2,875	463	595

Income from continuing operations before interest, loss on extinguishments of debt and taxes	93,265	105,082	(2)	226,337	(2)	264,041	256,163	66,555	54,574
Interest expense	39,927	74,611		121,244		89,250	79,875	18,994	16,157
Interest income	(6,174)	(9,291)		(2,029)		(2,484)	(725)	(206)	(106)
Loss on extinguishments of debt	—	—		—		—	46,630	—	14,597

Income from continuing operations before taxes	59,512	39,762	(2)	107,122	(2)	177,275	130,383	47,767	23,926
Taxes on income from continuing operations	18,402	104,617		33,745		40,683	25,225	14,247	6,426

Income (loss) from continuing operations	41,110	(64,855	) (2)	73,377	(2)	136,592	105,158	33,520	17,500

								Three Months Ended
	Years Ended December 31,							March 28,	March 27,
	2006	2007		2008		2009	2010	2010	2011
								Unaudited
	(Dollars in thousands)

Operating income from discontinued operations (3)	159,032	421,232		105,617		274,793	143,036	13,280	58,857
Taxes (benefit) on income from discontinued operations	35,755	179,215		24,392		97,374	45,739	8,842	(1,837)

Income from discontinued operations	123,277	242,017		81,225		177,419	97,297	4,438	60,694

Net income	164,387	177,162	(2)	154,602	(2)	314,011	202,455	37,958	78,194
Less: Net income (loss) attributable to noncontrolling interest	(277)	459		747		1,157	1,361	286	382
Income from discontinued operations attributable to noncontrolling interest	25,234	30,219		34,081		9,860	—	—	—

Net income attributable to Teleflex Incorporated common shareholders	$139,430	$146,484	(2)	$119,774	(2)	$302,994	$201,094	$37,672	$77,812

Balance Sheet Data (end of period):
Cash and cash equivalents	$248,409	$201,342		$107,275		$188,305	$208,452		$202,298
Goodwill	514,006	1,502,256		1,474,123		1,459,441	1,442,411		1,468,990
Intangibles and other assets, net	259,229	1,211,172		1,090,852		1,045,706	986,549		1,004,474
Total assets	2,361,437	4,187,997		3,926,744		3,839,005	3,643,155		3,678,803
Total debt (4)	518,392	1,684,259		1,546,391		1,196,499	917,120		852,173
Total equity	1,231,478	1,371,026		1,285,883		1,585,074	1,787,278		1,888,988
Statement of Cash Flows Data (1):
Net cash provided by (used in):
Operating activities from continuing operations (5)	$86,898	$179,866		$59,193		$137,291	$185,119	$34,377	$14,062
Investing activities from continuing operations	(57,461)	(1,461,261)		(19,335)		285,734	149,852	17,932	64,586
Financing activities from continuing operations	(192,757)	1,111,475		(180,769)		(402,213)	(336,325)	(21,256)	(87,488)

(1)	Amounts have been revised to exclude the impact of businesses that have been presented in our consolidated financial results as discontinued operations through March 27, 2011.

(2)	The table below sets forth the effect of certain items on our results for 2007 and 2008. These are (i) $30 million of the Arrow purchase price allocation representing in-process research and development deemed to have no future alternative use and charged to expense as of the date of the combination, (ii) the write-off of a fair value adjustment to inventory acquired in the Arrow acquisition, (iii) a tax adjustment related to the future repatriation of cash from foreign subsidiaries and a change in position regarding untaxed foreign earning and (iv) the write-off of deferred financing cost in connection with the repayment of a portion of our long-term debt.

	2007 Impact		2008 Impact
	Income from		Income from
	Continuing		Continuing
	Operations Before	Income	Operations Before	Income
	Interest, Loss on	(Loss) from	Interest, Loss on	(Loss) from
	Extinguishments of	Continuing	Extinguishments of	Continuing
	Debt and Taxes	Operations	Debt and Taxes	Operations
	(Dollars in thousands)

(i) In-process R&D write-off	$30,000	$30,000	$—	$—
(ii) Write-off of inventory fair value adjustment	$28,916	$18,550	$6,936	$4,449
(iii) Tax adjustment related to untaxed unremitted earnings of foreign subsidiaries	$—	$56,510	$—	$—
(iv) Write-off of deferred financing costs	$4,803	$3,405	$—	$—

(3)	Net gain (loss) on disposal of discontinued operations included in operating income from discontinued operations is as follows:

						Three Months Ended
	Years Ended December 31,					March 28,	March 27,
	2006	2007	2008	2009	2010	2010	2011
						Unaudited
	(Dollars in thousands)

Net gain (loss) on disposal of discontinued operations	$182	$299,456	$(8,238)	$272,307	$114,702	$9,737	$56,773

(4)	Reflects amount of current borrowings and long-term debt outstanding as reflected on our balance sheet, which, in accordance with GAAP, does not include the total outstanding principal amounts of our Convertible Notes. In accordance with ASC 470-20, the fair value of the feature to convert the Convertible Notes into common stock is reported as a component of stockholders’ equity. The Convertible Notes are reported at a discount to the face amount on our balance sheet resulting in a decrease in the amount of debt with an increase in equity reported in our financial statements. Under GAAP, the amount of debt reported will accrete up to the face amount over the expected term of the Convertible Notes. ASC 470-20 does not affect the actual amount that we are required to repay.

(5)	Both 2008 and 2009 cash flow from continuing operations reflect the impact of estimated tax payments made in connection with businesses divested of $90.2 million and $97.5 million, respectively, and 2010 reflects the impact of a $59.5 million refund received of such 2009 tax payments made.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion addresses our financial condition as of the date of the financial statements referred to herein and should be read in conjunction with our audited consolidated financial statements and notes thereto for the years ended December 31, 2010, 2009 and 2008 (our “audited financial statements”), and our interim unaudited financial statements and notes thereto for the three months ended March 27, 2011 and March 28, 2010 (our “interim financial statements”), each of which is incorporated herein by reference.

The preparation of interim financial statements necessarily relies heavily on estimates. Due to the use of estimates and other factors, we do not believe that interim results of operations are indicative of full year results of operations. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Overview

We are principally a global provider of medical technology products that enable healthcare providers to improve patient outcomes, reduce infections and enhance patient and provider safety. We primarily develop, manufacture and supply single-use medical devices used by hospitals and healthcare providers for common diagnostic and therapeutic procedures in critical care and surgical applications. We serve hospitals and healthcare providers in more than 130 countries and are not dependent upon any one end-market or procedure.

We are focused on achieving consistent, sustainable and profitable growth through:

•	the development of new products;

•	the expansion of the use of existing products in existing markets;

•	the introduction of existing products into new geographic markets; and

•	selected acquisitions, licensing agreements and partnerships which enhance or expedite our development initiatives and our ability to increase our market share.

Furthermore, we believe our research and development capabilities and our commitment to engineering excellence and lean, low-cost manufacturing allow us to consistently bring cost effective, innovative products to market that improve the safety, efficacy and quality of healthcare. We provide a broad-based platform of medical products, which we currently categorize into four end-user product groups: Critical Care, Surgical Care, Cardiac Care and OEM and Development Services.

Our Medical Segment brands include:

Product Group	Brands

Critical Care	Arrow, Gibeck, HudsonRCI, Rüsch, Sheridan and VasoNova
Surgical Care	Deknatel, Pleur-evac, Pilling, Taut and Weck
Cardiac Care	Arrow
OEM and Development Services	Beere Medical, KMedic, Specialized Medical Devices, Deknatel and TFXOEM

Over the past several years, we significantly changed the composition of our portfolio through acquisitions, principally in our Medical Segment, and divestitures in both our Aerospace and Commercial segments. These portfolio actions resulted in a significant expansion of our Medical Segment operations, a significant reduction in our Aerospace operations and the entire divestiture of our Commercial Segment operations. As a result, our Medical Segment now accounts for approximately 91% of both our revenues from continuing operations and segment operating profit.

Below is a listing of our more significant acquisitions and divestitures that have occurred since 2007. The results for the acquired businesses are included in their respective segments. With respect to divested businesses listed below, we have reported results of operations, cash flows and (gains) losses on the disposition of these businesses as discontinued operations for all periods presented. See Note 18 to our consolidated financial statements included in our Current Report on Form 8-K filed on June 1, 2011 for additional information regarding our significant divestitures and accounting for discontinued operations.

Medical Segment

•	January 2011—Acquired VasoNova Inc., a privately-held company with proprietary intra-vascular catheter navigation technology, to complement the Critical Care division for an upfront payment of $25 million with additional payments of between $15 million and $30 million to be made based on the achievement of certain regulatory and revenue targets over the next three years.

•	March 2010—Sold SSI Surgical Services Inc. business (“SSI”), a surgical service provider, to a privately-owned healthcare company for approximately $25 million and realized a gain of $2.2 million, net of tax.

•	October 2007—Acquired Arrow International, Inc., a leading global supplier of catheter-based medical technology products used for vascular access and cardiac care, for approximately $2.1 billion.

•	April 2007—Acquired substantially all of the assets of HDJ Company, Inc., providers of engineering and manufacturing services to medical device manufacturers, for approximately $25 million.

Aerospace Segment

•	December 2010—Sold the actuation business of our subsidiary Telair International Incorporated, an aftermarket service and support provider for commercial and military aircraft actuators, to TransDigm Group, Incorporated for approximately $94 million and realized a gain of $51.2 million, net of tax.

•	March 2009—Sold our 51% interest in Airfoil Technologies International Singapore Pte. Ltd. (“ATI Singapore”), which provides engine repair technologies and services primarily for critical components of flight turbines, including fan blades, compressors and airfoils, to GE Pacific Private Limited for approximately $300 million in cash and realized a gain of $172.7 million, net of tax.

•	November 2007—Acquired Nordisk Aviation Products A/S, which develops, manufactures, and services containers and pallets for air cargo, for approximately $32 million.

•	June 2007—Sold Teleflex Aerospace Manufacturing Group (“TAMG”), a precision-machined components business, for approximately $134 million in cash and realized a gain of $46.3 million, net of tax.

Former Commercial Segment

•	March 2011—Sold the marine businesses that were engaged in the design, manufacture and distribution of steering and throttle controls and engine and drive assemblies for the recreational marine market, heaters for commercial vehicles and burner units for military field feeding appliances to an affiliate of H.I.G. Capital, LLC for $123.1 million, consisting of $101.6 million in cash, net of $1.5 million of cash included in the marine business as part of the net assets sold, plus a subordinated promissory note in the amount of $4.5 million and the assumption by the buyer of approximately $15.5 million in liabilities related to the marine business. We realized a gain of $59.6 million, net of tax benefits, in connection with the sale.

•	June 2010—Sold Rigging Products and Services business (“Heavy Lift”), a supplier of customized heavy-duty wire rope, wire and synthetic rope assemblies, and related rigging hardware products, to Houston Wire & Cable Company for approximately $50 million and realized a gain of $17.0 million, net of tax.

•	August 2009—Sold business units that design and manufacture heavy-duty truck and locomotive auxiliary power units, truck and bus climate control systems, and components and systems for the use of alternative fuels in industrial vehicles and passenger cars, to Fuel Systems Solutions, Inc. for approximately $14.5 million in cash and realized a loss of $3.3 million, net of tax.

•	December 2007—Sold business units that design and manufacture automotive and industrial driver controls, motion systems and fluid handling systems (the “GMS Businesses”), to Kongsberg Automotive Holdings for $560 million in cash and realized a gain of $93.4 million, net of tax.

Health Care Reform

On March 23, 2010 the Patient Protection and Affordable Care Act was signed into law. This legislation will have a significant impact on our business. For medical device companies such as Teleflex, the expansion of medical insurance coverage should lead to greater utilization of the products we manufacture, but this legislation also contains provisions designed to contain the cost of healthcare, which could negatively affect pricing of our products. In addition, commencing in 2013, the legislation imposes a 2.3% excise tax on sales of medical devices. As this new law is implemented over the next 2-3 years, we will be in a better position to ascertain its impact on our business. We currently estimate the impact of the medical device excise tax will be approximately $15 million annually, beginning in 2013. Also in the first quarter of 2010, we evaluated the change in the tax regulations related to the Medicare Part D subsidy as currently outlined in the new legislation and determined that it did not have a significant impact on our financial position or results of operations.

Global Economic Conditions

Global recessionary conditions during 2009 and 2008 had adverse impacts on market activities including, among other things, failure of financial institutions, falling asset values, diminished liquidity, and reduced demand for products and services of the past few years. For Teleflex, these economic developments principally affected our Aerospace Segment. Although, on a consolidated basis, the economic conditions did not have a significant adverse impact on our financial position, results of operations or liquidity during 2010 and 2009, the continuation of the present broad economic trends of weak economic growth, constricted credit and public sector austerity measures in response to growing public budget deficits could adversely affect our operations in the future, as described below. The potential effect of these factors on our current and future liquidity is discussed below under “Liquidity and Capital Resources” in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Medical—Our Medical Segment serves a diverse base of hospitals and healthcare providers in more than 130 countries. Healthcare policies and practice trends vary by country, and the impact of the global economic downturn was felt to varying degrees in each of our regional markets during 2010 and 2009.

Hospitals in some regions of the United States experienced a decline in admissions, a weaker payor mix, and a reduction in elective procedures. Hospitals consequently took actions to reduce their costs, including limiting their capital spending. Distributors in the supply chain reduced inventory levels during 2009 and generally did not replenish inventories to pre-recession levels during 2010. The impact of these actions was most pronounced in capital goods markets, which affected our surgical instrument and cardiac assist businesses. Our orthopedic OEM business was impacted in 2009 by delayed new product launches by our OEM customers. This has improved somewhat during 2010, but has not returned to pre-recession levels. Approximately 90% of our Medical Segment revenues come from disposable products used in critical care and surgical applications, and our sales volume could be negatively impacted if hospital admission rates or payor mix decline further as a result of continuing high unemployment rates (and subsequent loss of insurance coverage by consumers).

In Europe, some countries have taken austerity measures due to the current economic climate. Elective surgeries have been delayed and hospital budgets have been reduced. In certain countries (mainly Germany) we have seen changes in the local reimbursement to home care patients and pricing impacts on business awarded through the tendering process. These markets have introduced more buying groups and GPO’s driving commodity product pricing downwards. It is possible that funding for publically funded healthcare institutions could be affected in the future as governments make further spending adjustments and enact healthcare reform measures to lower overall healthcare costs. During 2010, the public healthcare systems in certain countries in Western Europe, most notably Greece, Spain, Portugal and Italy, have experienced reduced liquidity due to recessionary conditions, which has resulted in a slow down in payments to us. We believe this situation will continue unless and until these countries are able to find alternative funding sources to their respective public healthcare sectors. In 2010, sales into the public hospital systems in these countries were approximately 4% of our total sales.

In Asia, recovery from the global recession varies by country. China has announced plans for major healthcare investment targeted at second tier cities/hospitals, which may provide future growth opportunities for us, while slow economic growth and continued pursuit of reimbursement cuts by the public hospital sector in Japan will limit growth in that market.

•	Aerospace—Sudden and significant increases in fuel costs in mid-2008 resulted in reductions in capacity for passenger and cargo traffic, and accelerated retirement of older, less fuel efficient aircraft. However, 2009 operating results improved somewhat as the sharp drop in fuel costs toward the end of 2008 partially offset the recession related drop in revenues for both passenger and cargo traffic due to the economic crisis in 2009. In 2010, conditions in the commercial aviation markets improved, and we believe we are well positioned on certain new Airbus and Boeing airframes, and we expect deliveries of cargo handling systems to continue at previously expected levels overall, albeit over a slightly longer time horizon than what we initially anticipated.

Results of Operations

Discussion of growth from acquisitions reflects the impact of a purchased company for up to twelve months beyond the date of acquisition. Activity beyond the initial twelve months is considered core growth. Core growth excludes the impact of translating the results of international subsidiaries at different currency exchange rates from year to year and the comparable activity of divested companies within the most recent twelve-month period.

The following comparisons exclude the impact of the operations of the marine, cargo container, actuation, Heavy Lift, SSI, ATI and Power Systems businesses which have been presented in our consolidated financial results as discontinued operations (see Note 18 to our consolidated financial statements included in our Current Report on Form 8-K filed on June 1, 2011 and “Overview” for discussion of discontinued operations).

Three Months Ended March 27, 2011 vs. Three Months Ended March 28, 2010

Revenues

	Three Months Ended
	March 27,	March 28,
	2011	2010
	(Dollars in millions)

Net revenues	$388.7	$367.3

Net revenues for the first quarter of 2011 increased approximately 6% to $388.7 million from $367.3 million in the first quarter of 2010. The increase was due entirely to core revenue growth. Core revenues were higher in the Aerospace Segment (42%), due to improving conditions in commercial aviation markets. Core revenues in the Medical Segment were 3% higher than the first quarter of 2010 as higher sales of critical care and surgical products more than offset lower sales of cardiac care products and orthopedic devices sold to medical original equipment manufacturers, or OEMs. Currency exchange rate fluctuations did not have a material effect on net revenues for the three months ended March 27, 2011.

Gross profit

	Three Months Ended
	March 27,	March 28,
	2011	2010
	(Dollars in millions)

Gross profit	$176.0	$176.9
Percentage of sales	45.3%	48.2%

For the three months ended March 27, 2011, gross profit as a percentage of revenues decreased compared to the corresponding period of 2010. Gross profit increased in the Aerospace Segment from 25.6% in the first quarter of 2010 to 33.3% in the first quarter of 2011, but gross profit decreased in the Medical Segment to 46.5% in the first quarter of 2011 compared to 49.7% in the same period of 2010.

Selling, general and administrative

	Three Months Ended
	March 27,	March 28,
	2011	2010
	(Dollars in millions)

Selling, general and administrative	$109.8	$100.6
Percentage of sales	28.3%	27.4%

Selling, general and administrative expenses as a percentage of revenues for the first quarter of 2011 increased to 28.3% from 27.4% in 2010. The $9.2 million increase in costs was due to approximately $6 million of higher spending, principally related to Medical Segment sales, marketing, and regulatory activities, and approximately $2 million of net separation costs for our former CEO (comprised of $5 million of payments under his employment agreement, less approximately $3 million of stock option and restricted share forfeitures).

Included in the overall increase in selling, general and administrative expenses is $1.8 million related to VasoNova, Inc., a company we acquired in January 2011.

Research and development

	Three Months Ended
	March 27,	March 28,
	2011	2010
	(Dollars in millions)

Research and development	$11.0	$9.3
Percentage of sales	2.8%	2.5%

Higher levels of research and development expenses reflect increased investments related to antimicrobial and catheter tip positioning technologies.

Interest expense

	Three Months Ended
	March 27,	March 27,
	2011	2010
	(Dollars in millions)

Interest expense	$16.2	$19.0
Average interest rate on debt	5.2%	5.7%

Interest expense decreased in the first quarter of 2011 compared to the same period of 2010 due to a reduction of approximately $219 million in average outstanding debt.

Loss on extinguishments of debt

During the three months ended March 27, 2011, in connection with the prepayment of our senior notes issued in 2004 (the “2004 Notes”), we recognized debt extinguishment costs of approximately $14.6 million relating to the prepayment make-whole amount of $13.9 million payable to the holders of the 2004 Notes and the write-off of $0.7 million of unamortized debt issuance costs incurred prior to the prepayment of the 2004 Notes. See Note 8 to the condensed consolidated financial statements incorporated by reference herein.

Taxes on income from continuing operations

	Three Months Ended
	March 27,	March 28,
	2011	2010

Effective income tax rate	26.9%	29.8%

The effective income tax rate for the three months ended March 27, 2011 of 26.9%, compared to 29.8% for the three months ended March 28, 2010, reflects the impact of the loss on extinguishments of debt during the first quarter of 2011 at a relatively higher statutory rate.

Restructuring and other impairment charges

In connection with the acquisition of Arrow in 2007, we formulated a plan related to the integration of Arrow and our other Medical businesses. The integration plan focused on the closure of Arrow corporate functions and the consolidation of manufacturing, sales, marketing and distribution functions in North America, Europe and Asia. Costs related to actions that affected employees and facilities of Arrow have been included in the allocation of the purchase price of Arrow. Costs related to actions that affected employees and facilities of Teleflex are charged to earnings and included in restructuring and impairment charges within the condensed consolidated statement of operations. These costs amounted to approximately $0.6 million and $0.5 million during the three months ended March 27, 2011 and March 28, 2010, respectively. As of March 27, 2011, we expect future restructuring and impairment charges that we will incur in connection with the Arrow integration plan, if any, will be nominal.

For additional information regarding our restructuring programs, see Note 5 to our condensed consolidated financial statements for the three months ended March 27, 2011 incorporated by reference herein.

Segment Reviews

	Three Months Ended
	March 27,	March 28,	% Increase/
	2011	2010	(Decrease)
	(Dollars in millions)

Medical	$354.0	$343.5	3
Aerospace	34.7	23.8	46

Segment net revenues	$388.7	$367.3	6

Medical	$60.5	$73.5	(18)
Aerospace	5.0	1.2	317

Segment operating profit (1)	$65.5	$74.7	12

(1)	See Note 15 of our condensed consolidated financial statements incorporated herein by reference for a reconciliation of segment operating profit to income from continuing operations before interest, loss on extinguishments of debt and taxes.

The percentage changes in net revenues during the three months ended March 27, 2011 compared to the same period in 2010 are due to the following factors:

	% Increase
	2011 vs. 2010
	Medical	Aerospace	Total

Core growth	3	42	6
Currency impact	—	4	—

Total change	3	46	6

Medical Segment

Medical Segment net revenues increased 3% in the first quarter of 2011 to $354.0 million, from $343.5 million in the same period last year. The increase was due entirely to core revenue growth. Core revenue increases in vascular access, respiratory, surgical, urology, and anesthesia were somewhat offset by a decline in specialty products sold to medical OEM’s and cardiac care sales.

Information regarding net revenues by product group is provided in the following table:

	Three Months Ended		% Increase/(Decrease)
	March 27,	March 28,	Core	Currency	Total
	2011	2010	Growth	Impact/Other	Change
	(Dollars in millions)

Critical Care	$237.1	$225.9	5	—	5
Surgical Care	65.0	63.1	3	—	3
Cardiac Care	17.7	18.3	(4)	1	(3)
OEM and Development Services	33.9	35.3	(4)	—	(4)
Other	0.3	0.9	(67)	—	(67)

Total net revenues	$354.0	$343.5	3	—	3

Medical Segment net revenues for the three months ended March 27, 2011 and March 28, 2010, respectively, by geographic location were as follows:

	2011	2010

North America	51%	52%
Europe, Middle East and Africa	37%	37%
Asia and Latin America	12%	11%

All product lines within the Critical Care product group achieved core revenue growth in the first quarter of 2011 as compared to the same period of 2010, led principally by higher sales of vascular access and respiratory products in each of our regions and of urology products in Europe. Also contributing to the favorable comparison of first quarter 2011 revenues with the same period in 2010 is the $3 million negative impact on first quarter 2010 revenues from the recall of our custom IV tubing product.

Surgical core revenue increased approximately 3% in the first quarter of 2011 compared with 2010, primarily due to higher sales of ligation, closure and chest drainage products in Europe and Asia/Latin America.

Core revenue of cardiac care products decreased approximately 4% during the first quarter of 2011 compared with 2010 due to lower sales of intra aortic balloon pumps, primarily in North American markets, as a result of a recall of certain intra-aortic balloon catheters during the fourth quarter of 2010.

Core revenue to OEMs decreased 4% in the first quarter of 2011 compared with 2010. This decrease is largely attributable to lower sales of specialty suture and catheter fabrication products, partially offset by higher sales of orthopedic implant products.

Operating profit in the Medical Segment decreased 18%, from $73.5 million in the first quarter of 2010 to $60.5 million during the first quarter of 2011. Operating profit during the first quarter of 2011 was unfavorably impacted by approximately $8 million higher spending on sales, marketing, regulatory and research and development activities and by lower gross profit of approximately $6 million, in spite of core revenue growth. Gross profit during the first quarter of 2011 was negatively impacted by higher manufacturing and raw material costs in North America and Europe of approximately $7 million, unfavorable product mix in Europe and Asia of approximately $2 million and fuel-related freight surcharges of approximately $2 million.

Aerospace Segment

Aerospace Segment revenues increased 46% in the first quarter of 2011 to $34.7 million, from $23.8 million in the same period in 2010. During the first quarter, core revenue increased 42%, while currency movements increased sales by 4%. Higher sales of cargo system spare components and repairs and wide-body cargo handling systems to aircraft manufacturers were somewhat offset by lower sales of wide-body cargo systems for aftermarket conversions.

Segment operating profit increased 317% in the first quarter of 2011 to $5.0 million, compared to $1.2 million in the same period of 2010. The increase in operating profit for the first quarter was primarily due to significantly higher sales volumes, overall, as well as a favorable sales mix of higher margin cargo system spare components and repairs.

Years Ended December 31, 2010, December 31, 2009 and December 31, 2008

Revenues

	2010	2009	2008
	(Dollars in millions)

Net revenues	$1,561.3	$1,559.3	$1,625.1

Net revenues in 2010 of $1.56 billion were essentially unchanged from 2009. Core growth of 2% was offset by the 1% decline in revenue attributed to the deconsolidation of a variable interest entity in our Medical Segment in the first quarter of 2010 due to the adoption of new accounting guidance and foreign currency translation which unfavorably impacted sales by 1%. Core revenues were 5% higher in the Aerospace Segment due to improving conditions in commercial aviation markets. Core revenues in the Medical Segment were 1% higher than 2009 as the negative impact of a voluntary recall of a product in our critical care product group and lower sales of orthopedic devices sold to medical original equipment manufacturers, or OEMs, was more than offset by higher sales of other critical care and surgical products.

Net revenues decreased approximately 4% to $1.56 billion in 2009 from $1.63 billion in 2008. A reduction in core revenues caused 2% of the decline while foreign currency movements caused the other 2% of the decline. As a result of 2% core growth in the fourth quarter in the Medical Segment, core revenue in that segment was flat in 2009 compared to 2008, but core revenue declined in the Aerospace Segment by 12% in 2009 compared to 2008. Weak global economic conditions negatively impacted markets served by our Aerospace Segment throughout 2009.

Gross profit

	2010	2009	2008
	(Dollars in millions)

Gross profit	$732.4	$721.2	$739.0
Percentage of sales	46.9%	46.3%	45.5%

Gross profit as a percentage of revenues increased to 46.9% in 2010 from 46.3% in 2009. Gross profit as a percentage of revenues increased in both of our segments compared to the corresponding periods of 2009, with the most pronounced increase in the Aerospace Segment as a result of core growth, manufacturing efficiencies and a sales mix favoring higher margin spare components and repairs.

Gross profit as a percentage of revenues increased to 46.3% in 2009 from 45.5% in 2008, with both segments experiencing increases in gross profit as a percentage of revenues. The principal factors that impact the overall increase were a higher percentage of Medical revenues (92% of total revenues in 2009 compared to 91% in 2008), a $7 million fair value adjustment to inventory in the first quarter of 2008 related to inventory acquired in the Arrow acquisition, which did not recur in 2009, synergies from the Arrow acquisition and manufacturing cost reductions implemented in each of our two segments, partly offset by higher pension expense in 2009 because of the decline in the value of our pension assets at the end of 2008 as a result of losses experienced in the global equity markets.

Selling, general and administrative

	2010	2009	2008
	(Dollars in millions)

Selling, general and administrative	$431.1	$410.1	$455.4
Percentage of sales	27.6%	26.3%	28.0%

Selling, general and administrative expenses (operating expenses) as a percentage of revenues were 27.6% in 2010 compared to 26.3% in 2009. The $21 million increase in costs was principally related to $23 million in higher costs in the Medical Segment largely due to investments in sales, marketing, and clinical education programs of approximately $16 million, approximately $10 million of costs associated with product recall and remediation activities, partially offset by approximately $4 million lower spending on remediation of FDA regulatory issues. Professional fees incurred in connection with our debt refinancing during the third quarter of 2010 of approximately $2 million was offset by the reduction in Aerospace Segment and Corporate costs of approximately $2 million.

Selling, general and administrative expenses (operating expenses) as a percentage of revenues were 26.3% in 2009 compared to 28.0% in 2008. The reduction in the dollar value of these costs was principally the result of cost reduction initiatives throughout the Company, including restructuring and integration activities in connection with the Arrow acquisition and lower spending on remediation of FDA regulatory issues. These factors resulted in an aggregate reduction in expenses of approximately $45 million.

Research and development

	2010	2009	2008
	(Dollars in millions)

Research and development	$42.6	$36.7	$32.6
Percentage of sales	2.7%	2.4%	2.0%

Research and development expenses as a percentage of revenues were 2.7% in 2010 compared to 2.4% in 2009. Higher levels of research and development expenses over the two year period reflect increased investments related to antimicrobial technologies and the establishment of an innovation center in Malaysia.

Interest income and expense

	2010	2009	2008
	(Dollars in millions)

Interest expense	$79.9	$89.3	$121.2
Average interest rate on debt during the year	5.60%	5.76%	6.19%
Interest income	$(0.7)	$(2.5)	$(2.0)

Interest expense decreased $9.4 million in 2010 compared to 2009 due to a reduction in average outstanding debt coupled with lower average interest rates in 2010 compared to 2009, reflecting the refinancing transaction that occurred in the third quarter of 2010.

Interest expense decreased in 2009 due to an approximate $350 million reduction in debt during the year, principally reflecting the $240 million of debt repaid in the first quarter of 2009 from the proceeds of the sale of the ATI business.

Loss on extinguishment of debt

In 2010, we recognized losses on the extinguishment of debt of $46.6 million as a result of our refinancing transactions in the third quarter of 2010 and prepayment of notes in the fourth quarter of 2010. In connection with our refinancing transactions in the third quarter of 2010, we prepaid our senior notes issued in 2007 (the “2007 Notes” and, together with the 2004 Notes, the “Senior Notes”) and recognized debt extinguishment costs of approximately $28.8 million comprised of a prepayment make-whole fee of $28.1 million, the write-off of $0.6 million of unamortized debt issuance costs incurred prior to the refinancing transactions and related legal fees. Also in connection with our refinancing transactions in the third quarter of 2010, we prepaid $200 million of our senior credit facility and recognized additional losses on the extinguishment of debt of $1.6 million related to the write-off of unamortized debt issuance costs incurred prior to the refinancing transactions. In the fourth quarter of 2010, we prepaid our 2004 Notes and recognized a loss on extinguishment of debt of approximately $16.3 million comprised of a prepayment make-whole fee of $15.5 million, the write-off of $0.7 million of unamortized debt issuance costs incurred prior to the refinancing transactions and related legal fees. See Note 8 to our consolidated financial statements included in our Current Report on Form 8-K filed on June 1, 2011 for further information.

Taxes on income from continuing operations

	2010	2009	2008

Effective income tax rate	19.3%	22.9%	31.5%

The effective tax rate in 2010 was 19.3% compared to 22.9% in 2009. Taxes on income from continuing operations in 2010 were $25.2 million compared to $40.7 million in 2009. The decrease in the effective income tax rate reflects the impact of beneficial discrete tax charges and a reduction in reserves for uncertain tax positions as audits and settlements were closed and fewer new reserves were established.

The effective tax rate in 2009 was 22.9% compared to 31.5% in 2008. Taxes on income from continuing operations in 2009 were $40.7 million compared to $33.7 million in 2008. The decrease in the effective tax rate was due to (1) a decrease in deferred state tax liabilities resulting from changes to applicable state tax laws and (2) a reduction in reserves for uncertain tax positions as audits and settlements were closed, and fewer new reserves were established than in the prior year.

Restructuring and other impairment charges

	2010	2009	2008
	(Dollars in millions)

2007 Arrow integration program	$2.9	$7.0	$16.0
2006 restructuring programs	—	—	0.9
Aggregate impairment charges—investments and certain fixed assets	—	3.3	8.0

Total	$2.9	$10.3	$24.9

In connection with the acquisition of Arrow during 2007, we formulated a plan related to the integration of Arrow and our other Medical businesses. The integration plan focused on the closure of Arrow corporate functions and the consolidation of manufacturing, sales, marketing, and distribution functions in North America, Europe and Asia. Costs related to actions that affect employees and facilities of Arrow have been included in the allocation of the purchase price of Arrow and are not included in these results. Costs related to actions that affect employees and facilities of Teleflex are charged to earnings and included in restructuring and impairment charges within the consolidated statement of operations. These costs amounted to approximately $2.9 million during 2010. As of December 31, 2010, we expect future restructuring and impairment charges that we will incur in connection with the Arrow integration plan, if any, will be nominal.

In June 2006, we began certain restructuring initiatives that affected both of our operating segments. These initiatives involved the consolidation of operations and a related reduction in workforce at several of our facilities in Europe and North America. We took these initiatives as a means to improving operating performance and to better leverage our existing resources and these activities are now complete.

For additional information regarding our restructuring programs, see Note 4 to our consolidated financial statements included in our Current Report on Form 8-K filed on June 1, 2011.

During the third quarter of 2009, based on continued deterioration in the California real estate market, we recorded $3.3 million in impairment charges to fully write-off an investment in a real estate venture in California. We initially invested in the venture in 2004 by contributing property and other assets that had been part of one of our former manufacturing sites.

Impairment charges in 2008 included $2.7 million related to five of our minority held investments precipitated by the deteriorating economic conditions in the fourth quarter of 2008 and $5.2 million related to Medical Segment facilities that were reclassified to held for sale in the fourth quarter of 2008.

Segment Review

	Year Ended December 31			% Increase/(Decrease)
	2010	2009	2008	2010 vs 2009	2009 vs 2008
	(Dollars in millions)

Segment data:
Medical	$1,433.3	$1,434.9	$1,475.6	—	(3)
Aerospace	128.0	124.4	149.5	3	(17)

Net revenues	$1,561.3	$1,559.3	$1,625.1	—	(4)

Medical	$276.1	$302.6	$283.0	(9)	7
Aerospace	23.0	13.8	16.2	67	(15)

Segment operating profit	$299.1	$316.4	$299.2	(5)	6

The percentage increases or (decreases) in revenues during the years ended December 31, 2010 and 2009 compared to the respective prior years were due to the following factors:

	% Increase/ (Decrease)
	2010 vs 2009			2009 vs 2008
	Medical	Aerospace	Total	Medical	Aerospace	Total

Core growth	1	5	2	—	(12)	(2)
Currency impact	—	(2)	(1)	(3)	(5)	(2)
Dispositions (1)	(1)	—	(1)	—	—	—

Total change	—	3	—	(3)	(17)	(4)

(1)	“Dispositions” includes the impact of a deconsolidation of a variable interest entity in the Medical Segment in the first quarter of 2010 as a result of the adoption of new accounting guidance. See Note 2 to our consolidated financial statements included in our Current Report on Form 8-K filed on June 1, 2011 for information on the new accounting guidance.

The following is a discussion of our segment operating results. Additional information regarding our segments, including a reconciliation of segment operating profit to income from continuing operations before interest, extinguishments of debt, taxes and minority interest, is presented in Note 16 to our consolidated financial statements included in our Current Report on Form 8-K filed on June 1, 2011.

Medical

Comparison of 2010 and 2009

Medical Segment net revenues for 2010 of $1,433.3 million were essentially unchanged from the $1,434.9 million reported in the same period last year, as core growth of 1% was offset by the impact of the deconsolidation of a variable interest entity (1%). The increase in core revenue was predominantly in the European and Asia/Latin American critical care product groups and OEM specialty sutures and other devices, offset by declines in OEM orthopedic implant products and in North American surgical products.

Net revenues for 2010, 2009 and 2008 by product group for the Medical Segment are comprised of the following:

	Year Ended December 31			% Increase/(Decrease)
	2010	2009	2008	2010 vs 2009	2009 vs 2008
	(Dollars in millions)

Critical Care	$943.4	$939.4	$957.1	—	(2)
Surgical Care	262.7	260.7	272.5	1	(4)
Cardiac Care	70.6	70.8	72.9	—	(3)
OEM and Development Services	154.2	149.8	158.3	3	(5)
Other (1)	2.4	14.2	14.8	(83)	(4)

Net Revenues	$1,433.3	$1,434.9	$1,475.6	—	(3)

(1)	“Other” in 2009 and 2008 included the net revenues of a variable interest entity that was deconsolidated in the first quarter of 2010 as a result of the adoption of new accounting guidance. See Note 2 to our consolidated financial statements included in our Current Report on Form 8-K filed on June 1, 2011 for information on the new accounting guidance.

Critical Care

Critical care revenues in 2010 were negatively impacted approximately $17 million when compared to 2009 due to the recall of our custom IV tubing product during the first quarter of 2010, which contributed to a decline in vascular access sales. This decline was offset by higher sales of other vascular access and urology products in North America and Europe, anesthesia products (in Europe, North America and Asia/Latin America) and respiratory products in North America and Asia/Latin America compared with the prior year.

Surgical Care

Surgical core revenue increased 1% in 2010 compared to 2009, primarily due to higher ligation sales in Asia/Latin America and Europe, partially offset by lower sales of general instrument and closure devices in North America.

Cardiac Care

Sales of cardiac care products in 2010 compared to 2009 were affected positively by higher sales of intra aortic balloon pumps and catheters, primarily in European markets, offset by an approximate $3 million impact from the recall, which was designated as a Class I recall by the FDA, of certain intra-aortic balloon catheters during the fourth quarter of 2010.

OEM and Development Services

Sales of devices to OEMs increased approximately $4.4 million in 2010 compared to 2009. Core revenue to OEMs increased 4% in 2010 compared with 2009. This increase is largely attributable to higher sales of specialty suture and catheter fabrication products, partially offset by lower sales of orthopedic implant products and forged instruments due to customer inventory rebalancing and a reduction in new product launches by OEM customers.

Medical Segment operating profit decreased 9% in 2010 from $302.6 million in 2009 to $276.1 million in 2010. Operating results for 2010 were negatively impacted by approximately $22 million in costs associated with the recall and remediation of our custom IV tubing product and certain intra-aortic balloon catheters and a factory shut down associated with the custom IV tubing product, approximately $4 million for other product remediation activities, approximately $6 million in higher research and development costs, and approximately $16 million in higher costs for sales, marketing, and clinical education programs. These factors more than offset the positive contribution of approximately $17 million from higher sales volumes of products not affected by the impact of product recalls, approximately $5 million lower manufacturing costs as a result of cost reduction initiatives and approximately $4 million lower expenses related to the remediation of FDA regulatory issues.

Comparison of 2009 and 2008

Medical Segment net revenues declined 3% in 2009 to $1,434.9 million, from $1,475.6 million in 2008, entirely due to foreign currency fluctuations, mainly the stronger U.S. dollar against the Euro during the first three quarters of 2009. In the aggregate, we experienced no growth in core revenue in 2009 over 2008, as growth in critical care products in Europe and Asia/Latin America of approximately $11 million was offset by approximately $9 million lower sales of orthopedic instrumentation products to OEMs in North America and approximately $8 million lower sales of surgical products in North America and Europe.

Critical Care

The decrease in critical care product sales during 2009 compared to 2008 was entirely due to currency fluctuations as core revenue in this product group increased approximately 1% in 2009. Higher sales of vascular access, urology and anesthesia products of approximately $12 million were partially offset by approximately $6 million lower sales of respiratory products, principally as a result of distributor de-stocking in North America in early 2009.

Surgical Care

Surgical product sales declined approximately 4% in 2009 compared to 2008. Foreign currency movements negatively impacted sales by approximately 3%, and lower sales in the instrumentation product line in Europe and North America led the 1% decline in core revenue. We believe this decline in sales resulted from hospitals limiting their capital budgets for these products and distributors reducing inventory in the supply chain.

Cardiac Care

The decrease in sales of cardiac care products in 2009 compared to 2008 is mainly due to currency movements, hospital capital budget constraints and a voluntary product recall during the first quarter of 2009.

OEM and Development Services

Sales of devices to OEMs decreased primarily as a result of approximately $9 million lower sales of orthopedic instrumentation as higher sales of specialty sutures and other devices of approximately $2 million was offset by the impact of currency movements. A reduction in new product launches by OEM customers and overall weakness in OEM orthopedic markets due to hospital budgetary constraints and postponement of certain elective surgical procedures have had a negative impact on demand for our orthopedic instrumentation products.

Operating profit in the Medical Segment increased 7% in 2009 to $302.6 million, from $283.0 million in 2008. The negative impact on operating profit from a stronger U.S. dollar during the first three quarters of 2009 was more than offset by approximately $20 million of lower manufacturing and selling, general and administrative costs during 2009 as a result of cost reduction initiatives, including restructuring and integration activities in connection with the Arrow acquisition, and approximately $18 million lower expenses related to the remediation of FDA regulatory issues. Also, a $7 million expense for fair value adjustment to inventory in the first quarter of 2008 related to inventory acquired in the Arrow acquisition, which did not recur in 2009, had a favorable impact on the comparison of 2009 operating profit to the prior year.

Aerospace

Comparison of 2010 and 2009

Aerospace Segment net revenues increased 3% in 2010 to $128.0 million, from $124.4 million in 2009. During 2010, core revenue increased 5%, while currency movements decreased sales by 2%. The core growth is due principally to improvement in the commercial aviation market, particularly in the second half of 2010, which led to higher sales of wide-body cargo handling systems and cargo system spare components and repairs.

Segment operating profit increased 67% in 2010 to $23.0 million, compared to $13.8 million in 2009. The higher operating profit in 2010 compared to the same period of 2009 was primarily due to approximately $3 million in higher sales volumes, approximately $3 million resulting from a favorable sales mix of higher margin cargo system spare components and repairs, and approximately $1 million in manufacturing efficiencies achieved in the production of wide-body cargo handling systems for aircraft manufacturers.

Comparison of 2009 and 2008

Aerospace Segment net revenues declined 17% in 2009 to $124.4 million, from $149.5 million in 2008. Core revenue reductions accounted for nearly all (12%) of the decline in revenue. Weakness in the commercial aviation sector throughout 2009 resulted in reduced sales to commercial airlines and freight carriers of wide body cargo spare components and repairs. This market weakness has also reduced the number of aftermarket cargo system conversions, resulting in lower sales of multi-deck wide body cargo handling systems, which offset the impact of higher sales of single deck wide body systems on passenger aircraft.

Segment operating profit decreased 15% in 2009 to $13.8 million, from $16.2 million in 2008. This decline was principally due to the sharply lower sales volumes across all product lines, including the unfavorable mix in 2009 of lower margin single deck system sales compared with a mix in 2008 that was weighted more toward aftermarket multi-deck system conversions and spares and repairs. The impact from lower sales volumes was partially offset by cost reduction initiatives that resulted in operating cost reductions of approximately $4 million during 2009.

Liquidity and Capital Resources

We assess our liquidity in terms of our ability to generate cash to fund our operating, investing and financing activities. Our principal source of liquidity is operating cash flows. In addition to operating cash flows, other significant factors that affect our overall management of liquidity include: capital expenditures, acquisitions, pension funding, dividends, common stock repurchases, adequacy of available bank lines of credit, and access to other capital markets.

We currently do not foresee any difficulties in meeting our cash requirements or accessing credit as needed in the next twelve months. To date, we have not experienced an inordinate amount of payment defaults by our customers, and we have sufficient lending commitments in place to enable us to fund our anticipated additional operating needs. However, in light of global economic conditions over the past few years, there is a risk that our customers and suppliers may be unable to access liquidity. If global economic conditions deteriorate, we may experience delays in customer payments and reductions in our customers’ purchases from us, which could have a material adverse effect on our liquidity.

The deterioration in the securities markets that occurred during 2008 and the subsequent moderate recovery in these markets during 2009 and 2010 impacted the market value of the assets included in our defined benefit pension plans. As a result of these market fluctuations, the market value of assets in our domestic pension funds declined in value by approximately $76 million during 2008 and recovered approximately $65 million through 2010. In September 2010, we made a $30 million cash contribution to the Teleflex Retirement Income Plan to improve the funded status of the pension plan. The volatility in the securities markets has not significantly affected the liquidity of our pension plans or counterparty exposure. A majority of the assets in our domestic pension plans are invested in mutual funds registered with the SEC under the Investment Company Act of 1940. Underlying holdings of the mutual funds are primarily invested in publicly traded equity and fixed income securities.

We manage our worldwide cash requirements by monitoring the funds available among our subsidiaries and determining the extent to which those funds can be accessed on a cost effective basis. The repatriation of cash balances from certain of our subsidiaries could have adverse tax consequences; however, those balances are generally available without legal restrictions to fund ordinary business operations. We have and will continue to transfer cash from those subsidiaries to the United States and to other international subsidiaries when it is cost effective to do so.

We depend on foreign sources of cash to fund a portion of our debt service requirements, substantially all of which relate to United States indebtedness, because the net cash provided by U.S.-based operating activities alone is not sufficient. Accordingly, we repatriated approximately $123 million and $363 million in 2010 and 2009, respectively, of cash from our foreign subsidiaries to help fund debt service and other cash requirements. These cash distributions are subject to tax in the United States at the corporate tax rate reduced by applicable foreign tax credits for foreign taxes paid on distributed earnings. Approximately $51.0 million of our $185.1 million of net cash provided by operating activities in 2010 was generated in the United States, and approximately $18.1 million of our $137.3 million of net cash provided by operating activities in 2009 was generated in the United States.

During 2010 and 2009 we repaid approximately $727 million and $359 million, respectively, of debt from the proceeds of the issuance of convertible debt, the sale of businesses and from cash generated from operations. As a result, we have no scheduled principal payments under our senior credit facility until October 2012. We anticipate our domestic interest payments for 2011 will be approximately $52 million. To the extent we cannot, or choose not to, repatriate cash from foreign subsidiaries in time to meet quarterly debt service or other requirements, our revolving credit facility can be utilized as a source of liquidity until such cash can be repatriated in a cost effective manner.

We expect to receive approximately $10 million in principal amount of zero coupon Greek treasury bonds in settlement of amounts due us from sales to the public hospital system in Greece for 2007, 2008 and 2009. The bonds mature over a three year period. At December 31, 2010 we provided an allowance of $2.5 million to reflect the respective outstanding receivables at that date at the fair value of Greek treasury bonds with a comparable maturity.

We believe our cash flow from operations, available cash and cash equivalents, borrowings under our revolving credit facility and sales of accounts receivable under our securitization program will enable us to fund our operating requirements, capital expenditures and debt obligations.

Refinancing Transactions

In August 2010, we entered into a series of refinancing transactions comprised of (1) a public offering of $400.0 million aggregate principal amount of Convertible Notes, (2) the amendment of certain terms of our senior credit facilities, (3) the extension of the maturity of a portion of our borrowings under the senior credit facilities, (4) the repayment of $200.0 million of borrowings under the senior credit facilities, (5) the amendment of certain terms of our Senior Notes and (6) the prepayment of all of our 2007 Notes, which had an outstanding aggregate principal amount of $196.6 million and were scheduled to mature in 2012 and 2014. The refinancing transactions were designed to improve near term liquidity and financial flexibility by extending debt maturities. See Note 8 to our consolidated financial statements included in our Current Report on Form 8-K filed on June 1, 2011 for information on the refinancing.

Prepayment of 2004 Notes

During the first quarter of 2011, we prepaid the entire outstanding $165.8 million principal amount of our 2004 Notes. In addition, we paid the holders of the 2004 Notes a $13.9 million prepayment make-whole amount and accrued and unpaid interest. We recorded the prepayment make-whole amount and a $0.7 million write-off of unamortized debt issuance costs incurred prior to the prepayment of the 2004 Notes as a loss on extinguishment of debt during the first quarter of 2011. We used $150 million in borrowings under our revolving credit facility and available cash to fund the prepayment of the 2004 Notes.

Incremental Facility

In March 2011, we entered into an agreement (the Incremental Agreement), which supplemented the Credit Agreement, dated as of October 1, 2007 (the Credit Agreement). The Incremental Agreement provided for an additional term loan borrowing under the Credit Agreement in an aggregate principal amount of $100 million. The proceeds of the additional term loan borrowings were used to repay $80 million of borrowings under our revolving credit facility that were borrowed in connection with the prepayment of the 2004 Notes that occurred in March 2011. We incurred transaction fees of approximately $0.7 million in connection with this borrowing that will be amortized over the term of the facility as interest expense. For additional information regarding the Incremental Agreement see Note 8 to our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 27, 2011.

Extension of Senior Credit Facility Maturity Dates

In March 2011, we converted $36.1 million of term loans maturing on October 1, 2012 to term loans with a new maturity date of October 1, 2014. In addition, we converted all of our $33.7 million of revolving credit facility commitments with a termination date of October 1, 2012 to revolving credit facility commitments with a new termination date of October 1, 2014. We incurred transaction fees of approximately $0.3 million in connection with this borrowing that will be amortized over the extended term of the facility as interest expense.

Revolving Credit Facility Borrowings

During the first quarter of 2011, we borrowed $165 million under our $400 million revolving credit facility to fund the VasoNova acquisition and the retirement of the 2004 Notes. These borrowings were subsequently repaid with the proceeds from the sale of the marine business and borrowings under the additional term loan described above. As of March 27, 2011, we had no outstanding borrowings and approximately $4 million in outstanding standby letters of credit issued under our revolving credit facility.

Cash Flows for Three Months Ended March 27, 2011 and March 28, 2010

A summary of our cash flows for the three months ended March 27, 2011 and March 28, 2010 are as follows:

	Three Months Ended
	March 27,	March 28,
	2011	2010
	(Dollars in millions)

Cash flows provided by (used in) continuing operations:
Operating activities	$14.1	$34.4
Investing activities	64.6	17.9
Financing activities	(87.5)	(21.3)
Cash flows used in discontinued operations	(5.4)	(3.9)
Effect of exchange rate changes on cash and cash equivalents	8.0	(4.7)

(Decrease) increase in cash and cash equivalents	$(6.2)	$22.4

Operating activities from continuing operations provided net cash of approximately $14.1 million during the first three months of 2011 compared to $34.4 million during the first three months of 2010. The decrease is primarily due to the discontinuance of a factoring arrangement in Italy in 2011 resulting in lower cash flow from operations in 2011 compared to 2010. In addition, cash flow from operations for the first quarter of 2010 included a $49.4 million tax refund, partly offset by the $39.7 million increase in receivables that resulted from the Financial Accounting Standards Board’s amendment to the guidance for Transfers and Servicing.

Investing activities from continuing operations provided net cash of $64.6 million during the first three months of 2011, primarily reflecting $101.6 million in proceeds, net of $1.5 million in cash sold, from the sale of Marine, partly offset by the acquisition of VasoNova for $30.6 million and capital expenditures of $6.4 million. The $30.6 million paid for the acquisition of VasoNova includes the initial payment of $25 million plus a $6 million contingent payment made to the former VasoNova security holders upon receiving 510(k) clearance from the U.S. Food and Drug Administration less a hold back fee and cash in the business obtained in the acquisition.

Financing activities from continuing operations used net cash of $87.5 million during the first three months of 2011. Of this amount, we used approximately $80.6 million in connection with the prepayment of our 2004 Notes (including the related make whole amounts paid to the holders of the 2004 Notes and related fees), which was partly offset by the borrowings under the Incremental Agreement as described above. The remaining $6.9 million use of cash related to dividend payments of $13.6 million, partly offset by $6.7 million in proceeds we received from the exercise of outstanding stock options issued under our stock compensation plans.

Cash Flows for the Years Ended December 31, 2010, 2009 and 2008

The following table provides a summary of our cash flows for the periods presented:

	Year Ended December 31,
	2010	2009	2008
	(Dollars in millions)

Cash flows from continuing operations provided by (used in):
Operating activities	$185.1	$137.3	$59.2
Investing activities	149.9	285.7	(19.3)
Financing activities	(336.3)	(402.2)	(180.8)
Cash flows provided by discontinued operations	25.6	51.3	54.6
Effect of exchange rate changes on cash and cash equivalents	(4.2)	8.9	(7.8)

Increase (decrease) in cash and cash equivalents	$20.1	$81.0	$(94.1)

Cash Flow from Operating Activities

Comparison of 2010 and 2009

Operating activities from continuing operations provided net cash of approximately $185.1 million during 2010. Year over year cash flow from operating activities increased $47.8 million over the comparable period in 2009. Cash flow from operations in 2009 was adversely affected by a $97.5 million tax payment on the sale of the ATI businesses, while the 2010 increase reflects a tax refund of $59.5 million and lower payments for interest and restructuring and integration programs. The increase was partly offset by a $23.2 million increase in our contributions to domestic defined benefit pension plans in 2010 over the comparable period in 2009 and an increase in receivables of $39.7 million that resulted from the adoption of an amendment to Financial Accounting Standards Board Accounting Standards Codification topic 860, “Transfers and Servicing” (“ASC topic 860”) in the first quarter of 2010. Specifically, upon adoption of the amendment, the accounts receivable that we previously treated as sold and removed from the balance sheet under our securitization program are now required to be accounted for as secured borrowings and reflected as short-term debt on our balance sheet. The effect of the amendment is reflected in our condensed consolidated statements of cash flows under financing activities in the increase (decrease) in notes payable and current borrowings and under operating activities in the accounts receivable use of cash. Underlying these activities cash flow from continuing operations in 2010 compared to 2009 was further reduced by higher receivables primarily in Europe reflecting the continued slowdown in payments from public hospitals in Italy, Spain, Portugal and Greece where funding continues to be under pressure due to weak economic conditions and higher inventories in North America in advance of the coming flu season.

Comparison of 2009 and 2008

Lower tax payments of approximately $25 million and lower interest payments of approximately $25 million were the primary contributors to the higher cash flow from continuing operations in 2009 compared to 2008.

Changes in our operating assets and liabilities resulted in an aggregate decrease in cash from operations of approximately $135 million during 2009, primarily due to a reduction in income taxes payable of approximately $128 million and the impact of changes in working capital of approximately $7 million. The reduction in income taxes includes $97.5 million of taxes paid in connection with the sale of the ATI businesses in 2009. The change in working capital results principally from (i) lower accounts payable and accrued expenses largely due to reduced spending on inventory in the Aerospace Segment coupled with reduced payments of termination benefits and contract termination costs in restructuring and integration reserves coupled with (ii) higher receivables in the Medical Segment due to a slow down in payments from public hospitals in Italy, Spain, Portugal and Greece where funding has been under pressure due to weak economic conditions. These reductions in cash flow were partly offset by lower inventory balances due largely to inventory control efforts in the Aerospace Segment in response to weak demand during 2009, coupled with deliveries of cargo handling systems that had been delayed from 2008 into 2009.

Cash Flow from Investing Activities

Investing activities from continuing operations provided net cash of $149.9 million in 2010, primarily due to $24.7 million in proceeds from the sale of SSI, $50 million from the sale of Heavy Lift and $93.9 million from the sale of the actuation business, partly offset by capital expenditures of $31.6 million.

Our cash flows from investing activities from continuing operations in 2009 consisted primarily of proceeds from the sales of the ATI businesses and Power Systems operations, partly offset by capital expenditures of $27.9 million.

Cash Flow from Financing Activities

Financing activities from continuing operations used net cash of $336.3 million in 2010. During the third quarter of 2010, in connection with the refinancing of a portion of our long-term debt, we issued $400.0 million in aggregate principal amount of Convertible Notes. As part of our effort to reduce the potential dilution resulting from the issuance of our common stock and/or reduce our exposure to potential cash payments we may be required to make upon conversion of the Convertible Notes, we entered into hedging transactions involving the purchase of call options and the sale of warrants (see Note 8 to our consolidated financial statements included in our Current Report on Form 8-K filed on June 1, 2011 for further information). We used approximately $88.0 million of the Convertible Note proceeds to purchase the call options, which was partially offset by the receipt of $59.4 million from the sale of the warrants. We used $200.0 million of the Convertible Note proceeds to repay term loan borrowings under our senior credit facility. In connection with the refinancing transactions we incurred $21.4 million of transaction fees and expenses, including underwriters’ discounts and commissions. We used the remainder of the net proceeds, together with available cash, to prepay all of our outstanding 2007 Notes at an aggregate prepayment purchase price equal to the aggregate outstanding principal amount of $196.6 million, plus a prepayment make-whole amount of $28.1 million. During the fourth quarter of 2010 we prepaid $165.8 million in aggregate principal amount of our 2004 Notes, which required the payment to the holders of the 2004 Notes of a prepayment make-whole amount of $15.5 million. We also paid $54.3 million of dividends. These reductions in cash flows from financing activities were partly offset by the $29.7 million increase in notes payable and current borrowings as a result of the application of the amendment to ASC topic 860, discussed above, to our securitization program, which resulted in the reporting of the securitization program as a secured borrowing in 2010.

Our cash flows from financing activities from continuing operations in 2009 consisted primarily of $357.6 million repayment of long-term debt and payment of dividends of $54.0 million, partly offset by borrowings of $10.0 million under our revolving credit facility.

Financing Arrangements

The following table provides our net debt to total capital ratio:

	2010	2009
	(Dollars in millions)

Net debt includes:
Current borrowings	$103.7	$4.0
Long-term borrowings	813.4	1,192.5

Total debt	917.1	1,196.5
Less: Cash and cash equivalents	208.5	188.3

Net debt	$708.6	$1,008.2
Total capital includes:
Net debt	$708.6	$1,008.2
Shareholders’ equity	1,783.4	1,580.2

Total capital	$2,492.0	$2,588.4
Percent of net debt to total capital	28%	39%

Fixed rate borrowings, excluding the effect of derivative instruments, comprised 53% of total borrowings at December 31, 2010. Fixed rate borrowings, including the effect of derivative instruments, comprised 91% of total borrowings at December 31, 2010. Less than 1% of our total borrowings of $917.1 million are denominated in currencies other than the U.S. dollar, principally the Renminbi.

Our senior credit agreement contains covenants that, among other things, limit or restrict our ability, and the ability of our subsidiaries, to incur debt, create liens, consolidate, merge or dispose of certain assets, make certain investments, engage in acquisitions, pay dividends on, repurchase or make distributions in respect of capital stock and enter into swap agreements. These agreements also require us to maintain a consolidated leverage ratio of not more than 3.50:1, as of December 31, 2010, and a consolidated interest coverage ratio (generally, Consolidated EBITDA to Consolidated Interest Expense, each as defined in the senior credit agreement) of not less than 3.50:1 as of the last day of any period of four consecutive fiscal quarters calculated pursuant to the definitions and methodology set forth in the senior credit agreement. At December 31, 2010, our consolidated leverage ratio was 2.65:1 and our interest coverage ratio was 4.68:1, both of which are in compliance with the limits described in the preceding sentence.

At December 31, 2010, we had no borrowings outstanding and approximately $4 million in outstanding standby letters of credit under our $400 million revolving credit facility. This facility is used principally for seasonal working capital needs. We had no outstanding borrowings under this facility throughout 2010 until we borrowed $90 million on December 20, 2010 to prepay a portion of the 2004 notes (including fees and make-whole premium). We then repaid this amount from the proceeds of the sale of the actuation business on December 31, 2010. The availability of loans under this facility is dependent upon our ability to maintain our financial condition and our continued compliance with the covenants contained in the senior credit agreement. Moreover, additional borrowings would be prohibited if a Material Adverse Effect (as defined in the senior credit agreement) were to occur. Notwithstanding these restrictions, we believe that this revolving credit facility provides us with significant flexibility to meet our foreseeable working capital needs. Based on our EBITDA (as defined in the senior credit agreement) for the year ended December 31, 2010, we would have been permitted $285 million of additional debt beyond the levels outstanding at December 31, 2010. Moreover, additional capacity would be available if borrowed funds were used to acquire a business or businesses through the purchase of assets or controlling equity interests so long as the aforementioned leverage and interest coverage ratios are met after calculating EBITDA on a pro forma basis to give effect to the acquisition.

As of December 31, 2010, we were in compliance with all other terms of the senior credit agreement, and we expect to continue to be in compliance with the terms of the senior credit agreement, including the leverage and interest coverage ratios, throughout 2011.

For additional information regarding our indebtedness, please see Note 8 to our consolidated financial statements included in our Current Report on Form 8-K filed on June 1, 2011.

In addition, we have an accounts receivable securitization facility under which we sell a security interest in domestic accounts receivable for consideration of up to $75.0 million to a commercial paper conduit; as of December 31, 2010, the maximum amount available for borrowing was $25.9 million. This facility is utilized from time to time for increased flexibility in funding short term working capital requirements. The agreement governing the accounts receivable securitization facility contains certain covenants and termination events. An occurrence of an event of default or a termination event under this facility may give rise to the right of our counterparty to terminate this facility.

Stock Repurchase Programs

On June 14, 2007, our board of directors authorized the repurchase of up to $300 million of our outstanding common stock. Repurchases of our stock under the board authorization may be made from time to time in the open market and may include privately-negotiated transactions as market conditions warrant and subject to regulatory considerations. The stock repurchase program has no expiration date and our ability to execute on the program will depend on, among other factors, cash requirements for acquisitions, cash generation from operations, debt repayment obligations, market conditions and regulatory requirements. In addition, our senior loan agreements limit the aggregate amount of share repurchases and other restricted payments we may make to $75 million per year in the event our consolidated leverage ratio exceeds 3.5 to 1. Accordingly, these provisions may limit our ability to repurchase shares under this board authorization. Through December 31, 2010, no shares have been purchased under this board authorization.

Contractual Obligations

Contractual obligations at December 31, 2010 are as follows:

	Payments due by period
		Less than	1-3	4-5	More than
	Total	1 year	Years	years	5 years
	(Dollars in thousands)

Total borrowings	$997,011	$103,711	$81,607	$366,643	$445,050
Interest obligations (1)	230,017	52,190	95,519	56,020	26,288
Operating lease obligations	89,254	20,714	31,045	17,095	20,400
Minimum purchase obligations (2)	20,369	20,248	121	—	—
Other postretirement benefits	32,575	3,265	6,215	6,281	16,814

Total contractual obligations	$1,369,226	$200,128	$214,507	$446,039	$508,552

(1)	Interest obligations include our obligations under our interest rate swap agreement. Interest payments on floating rate debt are based on the interest rate in effect on December 31, 2010.

(2)	Purchase obligations are defined as agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable pricing provisions and the approximate timing of the transactions. These obligations relate primarily to material purchase requirements.

We have recorded a noncurrent liability for uncertain tax positions of $62.6 million and $109.9 million as of December 31, 2010 and December 31, 2009, respectively. Due to uncertainties regarding the ultimate resolution of ongoing or future tax examinations we are not able to reasonably estimate the amount of any income tax payments to settle uncertain income tax positions or the periods in which any such payments will be made.

In 2010, cash contributions to all defined benefit pension plans were $32.1 million, and we estimate the amount of cash contributions will be in the range of $7.2 million to $10 million in 2011. Due to the potential impact of future plan investment performance, changes in interest rates and other economic and demographic assumptions and changes in legislation in the United States and other foreign jurisdictions, we are not able to reasonably estimate the timing and amount of contributions that may be required to fund our defined benefit plans for periods beyond 2011.

See Notes 14 and 15 to our consolidated financial statements included in our Current Report on Form 8-K filed on June 1, 2011 for additional information.

Off Balance Sheet Arrangements

We have residual value guarantees under operating leases for certain equipment. The maximum potential amount of future payments we could be required to make under these guarantees is approximately $9.1 million. See Note 15 to our consolidated financial statements included in our Current Report on Form 8-K filed on June 1, 2011 for additional information.

Critical Accounting Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

We have identified the following as critical accounting estimates, which are defined as those that are reflective of significant judgments and uncertainties, are the most pervasive and important to the presentation of our financial condition and results of operations and could potentially result in materially different results under different assumptions and conditions.

Accounting for Allowance for Doubtful Accounts

In the ordinary course of business, we grant non-interest bearing trade credit to our customers on normal credit terms. In an effort to reduce our credit risk, we (1) establish credit limits for all of our customer relationships, (2) perform ongoing credit evaluations of our customers’ financial condition, (3) monitor the payment history and aging of our customers’ receivables, and (4) monitor open orders against an individual customer’s outstanding receivable balance.

An allowance for doubtful accounts is maintained for accounts receivable based on our historical collection experience and expected collectability of the accounts receivable, considering the period an account is outstanding, the financial position of the customer and information provided by credit rating services. The adequacy of this allowance is reviewed each reporting period and adjusted as necessary. Our allowance for doubtful accounts was $4.1 million at December 31, 2010 and $7.1 million at December 31, 2009 which was 1.3% and 2.6%, respectively, of gross accounts receivable. In light of the disruptions in global economic markets that began in the fourth quarter of 2008 and have continued through 2010 we have heightened our risk assessment when estimating the allowance for doubtful accounts at December 31, 2010 by engaging in a more robust customer-by-customer risk assessment. Although future results cannot always be predicted by extrapolating past results, management believes that it is reasonably likely that future results will be consistent with historical trends and experience. However, if the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, or if unexpected events or significant future changes in trends were to occur, additional allowances may be required.

Inventory Utilization

Inventories are valued at the lower of cost or market. Accordingly, we maintain a reserve for excess and obsolete inventory to reduce the carrying value of our inventories to reflect the diminution of value resulting from product obsolescence, damage or other issues affecting marketability by an amount equal to the difference between the cost of the inventory and its estimated market value. Factors utilized in the determination of estimated market value include (1) current sales data and historical return rates, (2) estimates of future demand, (3) competitive pricing pressures, (4) new product introductions, (5) product expiration dates, and (6) component and packaging obsolescence.

The adequacy of this reserve is reviewed each reporting period and adjusted as necessary. We regularly compare inventory quantities on hand against historical usage or forecasts related to specific items in order to evaluate obsolescence and excessive quantities. In assessing historical usage, we also qualitatively assess business trends to evaluate the reasonableness of using historical information as an estimate of future usage.

Our excess and obsolete inventory reserve was $38.3 million at December 31, 2010 and $35.3 million at December 31, 2009 which was 10.2% and 8.9% of gross inventories, at those respective dates.

Accounting for Long-Lived Assets and Investments

The ability to realize long-lived assets is evaluated periodically as events or circumstances indicate a possible inability to recover their carrying amount. Such evaluation is based on various analyses, including undiscounted cash flow projections. The analyses necessarily involve significant management judgment. Any impairment loss, if indicated, equals the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Accounting for Goodwill and Other Intangible Assets

Goodwill and intangible assets by reporting segment at December 31, 2010 were as follows:

	Medical	Aerospace	Commercial	Total
	(Dollars in millions)

Goodwill	$1,434.9	$—	$7.5	$1,442.4
Intangible assets:
Indefinite lived	318.3	—	7.8	326.1
Finite lived	579.6	5.4	7.4	592.4

Goodwill and intangible assets	$2,332.8	$5.4	$22.7	$2,360.9
Number of reporting units	4	2	1	7

Intangible assets may represent indefinite-lived assets (e.g., certain trademarks or brands), determinable-lived intangibles (e.g., certain trademarks or brands, customer relationships, patents and technologies) or goodwill. Of these, only the costs of determinable-lived intangibles are amortized to expense over their estimated life. Goodwill and indefinite-lived intangibles assets, primarily trademarks and brand names, are not amortized but are tested annually for impairment during the fourth quarter, using the first day of the quarter as the measurement date, or earlier upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying value may not be recoverable. Such conditions may include an economic downturn in a geographic market or a change in the assessment of future operations. Our impairment testing for goodwill is performed separately from our impairment testing of indefinite-lived intangibles.

Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate future cash flows to measure fair value. Assumptions used in our impairment evaluations, such as forecasted growth rates and cost of capital, are consistent with internal projections and operating plans. We believe such assumptions and estimates are also comparable to those that would be used by other marketplace participants.

Goodwill

Impairment assessments are performed at a reporting unit level. For purposes of this assessment, our reporting units are generally our businesses one level below the respective operating segment.

Goodwill impairment is determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit, including goodwill, with its carrying value. In performing the first step, we calculated fair values of the various reporting units using equal weighting of two methods; one which estimates the discounted cash flows (DCF) of each of the reporting units based on projected earnings in the future (the Income Approach) and one which is based on sales of similar assets in actual transactions (the Market Approach). If the fair value exceeds the carrying value, there is no impairment. If the reporting unit carrying amount exceeds the fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any.

Determining fair value requires the exercise of significant judgment. The more significant judgments and assumptions made to determine the fair value of our reporting units were (1) the amount and timing of expected future cash flows which are based primarily on our estimates of future sales, operating income, industry trends and the regulatory environment of the individual reporting units, (2) the expected long-term growth rates for each of our reporting units, which approximate the expected long-term growth rate of the global economy and of the respective industries in which the reporting units operate, (3) discount rates that are used to discount future cash flows to their present values, which are based on an assessment of the risk inherent in the future cash flows of the respective reporting units along with various market based inputs, (4) determination of appropriate revenue and EBITDA multiples used to estimate a reporting unit’s fair value under the Market Approach and the selection of appropriate comparable companies to be used for purposes of determining those multiples. There were no changes to the underlying methods used in the current year as compared to the prior year valuations of our reporting units. The DCF analysis utilized in the fourth quarter 2010 impairment test was performed over a ten year time horizon for each reporting unit. For reporting units whose assets include goodwill, the compound growth rates during this period range from approximately 4% to 6% for revenue and from approximately 4% to 10% for operating income. Discount rates were 10.5% for reporting units in the Medical Segment and 13.5% for reporting units in the Aerospace and Commercial segments. A perpetual growth rate of 2.5% was assumed for all reporting units.

In arriving at our estimate of the fair value of each reporting unit, we considered the results of both the DCF and the market comparable methods and concluded the fair value to be the average of the results yielded by the two methods for each reporting unit. Then, our current market capitalization was reconciled to the sum of the estimated fair values of the individual reporting units, plus a control premium, to ensure the fair value conclusions were reasonable in light of current market capitalization. The control premium implied by our analysis was approximately 35%, which was deemed to be within a reasonable range of observed average industry control premiums.

No impairment in the carrying value of any of our reporting units was evident as a result of the assessment of their respective fair values as determined under the methodology described above. The fair values of our reporting units whose assets include goodwill, other than the North America reporting unit within the Medical segment, exceed their respective carrying values by more than 50%. For the Medical—

North America reporting unit, the fair value is approximately 12% higher than its carrying value in 2010, where the fair value had been 41% and 18% higher than its carrying value in 2008 and 2009, respectively. The approximately $959.0 million of goodwill attributed to the Medical—North America reporting unit constitutes approximately 66% of our total goodwill.

Our expected future growth rates are based on our estimates of future sales, operating income and cash flow and are consistent with our internal budgets and business plans which reflect a modest amount of core revenue growth coupled with the successful launch of new products each year which, together, more than offset volume losses from products that are expected to reach the end of their life cycle. As a result of this analysis, the compound annual growth rate of sales and cash flows over the projected ten year period in the Medical—North America reporting unit is estimated to be 4% and 6%, respectively. Under the income approach, significant changes in assumptions would be required for this reporting unit to fail the step one test. For example, an increase of over one percent in the discount rate or a decrease of over 30% in the compound annual growth rate of operating income would be required to indicate impairment for this reporting unit. Nevertheless, while we believe the assumed growth rates of sales and cash flows are reasonable and achievable the possibility remains that the core revenue growth of this reporting unit may not perform as expected, and, as a result, the estimated fair value may continue to decline. If our strategy and/or new products are not successful and we do not achieve core revenue growth in the future the goodwill in the Medical—North America reporting unit may become impaired and, in such case, we may incur material impairment charges.

Intangible Assets

Intangible assets are assets acquired that lack physical substance and that meet the specified criteria for recognition apart from goodwill. Intangible assets we obtained through acquisitions are comprised mainly of technology, customer relationships, and trade names. The fair value of acquired technology and trade names is estimated by the use of a relief from royalty method, which values an intangible asset by estimating the royalties saved through the ownership of an asset. Under this method, an owner of an intangible asset determines the arm’s length royalty that likely would have been charged if the owner had to license the asset from a third party. The royalty, which is based on the estimated rate applied against forecasted sales, is tax-effected and discounted to present value using a discount rate commensurate with the relative risk of achieving the cash flow attributable to the asset. The fair value of acquired customer relationships is estimated by the use of an income approach known as the excess earnings method. The excess earnings method measures economic benefit of an asset indirectly by calculating residual profit attributable to the asset after appropriate returns are paid to complementary or contributory assets. The residual profit is tax-effected and discounted to present value at an appropriate discount rate that reflects the risk factors associated with the estimated income stream. Determining the useful life of an intangible asset requires considerable judgment as different types of intangible assets will have different useful lives and certain assets may even be considered to have indefinite useful lives.

Management tests indefinite-lived intangible assets on at least an annual basis, or more frequently if necessary. In connection with the analysis, management tests for impairment by comparing the carrying value of intangible assets to their estimated fair values. Since quoted market prices are seldom available for intangible assets, we utilize present value techniques to estimate fair value. Common among such approaches is the relief from royalty methodology described above, under which management estimates the direct cash flows associated with the intangible asset. Management must estimate the hypothetical royalty rate, discount rate, and residual growth rate to estimate the forecasted cash flows associated with the asset.

Discount rates and perpetual growth rates utilized in the impairment test of indefinite-lived assets during the fourth quarter of 2010 are comparable to the rates utilized in the impairment test of goodwill by segment. Compound annual growth rates in revenues projected to be generated from certain trade names in the Medical Segment ranged from 5% to 9% and a royalty rate of 4% was assumed. The compound annual growth rate in revenues projected to be generated from certain trade names in the Commercial Segment was 5% and a royalty rate of 2% was assumed. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows generated as a result of the respective intangible assets. Assumptions about royalty rates are based on the rates at which similar trademarks or technologies are being licensed in the marketplace.

No impairment in the carrying value of any of our trade names was evident as a result of the assessment of their respective fair values as determined under the methodology described above, nor would impairment be evident had the fair value of each our indefinite-lived assets been hypothetically lower than presently estimated by 10% as of March 27, 2011.

We are not required to perform an annual impairment test for long-lived assets, including finite-lived intangible assets (e.g., customer relationships); instead, long-lived assets are tested for impairment upon the occurrence of a triggering event. Triggering events include the likely (i.e., more likely than not) disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related assets. Significant judgments in this area involve determining whether a triggering event has occurred and re-assessing the reasonableness of the remaining useful lives of finite-lived assets by, among other things, assessing customer attrition rates.

Accounting for Pensions and Other Postretirement Benefits

We provide a range of benefits to eligible employees and retired employees, including pensions and postretirement healthcare benefits. Several statistical and other factors which are designed to project future events are used in calculating the expense and liability related to these plans. These factors include actuarial assumptions about discount rates, expected rates of return on plan assets, compensation increases, turnover rates and healthcare cost trend rates. We review the actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate.

The weighted average assumptions for U.S. and foreign plans used in determining net benefit cost were as follows:

	Pension			Other Benefits
	2010	2009	2008	2010	2009	2008

Discount rate	5.78%	6.06%	6.32%	5.6%	6.05%	6.45%
Rate of return	8.27%	8.17%	8.19%	—	—	—
Initial healthcare trend rate	—	—	—	9.0%	10.0%	8.5%
Ultimate healthcare trend rate	—	—	—	5.0%	5.0%	5.0%

Significant differences in our actual experience or significant changes in our assumptions may materially affect our pension and other postretirement obligations and our future expense. The following table shows the sensitivity to changes in the weighted average assumptions:

			Expected Return on
	Assumed Discount Rate		Plan Assets	Assumed Healthcare Trend Rate
	50 Basis	50 Basis
	Point	Point	50 Basis	1.0%	1.0%
	Increase	Decrease	Point Change	Increase	Decrease
	(Dollars in millions)

Net periodic pension and postretirement healthcare expense	$(0.6)	$0.6	$1.3	$0.4	$(0.3)
Projected benefit obligation	$(23.2)	$24.9	$N/A	$4.7	$(4.1)

Product Warranty Liability

We warrant to the original purchaser of certain of our products that we will, at our option, repair or replace, without charge, such products if they fail due to a manufacturing defect. Warranty periods vary by product. We have recourse provisions for certain products that would enable recovery from third parties for amounts paid under the warranty. We accrue for product warranties when, based on available information, it is probable that customers will make claims under warranties relating to products that have been sold, and a reasonable estimate of the costs (based on historical claims experience relative to sales) can be made. Our estimated product warranty liability was $10.9 million and $12.1 million at December 31, 2010 and December 31, 2009, respectively.

Distributor Rebates

We offer rebates to certain distributors and accrue an estimate for the rebate as a reduction of revenues at the time of sale. The estimate is based on an historical experience rate of rebate claims by distributors over the previous 12 months for specific product lines. The accrual for estimated rebates was $15.5 million and $13.5 million at December 31, 2010 and December 31, 2009, respectively.

Share-based Compensation

We estimate the fair value of share-based awards on the date of grant using an option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods. Share-based compensation expense is measured using a Black-Scholes option pricing model that takes into account highly subjective and complex assumptions with respect to expected life of options, volatility, risk-free interest rate and expected dividend yield. The expected life of options granted represents the period of time that options granted are expected to be outstanding, which is derived from the vesting period of the award, as well as historical exercise behavior. Expected volatility is based on a blend of historical volatility and implied volatility derived from publicly traded options to purchase our common stock, which we believe is more reflective of the market conditions and a better indicator of expected volatility than solely using historical volatility. The risk-free interest rate is the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life of the option.

Accounting for Income Taxes

Our annual provision for income taxes and determination of the deferred tax assets and liabilities require management to assess uncertainties, make judgments regarding outcomes and utilize estimates. We conduct a broad range of operations around the world, subjecting us to complex tax regulations in numerous international taxing jurisdictions, resulting at times in tax audits, disputes with tax authorities and potential litigation, the outcome of which is uncertain. Management must make judgments about such uncertainties and determine estimates of our tax assets and liabilities. Deferred tax assets and liabilities are measured and recorded using currently enacted tax rates, which we expect will apply to taxable income in the years in which those temporary differences are recovered or settled. The likelihood of a material change in our expected realization of these assets is dependent on future taxable income, our ability to use foreign tax credit carryforwards and carrybacks, final U.S. and foreign tax settlements, and the effectiveness of our tax planning strategies in the various relevant jurisdictions. While management believes that its judgments and interpretations regarding income taxes are appropriate, significant differences in actual experience may require future adjustments to our tax assets and liabilities, which could be material.

We are also required to assess the realizability of our deferred tax assets. We evaluate all positive and negative evidence and use judgments regarding past and future events, including operating results and available tax planning strategies that could be implemented to realize the deferred tax assets. Based on this assessment, we determine when it is more likely than not that all or some portion of our deferred tax assets may not be realized, in which case we apply a valuation allowance to offset our deferred tax assets in an amount equal to future tax benefits that may not be realized. To the extent facts and circumstances change in the future, adjustments to the valuation allowances may be required.

The valuation allowance for deferred tax assets of $49.5 million and $49.2 million at December 31, 2010 and December 31, 2009, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. We believe that we will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax asset. The valuation allowance was calculated in accordance with the provisions under ASC topic 740 “Income Taxes,” which requires that a valuation allowance be established and maintained when it is “more likely than not” that all or a portion of deferred tax assets will not be realized.

Significant judgment is required in determining income tax provisions and in evaluating tax positions. We establish additional provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum probability threshold, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, we are examined by various Federal, State and foreign tax authorities. We regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of our provision for income taxes. We adjust the income tax provision, the current tax liability and deferred taxes in any period in which facts that give rise to an adjustment become known. Specifically, we are currently in the midst of examinations by the U.S., Canadian, German and Czech Republic taxing authorities with respect to our income tax returns for those countries for various tax years. The ultimate outcomes of the examinations of these returns could result in increases or decreases to our recorded tax liabilities, which could impact our financial results.

See Note 13 to our consolidated financial statements in our Current Report on Form 8-K dated June 1, 2011 for additional information regarding our uncertain tax positions.

New Accounting Standards

See Note 2 to our consolidated financial statements included in our Current Report on Form 8-K dated June 1, 2011 for a discussion on recently issued accounting standards, including estimated effects, if any, on our consolidated financial statements.

BUSINESS

The Company

We are principally a global provider of medical technology products that enable healthcare providers to improve patient outcomes, reduce infections and enhance patient and provider safety. We primarily develop, manufacture and supply single-use medical devices used by hospitals and healthcare providers for common diagnostic and therapeutic procedures in critical care and surgical applications. We serve hospitals and healthcare providers in more than 130 countries and are not dependent upon any one end-market or procedure. For the twelve months ended March 27, 2011, we generated net revenues of $1,582.6 million, net income of $242.7 million and Adjusted EBITDA of $367.7 million. See “Summary—Summary Historical Financial Data” for a reconciliation of net income to Adjusted EBITDA, as well as the calculation of data for the twelve months ended March 27, 2011. Our common stock is traded on the NYSE under the symbol “TFX” and as of May 26, 2011, we had an equity market capitalization of $2,495.6 million on a basic basis.

We are focused on achieving consistent, sustainable and profitable growth through:

•	the development of new products;

•	the expansion of the use of existing products in existing markets;

•	the introduction of existing products into new geographic markets; and

•	selected acquisitions, licensing agreements and partnerships which enhance or expedite our development initiatives and our ability to increase our market share.

Furthermore, we believe our research and development capabilities and our commitment to engineering excellence and lean, low-cost manufacturing allow us to consistently bring cost effective, innovative products to market that improve the safety, efficacy and quality of healthcare. We provide a broad-based platform of medical products, which we currently categorize into four end-user product groups: Critical Care, Surgical Care, Cardiac Care and OEM and Development Services.

Over the past several years, we have engaged in an extensive acquisition and divestiture program to improve margins, reduce cyclicality and focus our resources on the development of our healthcare business. We have significantly changed the composition of our portfolio of businesses, expanding our presence in the medical device industry, while divesting most of our businesses serving the aerospace markets and divesting all of our businesses in the commercial markets.

While we are committed to becoming exclusively a medical technology company, we continue to serve a niche segment of the aerospace market with specialty engineered products. We expect to strategically divest the remaining businesses in our Aerospace Segment from time to time. In recent years, we have completed a number of divestitures of our non-medical businesses in order to focus our resources on the development of our Medical Segment. For example, on December 31, 2010, we completed the sale of our actuation business, a part of our Aerospace Segment. In addition, we previously operated a third business segment, our Commercial Segment, which included our marine business. We completed the sale of our marine business on March 22, 2011. Furthermore, in the first quarter of 2011, management approved a plan to sell our cargo container business, a reporting unit within our Aerospace Segment. Our actuation, cargo container and marine businesses are classified as discontinued operations in our consolidated financial statements incorporated by reference herein.

We provide a broad-based platform of medical technology products, which we categorize into four groups: Critical Care, Surgical Care, Cardiac Care and OEM and Development Services.

Critical Care

Critical care products represent our largest product group and include medical devices used in vascular access, anesthesia, urology and respiratory care applications. Our primary critical care products and product brands include the following:

•	Arrow vascular access products, including a range of catheter based technologies used to facilitate multiple critical care therapies:

•	Arrow central venous access catheters, or CVCs, featuring the ARROWg+ard, or ARROWg+ard Blue Plus antimicrobial surface treatments;

•	Arrow peripherally inserted central catheters, or PICCs, including the ArrowEVOLUTION PICC with Chlorag+ard technology, a new Chlorhexidine-based antimicrobial technology designed to reduce colonization of resistant bacterial and fungal pathogens responsible for catheter related bloodstream infections;

•	Arrow hemodialysis catheters used in the treatment of both chronic and acute conditions; and

•	catheters and accessories used in critical care monitoring and treatment.

•	The VasoNova Vascular Positioning System is a central venous catheter tip navigation system that is designed to provide clinicians precise and consistent tip location;

•	Arrow regional anesthesia products, which include catheters used in acute pain management in epidural, spinal and peripheral nerve block procedures;

•	Rüsch and Sheridan endotracheal tubes, laryngoscopes, laryngeal masks, airways and face masks used for access to and management of the airway;

•	Hudson RCI and Gibeck brand humidifiers, circuits, nebulizers, filters, masks, tubing and cannulas used in aerosol and medication delivery, oxygen therapy and ventilation management; and

•	Rüsch urology catheters (including Foley, intermittent, external and suprapubic), urine collectors, used to provide access for bladder management, catheterization accessories and products for operative endurology.

Surgical Care

We provide surgical devices and instruments used in general and specialty surgical procedures, including:

•	Weck ligation products, clips and appliers;

•	Deknatel sutures;

•	Pilling hand-held instruments for general and specialty surgical procedures;

•	Pleur-evac fluid management products used for chest drainage; and

•	Taut access ports used in minimally invasive surgical procedures, including robotic surgery.

Cardiac Care

We are a global provider of devices used in the treatment of patients with severe cardiac conditions, including:

•	Arrow AutoCAT2 WAVE Intra-Aortic Balloon Pump System; and

•	Arrow Intra-Aortic Balloon Catheters and accessories.

OEM and Development Services

We also design and manufacture instruments and devices for other medical device manufacturers, which include our Beere Medical, KMedic, Specialized Medical Devices, Deknatel and TFXOEM customized medical instruments, implants and components.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our continued success:

Well-positioned to take advantage of favorable industry dynamics.  We believe the medical markets in which we currently participate represent an aggregate addressable market of approximately $10 billion. Growth drivers for our medical markets include favorable market demographics such as the aging population, improving standard of living in emerging markets and increasing overall demand for medical products, technology advancements, increasing awareness of infection prevention and a general demand for a better quality of life. We believe we are well positioned to take advantage of the favorable dynamics in our markets due to the breadth and quality of our portfolio, established global brands, global manufacturing and distribution network, broad customer base and focus on single-use products used in non-elective procedures.

Diversified, global medical technology company.  We are primarily a global medical technology company that designs, develops, manufactures and supplies medical devices for critical care and surgical applications, with an emphasis on single-use medical devices used by hospitals and healthcare providers for common diagnostic and therapeutic procedures. Our medical products are used in a wide variety of markets that are categorized into four groups: Critical Care, Surgical Care, Cardiac Care and OEM and Development Services. As a result, our revenues are not dependent on any one product or procedure. We sell our medical device products to hospitals and healthcare providers in more than 130 countries through a combination of our direct sales force and distributors. For the twelve months ended March 27, 2011, approximately 48% of our Medical Segment net revenues were derived from customers outside North America.

Leading market positions with established global brands.  We believe each of our end-user medical product groups has a leading market position with well established, global brands that are recognized for their consistently high quality and reliability:

•	Our Critical Care product group generated net revenues of $954.6 million for the twelve months ended March 27, 2011 and is a leading provider of central venous catheters and airway management, regional anesthesia, respiratory and urology products that are marketed under established brands such as Arrow, Rusch, Hudson RCI and Gibeck.

•	Our Surgical Care product group generated net revenues of $264.6 million for the twelve months ended March 27, 2011 and is a leading provider of chest drainage and ligation products that are marketed under established brands such as Deknatel, Taut, Weck, Pilling and Pleur-evac.

•	Our Cardiac Care product group generated net revenues of $70.0 million for the twelve months ended March 27, 2011 and is a leading provider of intra-aortic balloons and intra-aortic balloon pumps that are marketed under the Arrow brand.

Broad portfolio of non-elective, single-use medical products.  Over 90% of our Medical Segment net revenues are derived from single-use, disposable products. The majority of our single-use medical devices are used in non-elective procedures which we believe provides us with a portfolio of recurring revenue items with minimal exposure to cyclical activity. In addition, our focus on single-use medical products reduces our overall capital expenditures, improving our cash-flow generation. Our capital expenditures in our Medical Segment for the twelve months ended March 27, 2011 were approximately $28 million, or approximately 2% of our Medical Segment net revenues for such period.

Diversified customer and supplier base.  Our Medical Segment has a diversified customer base and is not dependent on any single customer for a substantial amount of its revenues. For the year ended December 31, 2010, only seven customers individually accounted for more than 1% of our Medical Segment net revenues, the largest of which accounted for approximately 9%, and our top ten customers in aggregate accounted for less than 25% of our Medical Segment net revenues. Similarly, materials used in the manufacture of our medical products are purchased from a large number of suppliers in diverse geographic locations. For the year ended December 31, 2010, no supplier accounted for greater than 4% of our Medical Segment raw materials, and our top ten suppliers in aggregate accounted for less than 20% of our Medical Segment raw materials.

Strong cash flow generation and proven history of deleveraging.  We have demonstrated strong free cash flow generation underpinned by the diversity of our revenue sources and our acute focus on cost management. We generated net cash provided by operating activities from continuing operations of $164.8 million and free cash flow of $133.5 million, respectively, during the twelve months ended March 27, 2011. Our capital expenditures were $31.3 million during the twelve months ended March 27, 2011, or approximately 2% of our net revenues for the same period. A combination of our strong free cash flow generation from continuing operations and divestitures of our non-core businesses has allowed us to repay over $1.3 billion in debt since our acquisition of Arrow International, Inc. in October 2007. See “Summary—Summary Historical Financial Data” for a reconciliation of net cash provided by operating activities from continuing operations to free cash flow.

Experienced management team.  We have a senior management team with extensive experience in the medical industry. Benson F. Smith was appointed as our CEO on January 30, 2011 after having served on our board of directors since 2005. Mr. Smith has approximately 25 years of experience in the medical device industry with C.R. Bard, Inc. Our CFO, Richard A. Meier, has over 25 years of professional experience, with significant experience in the healthcare industry having spent a combined 12 years at Advanced Medical Optics and Valeant Pharmaceuticals, Inc. prior to joining Teleflex in January 2010. Our senior management team has a proven track record of employing a disciplined portfolio management strategy, including several acquisitions and divestitures, that has transformed Teleflex into a global medical device company from an industrial company traditionally focused on the automotive, commercial and aerospace sectors.

Our Strategy

We plan to continue to grow our business and improve our financial performance by implementing our business strategy, the key elements of which are:

Commitment to becoming a pure-play global medical technology company.  We have employed a disciplined portfolio management strategy to transform Teleflex into a pure-play medical technology company. For the twelve month period ending March 27, 2011, our Medical Segment accounted for 91% of our consolidated net revenues and 91% of our segment operating profit as compared to 33% of our consolidated net revenues and 56% of our segment operating profit based on the business portfolio in place on December 31, 2006.

We expect to continue to increase the relative composition of our Medical Segment through a combination of portfolio management and organic growth initiatives. From time to time, we explore and engage in discussions regarding acquisitions that would augment our existing medical technology platform and disposition opportunities for our Aerospace Segment that enable us to further our transformation into a pure-play medical technology company. Furthermore, our commitment to becoming a pure-play global medical technology company involves investing in our medical research and development and sales and marketing initiatives to further expand and strengthen our portfolio of products as well as our ability to penetrate existing and new geographic and therapeutic markets.

Maintain acute focus on medical research and development.  Our medical research and development initiatives are focused on developing new, innovative products for existing and new therapeutic applications as well as enhancements to, and line extensions of, existing products. We introduced over 30 new products and line extensions in our Medical Segment during 2010. Our portfolio of existing products and pipeline of potential new products consist primarily of Class I and Class II devices, which require 510(k) clearance by the FDA for sale in the United States. We believe the 510(k) clearance expedites the process of introducing new products and reduces our medical research and development costs and risks as compared to the process that would be required for Class III devices.

Continue to enhance market leadership positions.  In addition to focusing on research and development and technology, we expect to also enhance our market leadership positions by leveraging our global established brands and distribution network and selectively pursuing licensing and partnership agreements that may provide us with access to new markets for all of our products. We have well-established, global brands across all of our Medical product groups, which we are able to leverage in our efforts to commercialize new products and expand the use of existing products into new geographic markets and therapeutic applications. Our existing global sales force and distribution network allow us to rapidly commercialize new products globally upon obtaining regulatory approvals.

Continue to achieve consistent, sustainable and profitable growth.  We intend to continue to achieve consistent, sustainable and profitable growth by increasing our market share and improving our operating efficiencies. We expect to increase our market share through the development of new products, the expansion of the use of existing products, the introduction of existing products into new geographic markets and the potential broadening of our product portfolio through selected acquisitions, licensing agreements and partnerships. Our efforts to improve our operating efficiencies include leveraging our direct sales force and distribution network with new products, manufacturing and distribution facility rationalization and achieving economies of scale as we continue to expand our Medical Segment.

History and Recent Developments

Teleflex was founded in 1943 as a manufacturer of precision mechanical push/pull controls for military aircraft. From this original single market, single product orientation, we have grown through an active program of development of new products, introduction of products into new geographic or end-markets and through acquisitions of companies with related market, technology or industry expertise. Throughout our history, we have continually focused on providing innovative, technology-driven, specialty-engineered products that help our customers meet their business requirements.

Over the past several years, we have engaged in an extensive acquisition and divestiture program to improve margins, reduce cyclicality and focus our resources on the development of our healthcare business. We have significantly changed the composition of our portfolio of businesses, expanding our presence in the medical device industry, while divesting most of our businesses serving the aerospace markets and divesting all of our businesses in the commercial markets. The most significant of these transactions occurred in 2007 with our acquisition of Arrow International, a leading global supplier of catheter-based medical technology products used for vascular access and cardiac care, and the divestiture of our automotive and industrial businesses. Our acquisition of Arrow significantly expanded our single-use medical product offerings for critical care, enhanced our global footprint and added to our research and development capabilities.

We continue to evaluate the composition of the portfolio of our products and businesses to ensure alignment with our overall objectives. We strive to maintain a portfolio of products and businesses that provide consistency of performance, improved profitability and sustainable growth.

In the first quarter of 2011, management approved a plan to sell our cargo container business, a reporting unit within our Aerospace Segment. We are actively marketing the business while we continue to serve our customers.

On March 22, 2011, we completed the sale of our marine business to an affiliate of H.I.G. Capital, LLC for $123.1 million, consisting of $101.6 million in cash, net of $1.5 million of cash included in the marine business as part of the net assets sold, plus a subordinated promissory note in the amount of $4.5 million and the assumption by the buyer of approximately $15.5 million in liabilities related to the marine business. We realized a gain of $59.6 million, net of tax benefits, in connection with the sale. The marine business consisted of our businesses that were engaged in the design, manufacture and distribution of steering and throttle controls and engine and drive assemblies for the recreational marine market, heaters for commercial vehicles and burner units for military field feeding appliances.

The financial statements have been revised to present the marine business and the cargo container business as discontinued operations. Additional information regarding discontinued operations is presented in Note 18 to our consolidated financial statements included in our Current Report on Form 8-K filed on June 1, 2011.

On January 30, 2011, Benson F. Smith was named Chairman, President and Chief Executive Officer, replacing Jeffrey P. Black, who resigned by mutual agreement with our Board of Directors. Mr. Smith has served as a Director on our Board since April 2005. For more information regarding Mr. Smith’s background and experience, see “Executive Officers” in our Current Report on Form 8-K filed on June 1, 2011.

Our Business Segments

Our businesses consist of two segments, the larger of which is our Medical Segment, which represented 92% of both our consolidated revenues and segment operating profit in 2010. Our Aerospace Segment represented the other 8% of our consolidated revenues and segment operating profit in 2010. In addition, we previously operated a third business segment, the Commercial Segment, which included the marine business.

Additional information regarding our segments and geographic areas is presented in Note 16 to our consolidated financial statements for the year ended December 31, 2010 incorporated by reference herein.

Medical Segment

Our Medical Segment designs, develops, manufactures and supplies medical devices for critical care and surgical applications. We categorize our medical products into four product groups: Critical Care, Surgical Care, Cardiac Care and OEM and Development Services.

Approximately 48% of our segment revenues are derived from customers outside the United States. Our Medical Segment operates 30 manufacturing sites, with major manufacturing operations located in Czech Republic, Malaysia, Mexico and the United States.

The following is an overview of the four product groups within our Medical Segment.

Critical Care

Critical care, which is predominantly comprised of single-use products, constitutes the largest product category within our Medical Segment, representing 66% of segment revenues in 2010. Our medical products are used in a wide range of critical care procedures for vascular access, respiratory care, anesthesia and airway management, treatment of urologic conditions and other specialty procedures.

We are a leading provider of specialty products for critical care. Our products are generally marketed under the brand names of Arrow, Rüsch, HudsonRCI, Gibeck and Sheridan. The large majority of sales for disposable medical products are made to the hospital/healthcare provider market, with a smaller percentage sold to alternate sites.

Vascular Access Products

Our vascular access products, which accounted for 29% of Medical Segment revenues in 2010, are generally catheter-based products used in a variety of clinical procedures to facilitate multiple critical care therapies including the administration of intravenous medications and other therapies and the measurement of blood pressure and taking of blood samples through a single puncture site.

Our vascular access catheters and related devices consist principally of central venous access catheters such as the following:

•	the Arrow-Howe’s Multi-Lumen Catheter, a catheter equipped with three or four channels, or lumens;

•	double-and single-lumen catheters, which are designed for use in a variety of clinical procedures;

•	the Arrow Pressure Injectable CVC, which gives clinicians who perform contrast-enhanced CT scans the option of using an indwelling pressure injectable Arrow CVC without having to insert another catheter for their scan; and

•	percutaneous sheath introducers, which are used as a means for inserting cardiovascular and other catheterization devices into the vascular system during critical care procedures.

Many of our vascular access catheters are treated with the ARROWg+ard or ARROWg+ard Blue Plus antimicrobial surface treatments to reduce the risk of catheter related bloodstream infection. ARROWg+ard Blue Plus provides antimicrobial treatment of the interior lumens and hubs of each catheter.

We also provide a range of peripherally inserted central catheters, or PICCs, which are soft, flexible catheters inserted in the upper arm and advanced into the superior vena cava and are accessed for administration of various types of intravenous medications and therapies. Our offerings include a pressure injectable peripherally inserted catheter which addresses the therapeutic need for a catheter that can withstand the higher pressures required by the injection of contrast media for CT scans. The three newest additions to the PICC portfolio in the United States include:

•	ArrowEVOLUTION PICC with Chlorag+ard technology, a pressure-injectable PICC treated with a chlorhexidine-based solution from tip to hub on both the inner and outer lumen surfaces;

•	a device utilizing Accelerated Seldinger Technique to make the placement of PICCs faster, safer and simpler; and

•	The VasoNova Vascular Positioning System is a central venous catheter tip navigation system designed to provide clinicians precise and consistent placement of the catheter tip, significantly increasing the success rate of first time placement, shortening hospital stays and lowering costs associated with catheter insertion procedures.

Introduced in 2010, Chlorag+ard is our newest coating technology for use on some peripherally inserted central catheters, providing a reduction in colonization of pathogens responsible for causing catheter-related bloodstream infections for up to 30 days.

As part of our ongoing efforts to meet physicians’ needs for safety and management of risk of infection in the hospital setting, we offer many of our vascular access catheters in a Maximal Barrier Precautions Tray. The tray is available for central venous (CVC), multi access (MAC) and peripheral venous access (PICC) and includes a full body drape, coated or non-coated catheter and other accessories.

The features of these kits were created to assist healthcare providers in complying with guidelines for reducing catheter-related bloodstream infections that have been established by a variety of health regulatory agencies, such as the Centers for Disease Control and Prevention and the Joint Commission on the Accreditation of Healthcare Organizations.

Our newest offering is the ErgoPack system designed to support consistent compliance with established guidelines for infection prevention and safety measures during catheter insertion. The system provides components which are packaged in the tray in the order in which they will be needed during the procedure and incorporates features intended to enhance ease of use and patient and provider safety. The ErgoPack system is offered for CVC, PICC, MAC and Acute Hemodialysis product offerings.

Our vascular access products also include specialty catheters and related products used in a range of other procedures and include percutaneous thrombolytic devices, which are designed for clearance of thrombosed hemodialysis grafts in chronic hemodialysis patients; hemodialysis access catheters, including the Cannon® Catheter, which is used to facilitate dialysis treatment, and radial artery catheters, which are used for measuring arterial blood pressure and taking blood samples.

Respiratory Care

Our respiratory care products, which accounted for 12% of Medical Segment revenues in 2010, principally consist of devices used in aerosol and medication delivery, oxygen therapy and ventilation management. We offer an extensive range of aerosol therapy products, including: the Micromist Nebulizer for small volumes; the Neb-U-Mask System, which is a combination device that enables concurrent delivery of aerosolized medications and high concentrations of oxygen or heliox; and the Opti-Neb Pro Compressor, which is a compact compressor available with both reusable and disposable nebulizers. We are also a global provider of oxygen supplies, offering a broad range of products to deliver oxygen therapy safely and comfortably. These include masks, cannulas, tubing and humidifiers. These products are used in a variety of clinical settings including hospitals, long-term care facilities, rehabilitation centers and patients’ homes to treat respiratory ailments such as chronic lung disease, pneumonia, cystic fibrosis and asthma.

Our ventilation management products are designed to promote patient safety and maximize clinician efficiency. These products include ventilator circuits with an extended life to support clinical practice guidelines, high efficiency particulate air (HEPA) filters that provide protection against the transmission of bacteria and viruses, heat and moisture exchangers that reduce circuit manipulation and cross-contamination risk and heated humidifiers that promote patient compliance to non-invasive respiratory strategies, such as non-invasive ventilation and high flow oxygen therapy. Recently introduced products include the Gibeck HumidFlo heat and moisture exchanger, which enables medication to be delivered without breaking the breathing circuit or interrupting ventilation, and OSMO, a product that enables maintenance free water removal from the expiratory limb of the breathing circuit during mechanical ventilation (breathing systems used to deliver medical gases from a ventilator to a patient’s lungs).

Our ConchaTherm Neptune is a heated humidification solution. It is designed to enable the caregiver to customize patient treatment to enhance patient outcomes while maintaining clinician efficiency.

During 2010, we launched the Gibeck Humid-Flo 72-Hour Passive Humidification Kit, an integrated system that promotes best practices for Ventilator Associated Pneumonia (VAP) risk reduction. This unique kit includes all the components the caregiver needs to begin passive humidification for mechanically ventilated patients.

Anesthesia and Airway Management

Our anesthesia and airway management products, which accounted for 15% of our Medical Segment revenues in 2010, include endotracheal tubes, laryngeal masks, airways and face masks to deliver anesthetic agents and oxygen. To assist in the placement of endotracheal tubes, we provide a comprehensive and unique line of laryngoscope blades and handles, including standard halogen and fiber optic light sources. In 2010, we expanded our endotracheal tube offerings with the introduction, in both the United States and Europe, of the Teleflex ISIS HVT, which features an integrated suction port and separate suction line allowing for subglottic secretion suctioning on demand. When needed, the suction tube attaches to the ISIS HVT via a secure locking connection. We also extended our tracheostomy product line offered in the EMEA region (Europe, the Middle East and Africa) with the introduction of Crystal Clear Trach and TracFlex Plus and our laryngeal mask product offerings with the introduction of SureSeal laryngeal mask with Cuff Pilot.

Our regional anesthesia or acute pain management products include epidural, spinal and peripheral nerve block catheters. Nerve blocks provide pain relief during and after surgical procedures and help clinicians better manage each patient’s pain. We offer the first stimulating continuous nerve block catheter, the Arrow StimuCath, which confirms the positive placement of the catheter next to the nerve. The Arrow Flex Tip Plus continuous epidural catheter features a soft, flexible tip that helps reduce the incidence of complications, such as transient paresthesia (a sensation of tingling, pricking, or numbness of a person’s skin) and inadvertent penetration of blood vessels or the dura, while improving the clinician’s ability to thread the catheter into the epidural space. Our Arrow TheraCath epidural catheter, with high compression strength for direction-ability and enhanced radiopacity (the ability to stop the passage of x-rays), was designed for pain management procedures where increased steer-ability is important. Additional integral components create a range of standard and custom procedural kits. In 2009, we introduced a new line of kits designed for administration of anesthesia, marketed under the Arrow SureBlock Spinal Anesthesia brand name.

Urology

Our line of urology products, which accounted for 10% of our Medical Segment revenues in 2010, provides bladder management for patients in the hospital and home care markets. Our product portfolio consists principally of a wide range of catheters (including Foley, intermittent, external and suprapubic), urine collectors, catheterization accessories and products for operative endurology marketed under the Rusch brand name.

Our urology business in Europe and the United States also serves home care markets and patient care outside of the hospital. Over the past few years, we have expanded our offerings for these markets to include a wider range of intermittent catheters, catheter insertion kits and accessories used by quadriplegic and paraplegic people. Many of these products are designed to support patient safety and infection prevention efforts. For example, we recently introduced an intermittent catheter with hydrophilic coating, an Ergothan tip, protective sleeve and saline solution in our EMEA region.

Home care markets are subject to local and regional reimbursement regulations that can impact volumes and pricing. For example, in the United States, reimbursement regulations were implemented in 2008 that permit reimbursement for up to 200 catheters per month, replacing the previous limit of four catheters per month. The change promoted a shift from re-useable catheters, with their inherent risk of infections, to single-use intermittent catheters. Sales of our intermittent catheters in the United States have benefited from this change in reimbursement policy.

Surgical Care

Surgical care, which is predominantly comprised of single-use products, represented 18% of Medical Segment revenues in 2010. Our surgical products include: ligation and closure products, including appliers, clips and sutures used in a variety of surgical procedures; access ports used in minimally invasive surgical procedures including robotic surgery; and fluid management products used for chest drainage. Our surgical products also include hand-held instruments for general and specialty surgical procedures. We market surgical products under the Deknatel, Pleur-evac, Pilling, Taut and Weck brand names.

Hem-o-lok, a significant part of the Weck portfolio, is a unique locking polymer ligation clip that combines the security of a suture with the speed of a metal clip for open and laparoscopic surgery. Hem-o-lok clips have special applications in robotic, laparoscopic and cardiovascular surgery.

Recently introduced products include the Taut Universal Seal designed for use with the ADAPt line of bladeless laparoscopic access devices, a rotating head stapler and a new long endoscopic clip applier. In 2010, we extended our line of cardiovascular sutures with the introduction of Deklene Maxx.

Cardiac Care

Cardiac care products accounted for approximately 5% of Medical Segment revenues in fiscal 2010. Products in this category include diagnostic catheters and capital equipment. Our diagnostic catheters include thermodilution and wedge pressure catheters; specialized angiographic catheters, such as Berman and Reverse Berman catheters; therapeutic delivery catheters, such as temporary pacing catheters; and intra-aortic balloon, or IAB, catheters. Capital equipment includes our intra-aortic balloon pump, or IABP, consoles. IABP products are used to augment oxygen delivery to the cardiac muscle and reduce the oxygen demand after cardiac surgery, serious heart attack or interventional procedures.

The IAB and IABP product lines feature the AutoCAT 2 WAVE console and the FiberOptix catheter, which together utilize fiber optic technology for arterial pressure signal acquisition and enable the patented WAVE timing algorithm to support the broadest range of patient heart rhythms, including severely arrhythmic patients.

OEM and Development Services

Customized medical instruments, implants and components sold to original equipment manufacturers, or OEMs, represented 11% of Medical Segment revenues in 2010. Under the Beere Medical, KMedic, Specialized Medical Devices, Deknatel and TFXOEM brand names, we provide specialized product development services, which include design engineering, prototyping and testing, manufacturing, assembly and packaging. Our OEM product development and manufacturing facilities are located globally in close proximity to major medical device manufacturers in Germany, Ireland, Mexico and the United States.

The OEM category includes custom extrusion, catheter fabrication, introducer systems, sheath/dilator sets, specialty sutures, resins and performance fibers. We also provide machined and forged instrumentation for general and specialty procedures, Ortho-Grip® instrument handles and fixation devices used primarily for orthopedic procedures.

Medical Segment Revenues

The following table sets forth revenues for 2010, 2009 and 2008 by product category for the Medical Segment.

	2010	2009	2008
	(Dollars in thousands)

Critical Care	$943,367	$939,390	$957,129
Surgical Care	262,683	260,666	272,504
Cardiac Care	70,559	70,770	72,871
OEM and Development Services	154,214	149,829	158,343
Other	2,459	14,230	14,774

Total net revenues	$1,433,282	$1,434,885	$1,475,621

The following table sets forth the percentage of revenues for 2010, 2009 and 2008 by end market for the Medical Segment.

	2010	2009	2008

Hospitals/Healthcare Providers	82%	83%	84%
Medical Device Manufacturers	11%	10%	11%
Home Health	7%	7%	5%

Markets for these products are influenced by a number of factors including demographics, utilization and reimbursement patterns. Our products are sold through direct sales or distribution in over 130 countries. The following table sets forth the percentage of revenues for 2010, 2009 and 2008 derived from the major geographic areas we serve.

	2010	2009	2008

North America	52%	52%	52%
Europe, Middle East and Africa	35%	36%	37%
Asia, Latin America	13%	12%	11%

Aerospace Segment

Our Aerospace Segment businesses provide cargo handling systems and equipment for wide body and narrow body aircraft. We are a leading global provider of cargo handling systems and equipment. Our brand name, Telair International, is well known and respected on a global basis.

Markets for our commercial aviation products are influenced by the level of general economic activity, investment patterns in new passenger and cargo aircraft, cargo market trends and flight hours. Major locations for manufacturing and service are located in Germany, Sweden and Singapore.

Cargo-handling Systems and Equipment

Our cargo-handling systems include on-board automated cargo-loading systems for wide-body aircraft, baggage-handling systems for narrow body aircraft, aftermarket spare parts and repair services. Marketed under the Telair International brand name, our wide-body cargo-handling systems are sold to aircraft original equipment manufacturers or to airlines and air freight carriers as “seller and/or buyer furnished equipment” for original installations or as retrofits for existing equipment. Cargo-handling systems require a high degree of engineering sophistication.

Telair International is the exclusive supplier of main deck and lower deck cargo systems for the new Boeing 747-8 airliner. Telair is also the exclusive provider of lower deck systems for the Airbus A330/A340-200 and 300 aircraft. Telair has been selected to supply cargo systems for the Airbus A350 XWB airframe when it enters production. Telair is also the exclusive supplier of sliding carpet systems for bulk-loading of narrow body aircraft such as 737 and A320 passenger planes. The Telair narrowbody system speeds loading and unloading of baggage and cargo to reduce turnaround time and increase aircraft utilization. This system is being installed in new 737’s for American Airlines and Continental Airlines, as well as in 737’s and the A320 family aircraft for airlines all over the world. Telair also provides bin loading systems for Canadair (Bombardier) aircraft. In addition to the design and manufacture of cargo systems, we provide customers with aftermarket spare parts and repair services for their Telair systems.

Aerospace Segment Revenue Information

During 2010, 2009 and 2008, commercial aviation markets represented all of the revenues in the Aerospace Segment.

Government Regulation

Government agencies in a number of countries regulate our products and the products sold by our customers that incorporate our products. The U.S. Food and Drug Administration and government agencies in other countries regulate the approval, manufacturing, sale and marketing of many of our healthcare products. The U.S. Federal Aviation Administration and the European Aviation Safety Agency regulate the manufacture and sale of most of our aerospace products and license the operation of our repair stations. For more information, see “Risk Factors—Risks Related to Our Business.”

Competition

Medical Segment

The medical device industry is highly competitive. We compete with many companies, ranging from small start-up enterprises to companies that are larger and more established than us with access to significant financial resources. Furthermore, new product development and technological change characterize the market in which we compete. We must continue to develop and acquire new products and technologies for our Medical Segment businesses to remain competitive. We believe that we compete primarily on the basis of clinical superiority and innovative features that enhance patient benefit, product reliability, performance, customer and sales support and cost-effectiveness. Competitors of our Medical Segment include C. R. Bard, Inc., Covidien and CareFusion.

Aerospace Segment

The businesses within our Aerospace Segment generally face significant competition from competitors of varying sizes. We believe that our competitive position depends on the technical competence and creative ability of our engineering personnel, the know-how and skill of our manufacturing personnel and the strength and scope of our sales, service and distribution networks. Competitors of the businesses with our Aerospace Segment include Goodrich Corporation and AAR Corp.

Sales and Marketing

Medical Segment

Our medical products are sold directly to hospitals, healthcare providers, distributors and to original equipment manufacturers of medical devices through our own sales forces and through independent representatives and independent distributor networks.

Aerospace Segment

Products sold to the aerospace market are sold through our own field representatives and distributors.

Backlog

Medical Segment

Most of our medical products are sold to hospitals or healthcare providers on orders calling for delivery within a few days or weeks, with longer order times for products sold to medical device manufacturers. Therefore, the backlog of our Medical Segment orders is not indicative of probable revenues in any future 12-month period.

Aerospace Segment

As of December 31, 2010, our backlog of firm orders for our Aerospace Segment was $61 million, all of which we expect to be filled in 2011. Our backlog for our Aerospace Segment on December 31, 2009 was $32 million.

Patents and Trademarks

We own a portfolio of patents, patents pending and trademarks. We also license various patents and trademarks. Patents for individual products extend for varying periods according to the date of patent filing or grant and the legal term of patents in the various countries where patent protection is obtained. Trademark rights may potentially extend for longer periods of time and are dependent upon national laws and use of the marks. All capitalized product names throughout this document are trademarks owned by, or licensed to, us or our subsidiaries. Although these have been of value and are expected to continue to be of value in the future, we do not consider any single patent or trademark, except for the Teleflex and Arrow brands, to be essential to the operation of our business.

Suppliers and Materials

Materials used in the manufacture of our products are purchased from a large number of suppliers in diverse geographic locations. We are not dependent on any single supplier for a substantial amount of the materials used or components supplied for our overall operations. Most of the materials and components we use are available from multiple sources, and where practical, we attempt to identify alternative suppliers. Volatility in commodity markets, particularly steel and plastic resins, can have a significant impact on the cost of producing certain of our products. We cannot be assured of successfully passing these cost increases through to all of our customers, particularly original equipment manufacturers.

Research and Development

We are engaged in both internal and external research and development in our Medical and Aerospace segments. Our research and development costs in our Medical business principally relate to our efforts to bring innovative new products to the markets we serve, and our efforts to enhance the clinical value, ease of use, safety and reliability of our existing product lines. Our research and development efforts support our strategic objectives to provide safe and effective products that reduce infections, improve patient and clinician safety, enhance patient outcomes and enable less invasive procedures.

Research and development in our Aerospace business is focused on the development of lighter, more durable and more automated systems and products that facilitate cargo loading and containment on commercial aircraft.

We also acquire or license products and technologies that are consistent with our strategic objectives and enhance our ability to provide a full range of product and service options to our customers.

Seasonality

Portions of our revenues, particularly in the Medical Segment, are subject to seasonal fluctuations. Incidence of flu and other disease patterns as well as the frequency of elective medical procedures affect revenues related to disposable medical products.

Employees

We employed approximately 12,500 full-time and temporary employees at December 31, 2010. Of these employees, approximately 3,600 were employed in the United States and 8,900 in countries outside of the United States. Less than 8% of our employees in the United States were covered by union contracts. We also have collective-bargaining arrangements or union contracts that cover employees in other countries. We believe we have good relationships with our employees.

DIRECTORS AND EXECUTIVE OFFICERS

The names and ages of all of our directors and executive officers as of March 25, 2011 and the positions and offices held by each such officer are as follows:

Name	Age	Positions and Offices with Company

Benson F. Smith	63	Chairman, Chief Executive Officer and Director
Richard A. Meier	51	Executive Vice President and Chief Financial Officer
Laurence G. Miller	56	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
George Babich, Jr.	59	Director
Patricia C. Barron	68	Director
William R. Cook	67	Director
Jeffrey A. Graves	49	Director
Stephen K. Klasko	57	Director
Sigismundus W.W. Lubsen	67	Director
Stuart A. Randle	51	Director
Harold L. Yoh III	50	Director
James W. Zug	70	Director

Mr. Smith was appointed our Chairman, President and Chief Executive Officer in January 2011, and has served as a Director since April 2005. Prior to January 2011, Mr. Smith was the managing partner of Sales Research Group, a research and consulting organization, and also served as the Chief Executive Officer of BFS & Associates LLC, which specialized in strategic planning and venture investing. Prior to that, Mr. Smith worked for C.R. Bard, Inc., a company specializing in medical devices, for approximately 25 years, where he held various executive and senior level positions. Most recently, Mr. Smith served as President and Chief Operating Officer of C.R. Bard from 1994 to 1998.

Mr. Meier joined Teleflex as Executive Vice President and Chief Financial Officer in January 2010. Prior to joining Teleflex, Mr. Meier held various executive-level positions with Advanced Medical Optics, Inc., a global ophthalmic medical device company, from April 2002 to May 2009. He most recently served as President and Chief Operating Officer of Advanced Medical Optics from November 2007 to May 2009.

Mr. Miller has been Executive Vice President, General Counsel and Secretary since February 2008 and has also served as Chief Administrative Officer since April 26, 2011. From November 2004 to February 2008, Mr. Miller was Senior Vice President, General Counsel and Secretary. From November 2001 until November 2004, he was Senior Vice President and Associate General Counsel for the Food & Support Services division of Aramark Corporation, a diversified management services company providing food, refreshment, facility and other support services for a variety of organizations.

Mr. Babich has been a director of Teleflex since 2005 and currently serves as a member of the Audit Committee. Mr. Babich retired in 2005 after serving nine years in various executive and senior level positions at The Pep Boys—Manny Moe & Jack, an automotive retail and service chain. Most recently, Mr. Babich served as President of Pep Boys from 2004 to 2005 and as President and Chief Financial Officer from 2002 to 2004. Prior to joining Pep Boys, Mr. Babich held various financial executive positions with Morgan, Lewis & Bockius, The Franklin Mint, Pepsico Inc. and Ford Motor Company. Mr. Babich currently serves as a director of Checkpoint Systems, Inc.

Ms. Barron has been a director of Teleflex since 1998 and currently serves as chair of the Governance Committee. Ms. Barron retired in 2003 after serving as a clinical professor at the Leonard N. Stern School of Business of New York University, where she focused on issues of corporate governance and leadership. Prior to that, Ms. Barron had a 28 year career in business, which included various positions with Xerox Corporation. Most recently, she was Vice President of Business Operation Support for Xerox in 1998 and President of Engineering Systems from 1994 to 1998. Prior to joining Xerox, Ms. Barron was an associate with McKinsey and Company. Ms. Barron currently serves on the boards of Quaker Chemical Corporation, Ultralife Corporation and United Services Automobile Association. She also serves on a number of non-profit organizations, with a focus on education and health. Ms. Barron previously served as a director of Aramark Corporation from 1997 to 2007.

Mr. Cook has been a director of Teleflex since 1998 and currently serves as our Lead Director and as a member of the Audit and Governance Committees. Mr. Cook retired after having served as President and Chief Executive Officer of Severn Trent Services, Inc., a water and waste utility company, from 1999 to 2002. Prior to that, Mr. Cook was the Chairman, President and Chief Executive Officer of Betz Dearborn, Inc. from 1993 to 1998. Mr. Cook currently serves as a director of Quaker Chemical Corporation and The Penn Mutual Life Insurance Company.

Dr. Graves has been a director of Teleflex since 2007 and currently serves as a member of the Compensation Committee. Since 2005, he has been the President and Chief Executive Officer of C&D Technologies, Inc., a producer of electrical power storage systems. From 2001 to 2005 he was employed by Kemet Corporation and held positions as Chief Executive Officer from 2003 to 2005, President and Chief Operating Officer from 2002 to 2003 and Vice President of Technology and Engineering from 2001 to 2002. From 1994 to 2001, Dr. Graves was employed by General Electric Company, holding a variety of management positions in their Power Systems Division and in research and development. Prior to joining General Electric, Dr. Graves was employed by Rockwell International and Howmet Corporation, now a part of Alcoa Corporation. Dr. Graves currently serves as a director of C&D Technologies, Inc. and Hexcel Corporation.

Dr. Klasko has been a director of Teleflex since 2008 and currently serves as a member of the Governance Committee. Dr. Klasko has been Dean of the College of Medicine of the University of South Florida since 2004. In addition, since 2009, Dr. Klasko has been the Chief Executive Officer of USF Health, which encompasses the University of South Florida’s colleges of medicine, nursing and public health. He was a Vice President of USF Health from 2004 to 2009. Dr. Klasko was the Dean of the College of Medicine of Drexel University from 2000 to 2004.

Mr. Lubsen has been a director of Teleflex since 1992 and currently serves as a member of the Governance Committee. Mr. Lubsen retired in 2002 after serving as a member of the Executive Board of Heineken N.V., a manufacturer of beverage products, from 1995 to 2002. Mr. Lubsen is currently a director of Super de Boer N.V., Ruvabo B.V., I.F.F. (Nederland) Holding B.V., SdB (in liquidation) N.V. and Concordia Fund B.V.

Mr. Randle has been a director of Teleflex since 2009 and currently serves as a member of the Compensation Committee. Since 2004, Mr. Randle has been the President and Chief Executive Officer of GI Dynamics, Inc., a venture-backed healthcare company. Prior to that, he served as Interim Chief Executive Officer of Optobionics Corporation from 2003 to 2004. From 2002 to 2003, he held the position of Entrepreneur in Residence of Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President and Chief Executive Officer of Act Medical, Inc. Prior to that, Mr. Randle held various senior management positions with Allegiance Healthcare Corporation and Baxter International. Mr. Randle currently serves as a director of Beacon Roofing Supply, Inc. and was recently elected to the board of the Advanced Medical Technology Association.

Mr. Yoh has been a director of Teleflex since 2003 and currently serves as a member of the Compensation Committee. Since 1999, Mr. Yoh has been the Chairman and Chief Executive Officer of The Day & Zimmermann Group, Inc., a global provider of diversified managed services. Prior to that, Mr. Yoh held a variety of management and leadership positions at Day & Zimmermann, including President of Day & Zimmermann’s Process & Industrial division from 1995 to 1998. Mr. Yoh currently serves as a director of the

Greater Philadelphia Chamber of Commerce and various industry associations, including the National Defense Industry Association, where Mr. Yoh served as the immediate past chair.

Mr. Zug has been a director of Teleflex since 2004 and currently serves as chair of the Audit Committee. Mr. Zug retired in 2000 following a 36 year career at PricewaterhouseCoopers, a public accounting firm, and Coopers & Lybrand, one of its predecessors. From 1998 until his retirement, Mr. Zug was Global Leader—Global Deployment for PricewaterhouseCoopers. From 1993 to 1998, Mr. Zug was Managing Director International for Coopers & Lybrand. He also served as the audit partner for a number of public companies over his career. Mr. Zug currently serves on the boards of Amkor Technology Inc., the Brandywine Group of mutual funds and Allianz Funds.

Our officers are elected annually by our board of directors. Each officer serves at the discretion of the board until their respective successors have been elected.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facilities

On October 1, 2007, we entered into the senior credit agreement governing our existing credit facilities, which originally provided for a five-year term loan facility of $1.4 billion and a five-year revolving line of credit facility of $400 million, both of which had a maturity date of October 1, 2012.

On August 9, 2010, we repaid $200.0 million of our then $600.0 million of term loan borrowings under our credit facilities and amended certain terms of the senior credit agreement. In connection with the amendment, the final maturity date of $363.9 million of our remaining $400.0 million of term loan borrowings and $366.3 million of commitments under our $400.0 million revolving credit facility was extended from October 1, 2012 to October 1, 2014. The extended term loans are to be repaid in accordance with an amortization schedule, with quarterly payments of 2.5% of the original principal amount of the extended term loans commencing on December 31, 2012, with the balance payable at maturity.

In addition, the amendment increased the applicable interest rate margin for the extended loans and commitments. As amended, the range of the applicable margin for borrowings bearing interest at the “base rate” (greater of either the federal funds effective rate plus 0.5%, the prime rate or one month LIBOR plus 1.0%) is 0.50% to 1.75%, and the range of the applicable margin for extended borrowings bearing interest at the “LIBOR rate” for the period corresponding to the applicable interest period of the borrowings is 1.50% to 2.75%. In addition, the commitment fee rate on unused but committed portions of the revolving credit facility increased to a range of 0.375% to 0.50%. The actual amount of the applicable margin and commitment fee rate will be based on the ratio of Consolidated Total Indebtedness to Consolidated EBITDA (each as defined in the agreement governing our credit facilities).

On March 4, 2011, we entered into an incremental agreement, which supplemented our senior credit agreement. The incremental agreement provided for additional term loan borrowings under the credit facilities in an aggregate principal amount of $100 million. These incremental term loans will mature on October 1, 2014 and will amortize in quarterly installments equal to 2.5% of the original principal amount of all such incremental term loans commencing on December 31, 2012, with the balance payable at maturity. The interest rate payable on the incremental term loans pursuant to the agreement governing our credit facilities is the same as the interest rate payable on the existing term loan borrowings.

In the first three months of 2011, we extended the final maturity date of the remaining $36.1 million of term loan borrowings and $33.7 million of commitments under our revolving credit facility from October 1, 2012 to October 1, 2014.

Following the transactions described above, at March 27, 2011 we had $500.0 million in aggregate term loan borrowings. We also had approximately $3.7 million in aggregate outstanding standby letters of credit as of March 27, 2011.

In connection with the amendment described above, certain of our non-core subsidiaries were released from their guarantee of the credit facilities. Following the amendment, the obligations under the senior credit agreement are guaranteed by substantially all of our material wholly-owned domestic subsidiaries, other than certain domestic subsidiaries holding our aerospace business, captive insurance subsidiaries, securitization subsidiaries and certain immaterial subsidiaries, and are secured by a pledge of shares of certain of our domestic and foreign subsidiaries.

Our credit facilities have mandatory prepayment requirements under certain circumstances, including, but not limited to, upon the sale of certain assets, and outstanding borrowings may be accelerated upon certain events of default. For a summary of the covenants under our credit facilities, see below under “—Covenants Under Our Credit Facilities.”

On October 1, 2007, we also executed an interest rate swap for $600 million of the term loan from a floating three-month U.S. dollar LIBOR rate to a fixed rate of 4.75%. The swap amortized down to a notional value of $350 million in October 2010 and matures in 2012.

Covenants Under Our Credit Facilities

The availability of loans under our credit facilities is dependent upon our ability to maintain our financial condition and our continued compliance with the covenants contained in our credit facilities. Moreover, additional borrowings would be prohibited if a Material Adverse Effect (as defined in the agreement governing our credit facilities) were to occur.

The agreements governing our credit facilities contains covenants that, among other things, limit or restrict our ability, and the ability of our subsidiaries, to incur debt, create liens, consolidate, merge or dispose of certain assets, make certain investments, engage in acquisitions, pay dividends on, repurchase or make distributions in respect of capital stock and enter into swap agreements. The agreements governing our credit facilities also requires us to maintain a Consolidated Leverage Ratio (generally, Consolidated Total Indebtedness to Consolidated EBITDA, each as defined in the senior credit agreement) and a Consolidated Interest Coverage Ratio (generally, Consolidated EBITDA to Consolidated Interest Expense, each as defined in the senior credit agreement) at specified levels as of the last day of any period of four consecutive fiscal quarters ending on or nearest to the end of each calendar quarter, calculated pursuant to the definitions and methodology set forth in the senior credit agreement.

On August 9, 2010, the agreement governing our credit facilities was further amended increasing the permitted Consolidated Leverage Ratio under the agreement governing our credit facilities to 4.0 to 1, effective upon the repayment of our Senior Notes. We completed the repayment of our Senior Notes in the first quarter of 2011.

Notwithstanding these restrictions, we believe that our revolving credit facility provides us with significant flexibility to meet our foreseeable working capital needs. As of March 27, 2011, on an as adjusted basis after giving effect to this offering and the use of proceeds thereof, including the prepayment of $125 million of borrowings under our credit facilities, after taking into account the limitations under the covenants under our credit facilities, we would have had $394.9 million of borrowing capacity under our revolving credit facility.

As of March 27, 2011, we were in compliance with all other terms of our credit facilities and we expect to continue to be in compliance with the terms of these agreements, including the leverage and interest coverage ratios, throughout 2011.

3.875% Convertible Senior Subordinated Notes due 2017

On August 9, 2010, we issued $400.0 million of 3.875% Convertible Senior Subordinated Notes due 2017. The Convertible Notes bear interest at a rate of 3.875% per year, payable semiannually in arrears on February 1 and August 1 of each year. The maturity date of the Convertible Notes is August 1, 2017, unless earlier converted or purchased by us at the holder’s option upon a fundamental change. The Convertible Notes are convertible, at the holder’s option, into shares of our common stock at an initial conversion rate of 16.3084 shares of our common stock per $1,000 principal amount of Convertible Notes (subject to certain customary adjustments), which is equivalent to an initial conversion price of approximately $61.32 per share of our common stock, or a 14.4% conversion premium based on the closing share price of $53.59 per share on the New York Stock Exchange on August 9, 2010, the purchase agreement date. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock. The Convertible Notes are only convertible under the following circumstances:

•	during any fiscal quarter (and only during such fiscal quarter) commencing after March 27, 2011, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than 130% of the applicable conversion price on each applicable trading day;

•	during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of Convertible Notes for each day in the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day;

•	upon the occurrence of specified corporate events; or

•	at any time on or after May 1, 2017.

Concurrently with the pricing of the Convertible Notes, we purchased privately negotiated call options with certain of the underwriters and/or their respective affiliates (the “hedge counterparties”). The call options cover, subject to customary anti-dilution adjustments, the number of shares of our common stock underlying the Convertible Notes sold in the offering. Separately, we also sold privately negotiated warrants relating to the same number of shares of our common stock with the hedge counterparties with a strike price of $74.648, subject to customary anti-dilution adjustments. The call options and the warrants, taken as a whole, effectively increase the conversion price of the Convertible Notes from $61.32 per share to $74.648 per share.

Other Borrowings

In addition, we have an accounts receivable securitization facility under which we sell a security interest in domestic accounts receivable for consideration of up to $75.0 million to a commercial paper conduit; as of March 27, 2011, the maximum amount available for borrowing was $51.8 million. This facility is utilized from time to time for increased flexibility in funding short term working capital requirements. The agreement governing the accounts receivable securitization facility contains certain covenants and termination events. An occurrence of an event of default or a termination event under this facility may give rise to the right of our counterparty to terminate this facility.

For additional information regarding this facility, please refer to “Liquidity and Capital Resources—Financing Arrangements” included in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 8-K filed on June 1, 2011.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Teleflex” refers only to Teleflex Incorporated and not to any of its Subsidiaries.

Teleflex will issue the notes under an indenture, dated as of August 2, 2010 (the “base indenture”), between Teleflex and Wells Fargo Bank, N.A., as trustee, as supplemented by the second supplemental indenture, dated as of          , 2011, between Teleflex, the Guarantors and the trustee with respect to the notes (the “supplemental indenture” and, together with the base indenture, the “indenture”). The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We have filed copies of the indenture as an exhibit to the registration statement which includes this prospectus supplement and the accompanying prospectus. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

This description of the notes replaces the description of the general provisions of the debt securities and the base indenture in the accompanying prospectus.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	will be general unsecured obligations of Teleflex;

•	will be subordinated in right of payment to all existing and future Senior Debt of Teleflex;

•	will be pari passu in right of payment with any future senior subordinated Indebtedness of Teleflex; and

•	will be fully and unconditionally guaranteed by the Guarantors on a senior subordinated basis; provided, however, that all of the guarantees will be automatically released if the notes are rated Investment Grade by both Moody’s and S&P.

The Note Guarantees

The notes will be guaranteed on a senior subordinated basis by each of Teleflex’s Domestic Subsidiaries that is a guarantor or other obligor under a Credit Facility and certain other Domestic Subsidiaries of Teleflex that are Immaterial Subsidiaries.

Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

•	will be pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

As of March 27, 2011, assuming we had completed this offering, Teleflex and the Guarantors would have had total indebtedness (excluding intercompany indebtedness) of approximately $1,026.5 million, including Senior Debt of approximately $428.8 million. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the notes and under the Note Guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and our Restricted Subsidiaries to incur additional Senior Debt, subject to compliance with the covenant described below under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” (if applicable).

Not all of our Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and other liabilities (including trade payables) before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated approximately 50%, 50%, 52% and 50% of our consolidated net revenue in the year ended December 31, 2010, the three months ended March 28, 2010, the three months ended March 27, 2011 and the twelve months ended March 27, 2011, respectively, and held approximately 42% of Teleflex’s consolidated assets as of March 27, 2011. See note 17 to our audited consolidated financial statements for the year ended December 31, 2010 in Exhibit 99.1, and note 16 to our interim unaudited consolidated financial statements for the three-month period ended March 28, 2010 and March 27, 2011 at Exhibit 99.2, each included in our Current Report on Form 8-K filed on June 1, 2011, incorporated by reference herein, for additional information about the division of our consolidated revenues and assets between our guarantor and non-guarantor Subsidiaries.

As of the date of the supplemental indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries, if any, will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries, if any, will not guarantee the notes.

Principal, Maturity and Interest

Teleflex will issue $250.0 million in aggregate principal amount of notes in this offering. Teleflex may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” (if applicable). The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Teleflex will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on June 1, 2021.

Interest on the notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2011. Teleflex will make each interest payment to the holders of record as of 5:00 p.m., New York City time, on the immediately preceding May 15 and November 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

As long as the notes are represented by the global notes, we will pay principal of and interest on those notes to or as directed by The Depository Trust Company (“DTC”) as the registered holder of the global notes. See “—Book-Entry, Delivery and Form.” All other payments on the notes will be made at the office or agency of the paying agent and registrar unless Teleflex elects to direct the paying agent to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Teleflex may change the paying agent or registrar without prior notice to the holders of the notes, and Teleflex or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The indenture will require holders, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes to the registrar and trustee. Holders will be required to pay all taxes due on transfer. Teleflex will not be required to transfer or exchange any note selected for redemption. Also, Teleflex will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

Except as provided below, the notes will be guaranteed on a senior subordinated basis by each of Teleflex’s current and future Domestic Subsidiaries that is a guarantor or other obligor under a Credit Facility and certain other Domestic Subsidiaries of Teleflex that are Immaterial Subsidiaries. The Note Guarantees will be joint and several obligations of the Guarantors. Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from subsidiary guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Teleflex or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger expressly assumes all the obligations of that Guarantor under its Note Guarantee and the indenture pursuant to a supplemental indenture substantially in the form attached to the indenture; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the provisions described under “—Repurchase at the Option of Holders—Asset Sales,” to the extent applicable.

The Note Guarantee of a Guarantor will be automatically released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) Teleflex or a Restricted Subsidiary of Teleflex, if the sale or other disposition does not violate the provisions of the indenture described under “—Repurchase at the Option of Holders—Asset Sales”;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Teleflex or a Restricted Subsidiary of Teleflex, if the sale or other disposition does not violate the provisions of the indenture described under “—Repurchase at the Option of Holders—Asset Sales” and the Guarantor ceases to be a Restricted Subsidiary of Teleflex as a result of the sale or other disposition;

(3)	if Teleflex designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the provisions of the indenture described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”;

(4)	with respect to any Guarantor that, as of the date of the supplemental indenture, is a guarantor or other obligor with respect to any Indebtedness under any Credit Facility, if that Guarantor ceases to be a guarantor or other obligor with respect to any such Indebtedness; provided, however, that if, at any time following such release, that Guarantor subsequently guarantees or otherwise becomes an obligor with respect to any Indebtedness under a Credit Facility, then that Guarantor will be required to provide a Note Guarantee at such time;

(5)	with respect to any Guarantor that, as of the date of the supplemental indenture, is not a guarantor or other obligor with respect to any Indebtedness under any Credit Facility, in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to any Restricted Subsidiary that is not a Guarantor;

(6)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge;” or

(7)	on the Fall-Away Date.

Subordination

The notes will be subordinated in right of payment to all Senior Debt of Teleflex, including Senior Debt created, incurred, assumed or guaranteed after the date of the supplemental indenture.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior

Securities and payments made from either of the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”), in the event of any distribution to creditors of Teleflex:

(1)	in a liquidation or dissolution of Teleflex;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Teleflex or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of Teleflex’s assets and liabilities.

Teleflex also may not make any payment or distribution to the trustee or any holder in respect of Obligations with respect of the notes and may not acquire from the trustee or any holder any notes for cash or property (except that holders of notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) if:

(1)	a payment default on Designated Senior Debt occurs and is continuing; or

(2)	any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Teleflex or any administrative agent or other agent or trustee for any Designated Senior Debt.

Teleflex may and will resume payments on and distributions in respect of the notes and may acquire them upon the earlier of:

(1)	in the case of a payment default, upon the date on which such default is cured or waived; and

(2)	in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated, if the indenture otherwise permits such payment, distribution or acquisition at the time of such payment, distribution or acquisition.

No new Payment Blockage Notice may be delivered unless and until at least 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the trustee or any holder of the notes receives any payment of any Obligations with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) when the payment is prohibited by these subordination provisions, the trustee will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the administrative agent or other agent or trustee of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt.

Teleflex must promptly notify holders of Senior Debt if payment on the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to Teleflex or its property, holders of notes may recover less ratably than creditors of Teleflex who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of notes may recover less ratably than trade creditors of Teleflex. See “Risk Factors—Risks Related to Our Indebtedness and This Offering—Your right to receive payments on the notes is subordinated to our senior indebtedness and junior to our secured indebtedness and possibly all of our future borrowings.”

Optional Redemption

At any time prior to June 1, 2014, Teleflex may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes), upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to     % of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by Teleflex; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Teleflex and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 120 days of the date of the closing of such Equity Offering.

At any time prior to June 1, 2016, Teleflex may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at Teleflex’s option prior to June 1, 2016.

On or after June 1, 2016, Teleflex may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2016	%
2017	%
2018	%
2019 and thereafter	100.000%

Unless Teleflex defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Any notice of any redemption may, at Teleflex’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a sale of common stock or other corporate transaction.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption unless Teleflex defaults in delivering the redemption funds.

Mandatory Redemption

Teleflex is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Teleflex to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Teleflex will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, Teleflex will mail a notice to each holder with a copy to the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Teleflex will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Teleflex will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Teleflex will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased by Teleflex.

The paying agent will promptly send to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Teleflex will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement may prohibit or limit, and future credit agreements or other agreements relating to Senior Debt to which Teleflex becomes a party may prohibit or limit, Teleflex from repurchasing any notes as a result of a Change of Control. In the event a Change of Control occurs at a time when Teleflex is prohibited from repurchasing the notes, Teleflex could seek the consent of the holders of its Senior Debt to permit the repurchase of the notes or could attempt to refinance Senior Debt that contains such prohibition. If Teleflex does not obtain such consent or repay such Senior Debt, Teleflex will remain prohibited from repurchasing the notes. In such case, Teleflex’s failure to repurchase tendered notes would constitute an Event of Default under the indenture. If, as a result thereof, a default occurs with respect to any Senior Debt, the subordination provisions in the indenture would restrict payments to the holders of notes under certain circumstances. In addition, the Credit Agreement provides that certain change of control events with respect to Teleflex constitute a default thereunder. If Teleflex experiences a change of control that triggers a default under the Credit Agreement, Teleflex could seek a waiver of such default or seek to refinance the Credit Agreement. In the event Teleflex does not obtain such a waiver or refinance the Credit Agreement, such default could result in amounts outstanding under the Credit Agreement being declared due and payable.

The provisions described above that require Teleflex to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Teleflex repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Teleflex will not be required to make a Change of Control Offer upon a Change of Control if:

(1)	a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Teleflex and purchases all notes properly tendered and not withdrawn under the Change of Control Offer; provided, however, in the event that such third party terminates, or defaults under, its offer, Teleflex will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control; or

(2)	notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

To the extent Teleflex is required to offer to repurchase the notes upon the occurrence of a Change of Control, Teleflex may not have sufficient funds to repurchase the notes in cash at such time. In addition, Teleflex’s ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to Teleflex’s indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the indenture.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Teleflex and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Teleflex to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Teleflex and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Teleflex will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Teleflex (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by Teleflex or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Teleflex’s most recent consolidated balance sheet, of Teleflex or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a novation, indemnity or similar agreement that releases Teleflex or such Restricted Subsidiary from or indemnifies against further liability;

(b)	any securities, notes or other obligations received by Teleflex or any such Restricted Subsidiary from such transferee that are converted by Teleflex or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion;

(c)	any stock or assets of the kind referred to in clauses (2), (4) or (5) of the next paragraph of this covenant; and

(d)	any Designated Non-cash Consideration received by Teleflex or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of (i) $50.0 million or (ii) 1.25% of the Company’s Total Assets.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Teleflex or a Restricted Subsidiary of Teleflex may apply such Net Proceeds at its option:

(1)	to repay Senior Debt;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Teleflex;

(3)	to make a capital expenditure;

(4)	to acquire other assets that are used or useful in a Permitted Business; or

(5)	to make an Investment in any one or more businesses that replaces the businesses, properties and/or assets that are the subject of such Asset Sale; provided that such Investment in any business is in the form of the acquisition of Capital Stock and, after giving effect to such Investment, such business is a Restricted Subsidiary of Teleflex.

Pending the final application of any Net Proceeds, Teleflex or a Restricted Subsidiary of Teleflex may temporarily invest the Net Proceeds in any manner that is not prohibited by the indenture. Any binding commitment to apply Net Proceeds to invest in accordance with clauses (2), (3), (4) or (5) in the immediately preceding paragraph, as the case may be, shall be treated as a permitted application of Net Proceeds from the date of such commitment so long as Teleflex or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment; provided that if such commitment is later canceled or terminated for any reason such Net Proceeds shall constitute “Excess Proceeds” (as defined in the next succeeding paragraph).

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, within ten business days thereof, Teleflex will make an offer (an “Asset Sale Offer”) to all holders of notes and, if required by the terms of any Indebtedness that is pari passu with the notes, all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Teleflex may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and Teleflex will select such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the trustee so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Teleflex will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the indenture, Teleflex will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the indenture by virtue of such compliance.

The Credit Agreement may prohibit or limit, and future credit agreements or other agreements relating to Senior Debt to which Teleflex becomes a party may prohibit or limit, Teleflex from repurchasing any notes pursuant to this Asset Sales covenant. In the event Teleflex is prohibited from repurchasing the notes, Teleflex could seek the consent of the holders of the applicable Indebtedness to the repurchase of the notes or could attempt to refinance the Indebtedness that contains such prohibition. If Teleflex does not obtain such consent or repay such Indebtedness, it will remain prohibited from repurchasing the notes. In such case, Teleflex’s failure to repurchase tendered notes would constitute an Event of Default under the indenture. If, as a result thereof, a default occurs with respect to any Senior Debt, the subordination provisions in the indenture would restrict payments to the holders of the notes under certain circumstances.

Certain Covenants

Changes in Covenants when Notes Are Rated Investment Grade

If on any date following the date of the supplemental indenture:

(1)	the notes are rated Investment Grade; and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day (the “Fall Away Date”) and continuing at all times thereafter regardless of any subsequent changes in the rating of the notes, the covenants specifically listed under the following captions in this prospectus supplement will permanently cease to be in effect with respect to the notes:

(1)	“—Repurchase at the Option of Holders—Asset Sales;”

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(5)	“—Designation of Restricted and Unrestricted Subsidiaries;”

(6)	“—Transactions with Affiliates;”

(7)	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets;”

(8)	“—No Layering of Debt;”

(9)	“—Payments for Consent;” and

(10)	“—Additional Note Guarantees.”

As of the Fall Away Date, the Note Guarantees of each of the Guarantors will be automatically released. See “—Note Guarantees.”

There can be no assurance that the notes will ever achieve or maintain an Investment Grade rating. All determinations of the Fall Away Date shall be made by Teleflex and the trustee shall have no obligation to verify that the Fall Away Date has occurred.

Restricted Payments

Teleflex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Teleflex’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Teleflex or any of its Restricted Subsidiaries) other than:

(A)	dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Teleflex; and

(B)	dividends or distributions (including, for the purposes of this clause (1)(B), loans, capital contributions, premium reductions, reductions of capital and returns of capital) payable to Teleflex or a Restricted Subsidiary of Teleflex (including, for the avoidance of doubt, dividends or distributions issued by a Restricted Subsidiary of Teleflex);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Teleflex) any Equity Interests of Teleflex or any direct or indirect parent of Teleflex;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Teleflex or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Teleflex and any of its Restricted Subsidiaries), except a payment of interest, payments in satisfaction of a sinking fund obligation or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	Teleflex would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Teleflex and its Restricted Subsidiaries since the date of the supplemental indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11),

(13), (14), (15) and (16) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of Teleflex for the period (taken as one accounting period) from March 27, 2011 to the end of Teleflex’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)	100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities received by Teleflex as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of Teleflex since the date of the supplemental indenture or from the issue or sale of convertible or exchangeable Disqualified Stock of Teleflex or convertible or exchangeable debt securities of Teleflex (whether issued or sold before or after the date of the supplemental indenture), in each case that have been converted into or exchanged for Qualifying Equity Interests of Teleflex after the date of the supplemental indenture (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Teleflex); plus

(3)	100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by Teleflex after the date of the supplemental indenture by means of: (i) the sale or other disposition (other than to Teleflex or a Restricted Subsidiary) of Restricted Investments made by Teleflex or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Teleflex or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments by Teleflex or its Restricted Subsidiaries, in each case after the date of the supplemental indenture, (ii) the sale (other than to Teleflex or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or (iii) a distribution or dividend from an Unrestricted Subsidiary, in each case to the extent that such amounts were not otherwise included in the Consolidated Net Income of Teleflex for such period; plus

(4)	to the extent that any Unrestricted Subsidiary of Teleflex designated as such after the date of the supplemental indenture is redesignated as a Restricted Subsidiary after the date of the supplemental indenture, the lesser of (i) the Fair Market Value of Teleflex’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) the aggregate amount of Teleflex’s Restricted Investments in such Subsidiary to the extent such Restricted Investments reduced the amount available under this clause (4) and were not previously repaid or otherwise reduced.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption of any securities within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Teleflex) of, Equity Interests of Teleflex (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Teleflex; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph;

(3)	the payment of any dividend or similar distribution by a Restricted Subsidiary of Teleflex to the holders of its Equity Interests on a pro rata basis;

(4)	the making of any principal payment or the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Teleflex or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Teleflex or any Restricted Subsidiary of Teleflex held by any current or former officer, director, employee or consultant of Teleflex or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $25.0 million in any twelve-month period (with unused amounts in any twelve-month period being carried over to succeeding twelve-month periods); provided further that such amount in any twelve-month period may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Equity Interests of Teleflex to members of management, directors or consultants of Teleflex, any of its Restricted Subsidiaries or any of its direct or indirect parent companies that occurred after the date of the supplemental indenture, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph or clause (2) of this paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by Teleflex or its Restricted Subsidiaries after the date of the supplemental indenture; less

(c)	the amount of any Restricted Payments made in previous twelve-month periods pursuant to clauses (a) and (b) of this clause (5);

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)	payments or distributions to dissenting stockholders required by applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of Teleflex or its Restricted Subsidiaries that complies with the provisions of the indenture described under the caption “—Merger, Consolidation or Sale of Assets;”

(8)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Teleflex or any preferred stock of any Restricted Subsidiary of Teleflex issued on or after the date of the supplemental indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9)	payments of cash, dividends, distributions, advances or other Restricted Payments by Teleflex or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock or Permitted Convertible Indebtedness of any such Person;

(10)	the making of cash payments in connection with any conversion of Permitted Convertible Indebtedness in an aggregate principal amount since the date of the supplemental indenture not to exceed the sum of (a) the principal amount of such Permitted Convertible Indebtedness plus (b) any payments received by Teleflex or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(11)	any payments in connection with a Permitted Bond Hedge Transaction, and the settlement of any related Permitted Warrant Transaction (a) by delivery of shares of Teleflex’s common stock upon net share settlement thereof or (b) by (i) set-off against the related Permitted Bond Hedge Transaction, (ii) payment of an early termination amount thereof in shares of Teleflex’s common stock upon any early termination thereof and (iii) payment of an amount thereof in cash upon exercise, settlement or an early termination thereof in an aggregate amount not to exceed the aggregate amount of any payments received by Teleflex or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction, less any cash payments made with respect to any related Permitted Convertible Indebtedness pursuant to clause (10) of this paragraph;

(12)	the declaration or payment of cash dividends on Teleflex’s common stock in an amount not to exceed $0.35 per share in any fiscal quarter (as adjusted so that the aggregate amount payable pursuant to this clause (12) is not increased or decreased solely as a result of any stock-split, stock dividend or similar reclassification);

(13)	the purchase, redemption, cancellation or other retirement for a nominal value per right of any rights granted to holders of Teleflex common stock pursuant to a shareholder rights plan;

(14)	payments in connection with intercompany obligations under cash pooling arrangements;

(15)	the repurchase or redemption of any Indebtedness which is subordinated in right of payment to the notes or any Note Guarantee (i) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a “Change of Control” in accordance with provisions similar to those described under the caption “—Repurchase at the Option of Holders—Change of Control” or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with the provisions similar to those described under the caption “—Repurchase at the Option of Holders—Asset Sales;” provided that, prior to or simultaneously with such purchase or redemption, Teleflex has made an offer to purchase the notes as provided in the above-referenced provisions with respect to the notes and has completed the repurchase or redemption of the notes validly tendered for payment in connection with such offer to purchase and the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales,” as applicable; and

(16)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments; provided, that, if, immediately after giving effect to such Restricted Payment as if it had occurred at the beginning of Teleflex’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment, Teleflex’s Consolidated Leverage Ratio would have been equal to or greater than 3.00 to 1.00, the aggregate amount of such Restricted Payments pursuant to this clause (16) made since the date of the supplemental indenture at a time when such Consolidated Leverage Ratio was equal to or greater than 3.00 to 1.00 does not exceed $275.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Teleflex or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of

Directors of Teleflex whose determination will be conclusive and will be evidenced by an officers’ certificate delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

Teleflex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Teleflex will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Teleflex may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Teleflex’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Teleflex’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Teleflex and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) not to exceed $1,250.0 million;

(2)	the incurrence by Teleflex and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Teleflex and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the supplemental indenture;

(4)	the incurrence by Teleflex or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Teleflex or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed, as of any date of incurrence, the greater of (a) $100.0 million or (b) 2.5% of Total Assets;

(5)	the incurrence by Teleflex or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (14), (15), (19) or (21) of this paragraph;

(6)	the incurrence by Teleflex or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Teleflex and any of its Restricted Subsidiaries; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Teleflex or a Restricted Subsidiary of Teleflex; and

(b)	any sale or other transfer of any such Indebtedness to a Person that is not either Teleflex or a Restricted Subsidiary of Teleflex,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by Teleflex or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Teleflex’s Restricted Subsidiaries to Teleflex or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Teleflex or a Restricted Subsidiary of Teleflex; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Teleflex or a Restricted Subsidiary of Teleflex,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Teleflex or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)	the guarantee by Teleflex or any of the Guarantors of Indebtedness of Teleflex or a Restricted Subsidiary of Teleflex to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by Teleflex or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11)	reimbursement obligations in respect of standby or documentary letters of credit or bankers’ acceptances in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed $30.0 million;

(12)	the incurrence by Teleflex or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(13)	the incurrence by a Securitization Subsidiary of Indebtedness in connection with a Qualified Securitization Facility that is without recourse to Teleflex or to any other Subsidiary of Teleflex or their assets (other than such Securitization Subsidiary and its assets and, as to Teleflex or any Subsidiary of Teleflex, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person in an aggregate principal amount not to exceed, as of any date of incurrence, the greater of (a) 85% of the gross book value of the accounts receivable of Teleflex and its Restricted Subsidiaries determined based on the most recently available month-end consolidated balance sheet information for Teleflex or (b) $250.0 million;

(14)	the incurrence by Teleflex or any of its Restricted Subsidiaries of (a) Indebtedness of a Person incurred and outstanding on or prior to the date on which such Person was acquired by Teleflex or any of its Restricted Subsidiaries or merged into Teleflex or a Restricted Subsidiary in accordance with the terms of the indenture or (b) Indebtedness of Teleflex or any of its Restricted Subsidiaries incurred to acquire any Person who will become a Restricted Subsidiary or be merged into Teleflex or any of its Restricted Subsidiaries in accordance with the terms of the indenture; provided, however, that, in either case, on the date of such incurrence, (i) Teleflex would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (14) or (ii) the Fixed Charge Coverage Ratio for Teleflex would be greater than such Fixed Charge Coverage Ratio immediately prior to such incurrence of Indebtedness;

(15)	the incurrence by Teleflex of Indebtedness, to the extent the net proceeds thereof are (a) used to purchase notes in connection with a Change of Control Offer or pursuant to the provisions of the indenture described under “—Optional Redemption” or (b) promptly deposited to defease the notes as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(16)	the incurrence by Teleflex or any of its Restricted Subsidiaries of Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(17)	the incurrence by Teleflex or any of its Restricted Subsidiaries of Indebtedness arising from agreements of Teleflex or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Teleflex and its Restricted Subsidiaries in connection with such disposition;

(18)	the incurrence by Teleflex or any of its Restricted Subsidiaries of Indebtedness in connection with the repurchase, redemption or other acquisition or retirement of Equity Interests held by any current or former officer, director or employee of Teleflex or any of its Restricted Subsidiaries; provided that such repurchase, redemption or other acquisition or retirement is permitted by the covenant described above under the caption “—Restricted Payments;” and provided, further that such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes and the Note Guarantees;

(19)	Indebtedness of Foreign Subsidiaries in an aggregate amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed, as of any date of incurrence, the greater of (a) $150.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency) or (b) 4.0% of Total Assets;

(20)	Indebtedness consisting of guarantees of Indebtedness or other obligations of joint ventures permitted under clause (15) of the definition of “Permitted Investments;” and

(21)	the incurrence by Teleflex or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (21), not to exceed, as of any date of incurrence, the greater of (a) $200.0 million or (b) 5.0% of Total Assets.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant: (a) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Teleflex will be permitted, in its sole discretion, to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of the above clauses or under the first paragraph of this covenant and (b) at the time of incurrence, Teleflex will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred under clause (1) of the definition of Permitted Debt.

The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Teleflex as accrued.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Teleflex or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

No Layering of Debt

Teleflex will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of Teleflex and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Note Guarantee. No such Indebtedness will be considered to be contractually subordinated or junior in right of payment to any Senior Debt of Teleflex or any Guarantor by virtue of being unsecured or by virtue of being secured on a junior priority basis.

Liens

Teleflex will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless (1) in the case of any Lien securing pari passu Indebtedness, the notes are secured by a Lien that is senior in priority to or pari passu with such Lien and (2) in the case of any Lien securing subordinated Indebtedness, the notes are secured by a Lien that is senior in priority to such Lien.

Any Lien created for the benefit of the holders of the notes pursuant to the preceding paragraph will provide by its terms that any such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien on such other Indebtedness.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Teleflex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Teleflex or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Teleflex or any of its Restricted Subsidiaries;

(2)	make loans or advances to Teleflex or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Teleflex or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the date of the supplemental indenture, including pursuant to agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the supplemental indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the supplemental indenture;

(2)	the indenture, the notes and the Note Guarantees;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the indenture, the notes and the Note Guarantees;

(4)	applicable law, rule, regulation or order;

(5)	any agreement or other instrument of a Person acquired by Teleflex or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent created in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	Indebtedness, Disqualified Stock or preferred stock of Foreign Subsidiaries permitted to be incurred pursuant to the provisions of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(14)	any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;

(15)	restrictions on the sale or transfer of assets imposed under any agreement to sell such assets or granting an option to purchase such assets; provided that such sale or transfer complies with the other provisions of the indenture;

(16)	Indebtedness or other contractual requirements or restrictions created in connection with any Qualified Securitization Facility that, in a good faith determination of Teleflex, are necessary or advisable to effect such Qualified Securitization Facility; provided that such restrictions apply only to such Securitization Subsidiary; and

(17)	any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of Teleflex, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

Teleflex will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Teleflex is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Teleflex and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Teleflex is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Teleflex) or to which such sale, assignment, transfer,

conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Teleflex) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Teleflex under the notes and the indenture pursuant to a supplemental indenture substantially in the form attached to the indenture or other documents or instruments;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) Teleflex or the Person formed by or surviving any such consolidation or merger (if other than Teleflex), or to which such sale, assignment, transfer, conveyance or other disposition has been made would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio for Teleflex or the Person formed by or surviving any such consolidation or merger (if other than Teleflex), or to which such sale, assignment, transfer, conveyance or other disposition has been made, would be greater as a result of such transaction.

In addition, Teleflex will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Teleflex and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Teleflex with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating Teleflex in another jurisdiction.

Transactions with Affiliates

Teleflex will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Teleflex (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable to Teleflex or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Teleflex or such Restricted Subsidiary with an unrelated Person; and

(2)	Teleflex delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, (a) a resolution of the Board of Directors of Teleflex set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Teleflex, or (b) an opinion as to the fairness to Teleflex or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, change in control/severance agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Teleflex or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among Teleflex and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Teleflex) that is an Affiliate of Teleflex solely because Teleflex owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Teleflex or any of its Restricted Subsidiaries or parent entities in the ordinary course of business;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Teleflex to Affiliates of Teleflex and the granting of registration and other customary rights in connection therewith;

(6)	any Permitted Investments and any Restricted Payments permitted under the provisions of the indenture described above under the caption “—Restricted Payments;”

(7)	any agreement as in effect as of the date of the supplemental indenture, or any amendment thereto (so long as any such amendment is not materially disadvantageous to the holders of the notes when taken as a whole as compared to the applicable agreement as in effect on the date of the supplemental indenture);

(8)	transactions in which Teleflex or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Teleflex or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Teleflex or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Teleflex or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(9)	the Transactions and the payment of all fees and expenses related thereto;

(10)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to Teleflex and its Restricted Subsidiaries, in the reasonable determination of the board of directors of Teleflex or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11)	sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(12)	transactions between or among Teleflex and/or its Subsidiaries or transactions between a Securitization Subsidiary and any Person in which the Securitization Subsidiary has an Investment;

(13)	any transaction with a Captive Insurance Subsidiary in the ordinary course of operations of such Captive Insurance Subsidiary; and

(14)	any tax sharing agreement or payment pursuant thereto, between the Company and/or one or more Subsidiaries on the one hand, and any other Person with which the Company or such Subsidiaries are required or permitted to file consolidated tax return or with which the Company or such Subsidiaries are part of a consolidated group for tax purposes on the other hand, which payments by the Company and the Restricted Subsidiaries are in lieu of and not in excess of the tax liabilities that would have been payable by them on a stand-alone basis.

Additional Note Guarantees

If Teleflex or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the supplemental indenture that guarantees or otherwise becomes an obligor with respect to any Indebtedness of Teleflex or any of its Restricted Subsidiaries under a Credit Facility, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel to the trustee within 45 business days of the date such Domestic Subsidiary guarantees or otherwise becomes an obligor with respect to any Indebtedness of Teleflex or any of its Restricted Subsidiaries under a Credit Facility; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary, a Captive Insurance Subsidiary or a Securitization Subsidiary, as the case may be, need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary, a Captive Insurance Subsidiary or a Securitization Subsidiary, as the case may be. Each Note Guarantee of a Domestic Subsidiary will provide by its terms that it will be automatically released under the circumstances described above under the caption “—Note Guarantees.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Teleflex may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Teleflex and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation in an amount determined as set forth in the last sentence of the definition of “Investments” and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Teleflex. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Teleflex may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Teleflex as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Teleflex as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Teleflex will be in Default of such covenant. The Board of Directors of Teleflex may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Teleflex; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Teleflex of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1)(a) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or (b) the Fixed Charge Coverage Ratio would be greater than such ratio immediately prior to such designation, in each case, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would occur and be continuing following such designation.

Payments for Consent

Teleflex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Teleflex will furnish to the holders of notes or cause the trustee to furnish to the holders of notes (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Teleflex were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by Teleflex’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Teleflex were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, Teleflex will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act) specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

For purposes of this covenant, reports filed by us with the SEC via the EDGAR system will be deemed to be furnished to the holders of the notes as of the time such reports are filed with EDGAR.

If, at any time, Teleflex is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Teleflex will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Teleflex will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Teleflex’s filings for any reason, Teleflex will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Teleflex were required to file those reports with the SEC.

If Teleflex has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the financial condition and results of operations of Teleflex and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Teleflex.

If any direct or indirect parent company of Teleflex becomes a Guarantor, the indenture will permit Teleflex to satisfy its obligations in this covenant with respect to financial information relating to Teleflex by furnishing financial information relating to such other parent Guarantor; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent Guarantor, on the one hand, and the information relating to Teleflex and its Subsidiaries on a standalone basis, on the other hand.

In addition, Teleflex and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default” under the indenture:

(1)	default for 30 days in the payment when due of interest, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture;

(3)	prior to the Fall Away Date, and, to the extent applicable after the Fall Away Date, failure by Teleflex or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” for 30 days after notice to Teleflex by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(4)	prior to the Fall Away Date, failure by Teleflex or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Certain Covenants—Restricted Payments” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” for 30 days after notice to Teleflex by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(5)	failure by Teleflex or any of its Restricted Subsidiaries for 60 days after notice to Teleflex by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding to comply with any of the other agreements in the indenture;

(6)	default with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which may be secured or evidenced any Indebtedness for money borrowed in excess of $50.0 million in the aggregate by Teleflex or any of its Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the date of the supplemental indenture, if that default:

(a)	constitutes a failure to pay the principal or interest of any such Indebtedness or Guarantee when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise (a “Payment Default”); or

(b)	results in such Indebtedness becoming or being declared due and payable;

(7)	failure by Teleflex or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;

(8)	except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9)	certain events of bankruptcy or insolvency described in the indenture with respect to Teleflex or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Teleflex, any Restricted Subsidiary of Teleflex that is a Significant Subsidiary or any group of Restricted Subsidiaries of Teleflex that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, and interest, if any.

In case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the notes.

In the event of any Event of Default specified in clause (6) in the first paragraph under the heading “Events of Default and Remedies” above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders, if within 20 days after such Event of Default arose: (1) the Indebtedness or Note Guarantee that is the basis for such Event of Default has been discharged; or (2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or (3) the default that is the basis for such Event of Default has been cured.

Subject to certain restrictions, the holders of a majority in principal amount of the total outstanding notes are given the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that could result in personal liability for the trustee.

Teleflex is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Teleflex is required to deliver to the trustee a statement specifying such Default or Event of Default and how Teleflex plans to resolve such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Teleflex or any Guarantor, as such, will have any liability for any obligations of Teleflex or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

Teleflex may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, or interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	Teleflex’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and Teleflex’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Teleflex may, at its option and at any time, elect to have the obligations of Teleflex and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Teleflex must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Teleflex must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Teleflex must deliver to the trustee an opinion of counsel confirming that (a) Teleflex has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the supplemental indenture, there has been a change in the applicable federal income tax law (or official interpretation thereof), in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Teleflex must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which Teleflex or any of the Guarantors is a party or by which Teleflex or any of the Guarantors is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) and the granting of Liens to secure such borrowings);

(6)	Teleflex must deliver to the trustee an officers’ certificate stating that the deposit was not made by Teleflex with the intent of preferring the holders of notes over the other creditors of Teleflex with the intent of defeating, hindering, delaying or defrauding any creditors of Teleflex or others; and

(7)	Teleflex must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes (for the avoidance of doubt, the provisions with respect to the redemption of the notes referred to in this clause (2) do not include the provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium on, if any, or interest, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, Teleflex, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Teleflex’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Teleflex’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the notes, the Note Guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the notes, the Note Guarantees, which intent will be evidenced by an officers’ certificate to that effect;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the supplemental indenture;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

(9)	to release a Guarantor from its Guarantee pursuant to the terms of the indenture when permitted or required pursuant to the terms of the indenture.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Teleflex, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year and Teleflex or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, and interest, if any, on, the notes to the date of maturity or redemption;

(2)	in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Teleflex or any Guarantor is a party or by which Teleflex or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	Teleflex or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Teleflex has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Teleflex must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Teleflex or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

Except as described in the next paragraph, the notes will initially be issued in registered, global form without interest coupons (the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with, or on behalf of, The Depository Trust Company (“DTC”) or any successor thereto, and registered in the name of DTC or its nominee, for credit to an account of a Participant (as defined below) or Indirect Participant (as defined below) in DTC as described below.

Notes that are issued as described below under “—Certificated Notes” will be issued in the form of registered definitive certificates (the “Certificated Notes”). Upon the transfer of Certificated Notes, Certificated Notes may, unless all Global Notes have previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of the Certificated Notes being transferred, subject to the transfer restrictions set forth in the indenture.

DTC has advised Teleflex that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”), including, if applicable, through Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, Banking, société anonyme. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Teleflex that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to such extent.

So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole holder under the indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form (except as otherwise set forth herein) and will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

The trustee will not recognize beneficial owners as a holder under the indenture, and beneficial owners can only exercise the rights of a holder indirectly through DTC and its Participants. DTC has advised us that it will only take action regarding a note if one or more of the Participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that Participant or Participants has or have given that direction. DTC’s records reflect only the identity of the Participants to whose accounts such notes are credited, which may or may not be the beneficial owners. Neither Teleflex nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments in respect of the principal of, premium on, if any, and interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Teleflex and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, none of Teleflex, the trustee or any agent of Teleflex or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Teleflex that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Teleflex. Neither Teleflex nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Teleflex and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Certificated Notes

Subject to the conditions set forth below, any Person having a beneficial interest in a Global Note may, upon prior written request to the trustee delivered through DTC, exchange such beneficial interest for notes in the form of Certificated Notes. Upon any such issuance, the trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such Person or Persons (or their nominee). All Certificated Notes will be subject to any applicable legend requirements. We will issue notes to beneficial owners or their nominees, in fully certificated form, rather than to DTC or its nominees, only if:

(1)	DTC (a) notifies Teleflex that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Teleflex fails to appoint a successor depositary within 90 days of such event;

(2)	Teleflex, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes and DTC requests such certification of the Global Note;

then, upon surrender by the Global Note Holder of its Global Note, notes in such form will be issued to each Person that the Global Note Holder and DTC identify as being the beneficial owner of the related notes.

Neither Teleflex nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and Teleflex and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Same Day Settlement and Payment

Teleflex through the paying agent will make payments in respect of the notes represented by the Global Notes, including principal, premium, if any, and interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. DTC or its nominee will forward the payment to the Participants, who will then forward the payment to the Indirect Participants or to the beneficial owner. Beneficial owners may experience some delay in receiving their payments under this system. Neither Teleflex, the trustee under the indenture nor any paying agent has any responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

Teleflex through the paying agent will make all payments of principal, premium, if any, and interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Teleflex expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than Teleflex or any Subsidiary of Teleflex) in whom a Securitization Subsidiary makes an Investment in connection with a Qualified Securitization Facility will be deemed to be an Affiliate of Teleflex or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess, if any, of:

(a)	the present value at such redemption date of (i) the redemption price of the note at June 1, 2016 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through June 1, 2016, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by Teleflex or any of Teleflex’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Teleflex and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of Teleflex’s Restricted Subsidiaries or the sale by Teleflex or any of Teleflex’s Restricted Subsidiaries of Equity Interests in any of Teleflex’s Subsidiaries (other than preferred stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $25.0 million;

(2)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(3)	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(4)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(5)	any financing transaction with respect to property built or acquired by Teleflex or any Restricted Subsidiary after the date of the supplemental indenture, including any sale and leaseback transactions and asset securitizations permitted by the indenture;

(6)	the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(7)	a transfer of assets between or among Teleflex and its Restricted Subsidiaries;

(8)	an issuance of Equity Interests by a Restricted Subsidiary of Teleflex to Teleflex or to a Restricted Subsidiary of Teleflex;

(9)	the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out, obsolete or no longer used assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Teleflex, no longer economically practicable to maintain or useful in the conduct of the business of Teleflex and its Restricted Subsidiaries taken as whole);

(10)	licenses and sublicenses by Teleflex or any of its Restricted Subsidiaries of software or intellectual property or other intangibles in the ordinary course of business;

(11)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(12)	foreclosures, condemnation or similar proceedings affecting assets of Teleflex or any of its Restricted Subsidiaries;

(13)	the granting of Liens not prohibited by the covenant described above under the caption “—Liens;”

(14)	the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;

(15)	a Restricted Payment permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(16)	the entry into, settlement or early termination of any Hedging Obligations;

(17)	the entry into, settlement or early termination of any Permitted Bond Hedge Transaction and the entry into, settlement or early termination of any Permitted Warrant Transaction;

(18)	transfers or sales of (i) accounts receivable, participations therein or related assets or (ii) Securitization Assets and related assets (or a fractional undivided interest therein), in each case in connection with a Qualified Securitization Facility; and

(19)	sales or other dispositions by Teleflex or any of its Restricted Subsidiaries of assets constituting in whole or in part its Aerospace segment (as defined in its condensed consolidated financial statements for the three months ended March 27, 2011), or of Equity Interests of any Restricted Subsidiary of Teleflex holding its Aerospace segment.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities exchangeable or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Subsidiary” means any captive insurance company that is a Subsidiary of Teleflex or any of its Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	(a) pounds sterling or euros; (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business; and (c) the currency of any country that is a member of the Organization for Economic Cooperation and Development;

(3)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 24 months from the date of acquisition;

(4)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to a Credit Facility or with any commercial bank having capital and surplus in excess of $500.0 million;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 12 months after the date of acquisition;

(7)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Teleflex as a replacement agency) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition; and

(9)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Teleflex and its Restricted Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to Teleflex or one of its Restricted Subsidiaries;

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Teleflex, measured by voting power rather than number of shares;

(3)	Teleflex consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Teleflex, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Teleflex is converted into or exchanged for cash, securities or other property, other than any such transaction where:

(a)	the Voting Stock of Teleflex outstanding immediately prior to such transaction is converted into or exchanged for the Voting Stock of such surviving or transferee Person (or any direct or indirect parent thereof) immediately after giving effect to such transaction; and

(b)	the holders of the Voting Stock of Teleflex immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of Teleflex or such surviving or transferee Person (or any direct or indirect parent thereof) immediately after giving effect to such transaction; or

(4)	the first day on which a majority of the members of the Board of Directors (excluding vacant seats) of Teleflex are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, in each case to the extent taken into account in computing such Consolidated Net Income:

(1)	provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes of such Person and its Restricted Subsidiaries for such period; plus

(2)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period; plus

(3)	any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period; plus

(4)	any extraordinary, non-recurring or unusual losses, charges or premiums including, but not limited to, any expenses or charges related to any Equity Offering, incurrence of Indebtedness permitted to be incurred under the indenture, Permitted Investment, acquisition, restructuring, integration (including, without limitation, the sale, closure or consolidation of facilities and start-up costs related to new facilities), transition, executive recruiting, severance (including, but not limited to, any severance payments related to management employment contracts), relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans, recapitalization or the amendment, modification or refinancing of Indebtedness (including a refinancing thereof) (whether or not successful) (for the avoidance of doubt, the losses, charges and premiums identified in this clause include, without limitation, those relating to the refinancing transactions undertaken by Teleflex in August 2010, December 2010, February 2011 and March 2011, including the prepayment of Teleflex’s Repaid Senior Notes and the related prepayment make-whole amounts, the Transaction Costs, any future losses, charges or premiums associated with the prepayment and the related prepayment make-whole amounts of any other refinancings undertaken in the future and any amounts paid or charges incurred in connection with the termination of the interest rate swap entered into by Teleflex on October 1, 2007 in connection with the Credit Agreement or interest rate swaps entered into in the future in connection with the Credit Facilities); plus

(5)	solely for the purpose of determining Consolidated EBITDA for the Fixed Charge Coverage Ratio, any losses resulting from write-downs of purchase and lease commitments, write-downs of excess, obsolete or unbalanced inventories; plus

(6)	depreciation, amortization (including amortization of intangibles and other assets but excluding amortization of prepaid cash expenses that were paid in a prior period), any non-cash compensation charges and expenses and other non-cash charges and expenses (including any asset impairment charges or asset write-downs or write-offs but excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(7)	to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition permitted under the indenture; plus

(8)	any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any acquisition permitted under the indenture; plus

(9)	deferred financing fees and milestone payments in connection with any Investment or series of related Investments permitted under the indenture; plus

(10)	costs of surety bonds in connection with financing activities; plus

(11)	solely for the purpose of determining Consolidated EBITDA for the Fixed Charge Coverage Ratio, the amount of net cost savings and operating expense reductions projected by Teleflex in good faith to be realized as a result of specified actions taken or initiated (calculated on a pro forma basis as though such cost savings and operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings and operating expense reductions are (i) reasonably identifiable and factually supportable and (ii) have been realized or are anticipated to be realized within six months after the date of such actions; plus

(12)	any loss from discontinued operations and any loss on disposal of discontinued operations; minus

(14)	any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period; minus

(14)	non-cash gains, other than the accrual of revenue in the ordinary course of business; minus

(15)	any unusual or non-recurring gains for such period; minus

(16)	any income from discontinued operations and any gain on disposal of discontinued operations,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Indebtedness” means, with respect to any specified Person as of any date, the sum, without duplication, of:

(1)	the total amount of Indebtedness of such Person and its Restricted Subsidiaries; plus

(2)	the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by, or is secured by a Lien on the assets of, the referent Person or one or more of its Restricted Subsidiaries; plus

(3)	the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person;

in each case, determined on a consolidated basis in accordance with GAAP (except as provided in the definition of “Indebtedness”).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (1) the Consolidated Indebtedness of Teleflex as of such date to (2) the Consolidated EBITDA of Teleflex for the then most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio;” provided, however, that for purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation, the pro forma calculations will be made in accordance with Regulation S-X under the Securities Act, except that such calculations may take into account the reduction in net costs and related adjustments that (i) were actually implemented within 12 months after the date of such Investment, acquisition, disposition, merger or consolidation and prior to the date of determination, (ii) are reasonably expected to be realized within 12 months after the date of implementation and (iii) are supportable and quantifiable by the applicable underlying accounting records.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)	all extraordinary losses and expenses and all gains and losses realized in connection with any Asset Sale (without regard to the dollar limitation in the definition thereof) or other disposition, disposition of securities or early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2)	the net income and loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the covenant described under “Certain Covenants—Limitation on Restricted Payments” and clause (16) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Restricted Payments,” the net income of any Restricted Subsidiary for such period will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)	non-cash gains and losses attributable to movement in the mark-to-market valuation of (a) Hedging Obligations pursuant to FASB Accounting Standards Codification Topic 815 — Derivatives and Hedging, (b) Permitted Convertible Indebtedness and (c) any Permitted Convertible Indebtedness Call Transaction, will be excluded;

(6)	any net unrealized gains or losses (after any offset) with respect to Hedging Obligations will be excluded;

(7)	any amortization of deferred charges or debt discount resulting from the application of FASB Accounting Standards Codification Topic 470-20—Debt—Debt with Conversion and Other Options (formerly FASB Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)) will be excluded; and

(8)	accruals and reserves that are established within twelve months after the date of the supplemental indenture that are so required to be established as a result of the Transactions in accordance with GAAP will be excluded.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Teleflex who:

(1)	was a member of such Board of Directors on the date of the supplemental indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Convertible Notes” means Teleflex’s 3.875% Convertible Senior Subordinated Notes due 2017 outstanding on the date of the supplemental indenture.

“Credit Agreement” means that certain Credit Agreement, dated as of October 1, 2007, by and among Teleflex, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and Bank of America, N.A., as Syndication Agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or other financing arrangements (including, without limitation, commercial paper facilities or indentures), in each case, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and, to the extent applicable, “Certain Covenants—Liens”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Teleflex or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate executed by a financial officer of Teleflex, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Senior Debt” means:

(1)	any Indebtedness outstanding under the Credit Agreement; and

(2)	any other Senior Debt the principal amount of which is $25.0 million or more and that has been designated by Teleflex as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital

Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, that if such Capital Stock is issued to any plan for the benefit of employees of Teleflex or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Teleflex or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Teleflex to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Teleflex may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Teleflex and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Teleflex that is, at the time of determination, organized under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of Teleflex by Teleflex (other than Disqualified Stock and other than to a Subsidiary of Teleflex) or (2) of Equity Interests of a direct or indirect parent entity of Teleflex (other than to Teleflex or a Subsidiary of Teleflex) to the extent that the net proceeds therefrom are contributed to the common equity capital of Teleflex.

“Existing Indebtedness” means all Indebtedness of Teleflex and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the supplemental indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Teleflex (unless otherwise provided in the indenture).

“FASB” means Financial Accounting Standards Board.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by Teleflex’s chief financial officer) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the application of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	Investments, acquisitions, dispositions and mergers or consolidations that have been made by the specified Person or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible financial or accounting officer of Teleflex) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as of the Calculation Date in excess of 12 months).

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition and merger or consolidation, the pro forma calculations shall be (a) made in good faith by a responsible financial or accounting officer of Teleflex (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such transaction which is being given pro forma effect that have been realized or are anticipated to be realized within 12 months after the date of such transaction) or (b) determined in accordance with Regulation S-X under the Securities Act.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	(a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, commissions, discounts, yield and other fees and charges (including interest) incurred in connection with any Qualified Securitization Facility or any other transaction pursuant to which

Teleflex or any of its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable, Securitization Assets or related assets of the type specified in the definition of “Qualified Securitization Facility,” and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(b)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d)	all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Teleflex (other than Disqualified Stock) or to Teleflex or a Restricted Subsidiary of Teleflex; minus

(2)	(a) interest income of such Person and its Restricted Subsidiaries for such period; and

(b)	any amortization of deferred charges or debt discount resulting from the application of FASB Accounting Standards Codification Topic 470-20—Debt—Debt with Conversion and Other Options (formerly FASB Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)).

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the supplemental indenture.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof;

(2)	to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(3)	to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or

(4)	as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;

provided, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee will be assumed to be direct obligations of such obligor.

“Guarantors” means any Subsidiary of Teleflex that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or any other agreements or arrangements designed to protect such Person against fluctuations in, or providing for the transfer or mitigation of risks related to, currency exchange rates or commodity prices, in each case, either generally or under specific contingencies.

For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $10.0 million; provided that (1) a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any other Indebtedness of Teleflex and (2) the aggregate amount of total assets of all Immaterial Subsidiaries shall not at any time exceed 5.0% of the consolidated assets of Teleflex and its Subsidiaries, determined as of the end of the fiscal quarter most recently ended for which financial statements are available.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued interest (other than accrued interest or interest paid in kind that has accreted to the principal amount), accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, other than any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than undrawn letters of credit and Hedging Obligations not required to appear as a liability upon a balance sheet of the specified Person) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, to the extent not otherwise included, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of FASB Accounting Standards Codification Topic 815 — Derivatives and Hedging and FASB Accounting Standards Codification Topic 470-20—Debt—Debt with Conversion and Other Options (formerly FASB Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)) and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Notwithstanding the foregoing, for the avoidance of doubt, obligations of any Person under a Permitted Bond Hedge Transaction or a Permitted Warrant Transaction shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of Teleflex, qualified to perform the task for which it has been engaged.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if either such entity ceases to rate the notes for reasons outside of the control of Teleflex, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Teleflex as a replacement agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade rating, but excluding any debt securities or instruments constituting loans or advances among Teleflex and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Teleflex or any Restricted Subsidiary of Teleflex sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Teleflex such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Teleflex, Teleflex will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Teleflex’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Teleflex or any Restricted Subsidiary of Teleflex of a Person that holds an Investment in a third Person will be deemed to be an Investment by Teleflex or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Securitization Facility, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Teleflex or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of principal, premium, if any, and interest, if any, on Senior Debt required to be paid as a result of such transaction, and any reserve for any liability, adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP, including, but not limited to, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Recourse Debt” means Indebtedness as to which neither Teleflex nor any of its Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (2) is directly or indirectly liable as a guarantor or otherwise.

“Note Guarantee” means the Guarantee by each Guarantor of Teleflex’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Teleflex’s common stock purchased by Teleflex in connection with an issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Teleflex from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Teleflex from the sale of such Permitted Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” means any business that is the same as, or reasonably related, similar, ancillary or complementary to, any of the businesses in which Teleflex and its Restricted Subsidiaries are engaged on the date of the supplemental indenture.

“Permitted Convertible Indebtedness” means (1) Indebtedness of Teleflex (which may be Guaranteed by the Guarantors) permitted to be incurred under the terms of the indenture that is either (a) convertible into common stock of Teleflex (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Teleflex and/or cash (in an amount determined by reference to the price of such common stock); and (2) the Convertible Notes.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and/or any Permitted Warrant Transaction.

“Permitted Investments” means:

(1)	any Investment in Teleflex or in a Restricted Subsidiary of Teleflex;

(2)	any Investment in cash or Cash Equivalents or Investment Grade Securities with a maturity of 24 months or less from the date of purchase;

(3)	any Investment by Teleflex or any Restricted Subsidiary of Teleflex in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Teleflex; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Teleflex or a Restricted Subsidiary of Teleflex;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Teleflex;

(6)	(a) advances, loans or extensions of trade credit in the ordinary course of business by Teleflex or any of its Restricted Subsidiaries, (b) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment and (c) Investments received (i) in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of Teleflex or any of its Restricted Subsidiaries, (ii) in exchange for any other Investment or accounts receivable held by Teleflex or any Restricted subsidiary in connection with or pursuant to any bankruptcy, workout, plan of reorganization, recapitalization or similar arrangement; or (ii) in connection with litigation, arbitration or other disputes or as a result of foreclosure by Teleflex or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer or title to any secured Investment in default or otherwise pursuant to the terms of the agreement governing such Investment or by operation of law;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to, or guarantees of such loans or advances to, employees, former employees, consultants or former consultants of Teleflex or any of its Restricted Subsidiaries (or cancellation or forgiveness thereof) made in the ordinary course of business of Teleflex or any Restricted Subsidiary of Teleflex in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9)	any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(10)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the supplemental indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the supplemental indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the supplemental indenture or (b) as otherwise permitted under the indenture;

(11)	Investments acquired after the date of the supplemental indenture as a result of the acquisition by Teleflex or any Restricted Subsidiary of Teleflex of another Person, including by way of a merger, amalgamation or consolidation with or into Teleflex or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the date of the supplemental indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(12)	any Investments by Teleflex or a Subsidiary of Teleflex in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person that, in the good faith determination of Teleflex, are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(13)	any Investment made within 90 days after the date of the commitment to make the Investment, that when such commitment was made, would have complied with the terms of the indenture;

(14)	Permitted Bond Hedge Transactions which constitute Investments;

(15)	Investments in any joint ventures or a Permitted Business in an amount outstanding not to exceed, as of the date of such Investment, the greater of (a) $150.0 million or (b) 4.0% of Total Assets (with the Fair Market Value of each Investment (other than any Investment consisting of a guarantee) being measured at the time made and without giving effect subsequent changes in value); provided, however, that if any Investment pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15) for so long as such Person continues to be a Restricted Subsidiary;

(16)	Investments in a Captive Insurance Subsidiary in an amount that does not exceed the minimum amount of capital required under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed plus the amount of any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary, and any Investment by a Captive Insurance Subsidiary that is a legal investment for an insurance company under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed and made in the ordinary course of its business and rated in one of the four highest rating categories;

(17)	any bonds, promissory notes or other securities (which may be either debt or equity securities) received by Teleflex or any of its Subsidiaries issued as payment or settlement for accounts receivables owing from an entity that is subject to a proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(18)	the funding of any pension plan of Teleflex or a Restricted Subsidiary of Teleflex, which plan has been approved by the Board of Directors of Teleflex; and

(19)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made without giving effect to subsequent changes in value, but reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in cash by Teleflex or any of its Restricted Subsidiaries in respect of such Investment; provided that any such amount or value which reduces the aggregate Fair Market Value of Investments outstanding pursuant to this clause (19) will be excluded for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (c) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed $150.0 million; provided, however, that if any Investment pursuant to this clause (19) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Junior Securities” means:

(1)	Equity Interests in Teleflex or any Guarantor; and

(2)	debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Note Guarantees are subordinated to Senior Debt under the indenture.

“Permitted Liens” means:

(1)	Liens on assets of Teleflex or any of its Restricted Subsidiaries securing Senior Debt and/or Obligations with respect to Senior Debt;

(2)	Liens in favor of Teleflex or the Guarantors;

(3)	Liens on property, shares of stock or other assets of a Person existing at the time such Person becomes a Restricted Subsidiary of Teleflex or is merged with or into or consolidated with Teleflex or any Restricted Subsidiary of Teleflex; provided that such Liens were not created or incurred in contemplation of such Person becoming a Restricted Subsidiary of Teleflex or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Teleflex or is merged with or into or consolidated with Teleflex or any Restricted Subsidiary of Teleflex;

(4)	Liens on property (including Capital Stock) or other assets existing at the time of acquisition of such property or assets by Teleflex or any Subsidiary of Teleflex; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5)	Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations) and any Liens in favor of, or required by contracts with, governmental entities;

(6)	Liens to secure Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations permitted to be incurred pursuant to clause (4) of the covenant described above under the caption “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(7)	Liens existing on the date of the supplemental indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet overdue for a period of 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(15)	bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)	(a) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Teleflex or any of its Restricted Subsidiaries and do not secure any Indebtedness and (b) grants of grants of software and other technology licenses in the ordinary course of business;

(19)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Facility;

(21)	Liens securing Indebtedness of Foreign Subsidiaries that relate solely to the Equity Interests or assets of Foreign Subsidiaries;

(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23)	Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off);

(24)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25)	Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Teleflex and its Restricted Subsidiaries or (b) relating to purchase orders and other agreements entered into with customers of Teleflex or any of its Restricted Subsidiaries in the ordinary course of business;

(26)	Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

(27)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto); and

(28)	Liens incurred in the ordinary course of business of Teleflex or any Restricted Subsidiary of Teleflex with respect to obligations that do not exceed, as of any date of incurrence, the greater of (a) $200.0 million or (b) 5.0% of Total Assets.

“Permitted Refinancing Indebtedness” means any Indebtedness of Teleflex or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Teleflex or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums (including tender premiums), incurred in connection therewith); provided that, for the avoidance of doubt, in the case of Permitted Convertible Indebtedness, the applicable amount shall be the face amount of such Permitted Convertible Indebtedness;

(2)	such Permitted Refinancing Indebtedness has a final maturity date that is the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	no Restricted Subsidiary that is not a Guarantor shall be an obligor with respect to such Permitted Refinancing Indebtedness unless such non-Guarantor Restricted Subsidiary was an obligor with respect to the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Teleflex’s common stock sold by Teleflex substantially concurrently with any purchase by Teleflex of a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (1) the Board of Directors of Teleflex shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Teleflex and the applicable Securitization Subsidiary, (2) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at Fair Market Value (as determined in good faith by Teleflex)

and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Teleflex) or (b) constituting a receivables financing facility.

“Qualifying Equity Interests” means Equity Interests of Teleflex other than (1) Disqualified Stock and (2) options, warrants or rights to purchase Capital Stock (i) sold as units with Indebtedness constituting Permitted Convertible Indebtedness or (ii) issued in a Permitted Warrant Transaction.

“Repaid Note Purchase Agreements” means that certain note purchase agreement, dated as of July 8, 2004, by and among Teleflex and the purchasers thereto and that certain note purchase agreement, dated as of October 1, 2007 among Teleflex and the purchasers thereto, with respect to the Repaid Senior Notes as supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date hereof.

“Repaid Senior Notes” means, collectively, (1) the 6.66% Series 2004-1 Tranche A Senior Notes due 2011 in an aggregate principal amount of $145.0 million, (2) the 7.14% Series 2004-1 Tranche B Senior Notes due 2014 in an aggregate principal amount of $96.5 million, (3) the 7.46% Series 2004-1 Tranche C Senior Notes due 2016 in an aggregate principal amount of $90.1 million, (4) the 7.62% Series A Senior Notes due 2012, (5) the 7.94% Series B Senior Notes due 2014 and (6) the Floating Rate Series C Senior Notes due 2012, each issued pursuant to the Repaid Note Purchase Agreements.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment under a Qualified Securitization Facility that is a securitization financing facility (and not a receivables financing facility) and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which Teleflex or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of engaging in, and that solely engages in, one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Debt” means:

(1)	all Indebtedness of Teleflex or any Guarantor outstanding under Credit Facilities, all Hedging Obligations, all Treasury Management Arrangements and all Obligations with respect to any of the foregoing;

(2)	any other Indebtedness of Teleflex or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Note Guarantee; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	the notes or any Indebtedness of Teleflex under the Convertible Notes;

(2)	any liability for federal, state, local or other taxes owed or owing by Teleflex;

(3)	any intercompany Indebtedness of Teleflex or any of its Subsidiaries to Teleflex or any of its Affiliates;

(4)	any Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby); or

(5)	the portion of any Indebtedness that is incurred in violation of the indenture; provided that Indebtedness under a Credit Facility will not cease to be “Senior Debt” by virtue of this clause (5) if it was advanced on the basis of an officers’ certificate to the effect that it was permitted to be incurred under the indenture; provided further, that such Indebtedness shall be deemed not to have been incurred in violation of the indenture for purposes of this clause if such Indebtedness consists of Designated Senior Debt, and the holder(s) of such Indebtedness or their agent or representative (a) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the indenture and (b) shall have received an officers certificate from Teleflex to the effect that the incurrence of such Indebtedness does not violate the provisions of the indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the supplemental indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the supplemental indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of Teleflex and the Restricted Subsidiaries, as shown on the most recent balance sheet of Teleflex for the then most recently ended fiscal quarter for which internal financial statements are available immediately preceding the date of determination, with such adjustments to Total Assets as are consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Transaction Costs” means the costs, fees, expenses and premiums associated with the Transactions.

“Transactions” means the issuance of the notes offered hereby, the use of proceeds therefrom as described under the caption “Use of Proceeds” and other transactions in connection therewith or incidental thereto.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2016; provided, however, that if the period from the redemption date to June 1, 2016, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Teleflex that is designated by the Board of Directors of Teleflex as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Teleflex or any Restricted Subsidiary of Teleflex unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to Teleflex or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Teleflex;

(3)	is a Person with respect to which neither Teleflex nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Teleflex or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following is a summary of certain United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes as of the date of this prospectus supplement. Unless otherwise stated, this summary deals only with notes held as capital assets by persons who purchase the notes for cash upon original issuance at their initial offering price.

As used herein, a “U.S. holder” means a beneficial owner of the notes that is for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of the notes (other than a partnership or any other entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such entities);

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

If a partnership (including any entity classified as a partnership for United States federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Certain Tax Consequences to U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to U.S. holders of the notes.

Stated Interest.  Stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for United States federal income tax purposes.

Original Issue Discount.  We expect that the notes will not be issued with more than de minimis original issue discount (“OID”) for United States federal income tax purposes. However, the notes will be treated as having been issued with OID for United States federal income tax purposes if the stated principal amount of the notes exceeds their “issue price” (i.e., the first price at which a substantial amount of the notes is sold to the public for cash) by an amount equal to or greater than the statutory de minimis amount of 0.25% of such stated principal amount multiplied by the number of complete years to the stated maturity of the notes. If the notes are issued with OID, a U.S. holder generally will be required to include the OID in gross income in advance of the receipt of cash attributable to that income and regardless of such holder’s regular method of tax accounting. Such OID will be included in gross income using a “constant yield” method, in which case the U.S. holder will have to include in income increasingly greater amounts of OID in successive accrual periods. A U.S. holder’s adjusted tax basis in a note will be increased by any OID previously included in income with respect to that note. All holders are urged to consult their own tax advisors regarding the application of the

OID rules to their particular circumstances. The following discussion assumes the notes will not be issued with OID for U.S. federal income tax purposes.

Sale, Exchange, Retirement, or Other Disposition of Notes.  Upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, redemption or other disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income as discussed above) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for that note. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain Tax Consequences to Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to non-U.S. holders of the notes.

United States Federal Withholding Tax.  The 30% United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) certifying interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other disposition of a note.

United States Federal Income Tax.  If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base), then you will be subject to United States federal income tax on that interest on a net income basis in generally the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments. If interest received with respect to the notes is effectively connected income (whether or not a treaty applies), the 30% withholding tax described above will not apply, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied.

Subject to the discussion of backup withholding below, any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax.  Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to certain payments of principal and interest paid on the notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to you (unless you are an exempt recipient). Backup withholding (currently at a rate of 28%) may apply to such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding or if you fail to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “—Certain Tax Consequences to Non-U.S. Holders—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payer under penalties of perjury that you are a non-U.S. holder (and the payer does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the notes by an ERISA Plan with respect to which we, a subsidiary guarantor or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of the notes each purchaser and subsequent transferee of the notes (or any interest therein) will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement among us, our subsidiary guarantors and the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Principal Amount
Underwriter	of Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
J.P. Morgan Securities LLC

Total	$250,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and our subsidiary guarantors have agreed to indemnify the underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other selling term of the offering may be changed. The underwriters may offer and sell notes through certain of their affiliates.

The following table summarizes the discount on commission to be received by the underwriters in connection with the sale of the notes:

Underwriter
Discount or
Commission

Per note	%
Total	$

The expenses of the offering, not including the underwriting discount, are estimated at $1.1 million and are payable by us. The underwriters have agreed to reimburse us for certain expenses incurred in connection with this offering in an amount up to $625,000.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We and the subsidiary guarantors have each agreed that we will not, for a period of 45 days after the date of this prospectus supplement, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly substantially similar to the notes, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into such debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, underwriters in this offering, are agents or lenders under our credit facilities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Certain affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, underwriters in this offering, are agents or lenders under our credit facilities and each of these lenders may receive more than 5% of the net proceeds of this offering. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority. In accordance with this rule, Goldman, Sachs & Co. has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Goldman, Sachs & Co. has participated in due diligence and the preparation of this prospectus supplement and the registration statement of which this prospectus supplement is a part. Goldman, Sachs & Co. will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC will not confirm sales of the debt securities to any account over which they exercise discretionary authority without the prior written approval of the customer.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

provided that no such offer of Securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of securities within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final offering of securities contemplated in this prospectus supplement.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The securities will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus supplement with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the notes which are the subject of the offering contemplated by this prospectus supplement does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The notes will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The notes are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the notes with the intention to distribute them to the public. This document as well as any other material relating to the notes is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

VALIDITY OF SECURITIES

The validity of the notes offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. The validity of the notes offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, included in our Current Report on Form 8-K filed on June 1, 2011 and incorporated by reference in this prospectus supplement, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference.

Teleflex Incorporated

Debt Securities
Guarantees of Debt Securities
Common Stock
Preference Stock
Depositary Shares
Warrants
Purchase Contracts
Units

We may offer and sell, from time to time, in one or more offerings, any of the following securities:

•	debt securities, in one or more series, which may be senior debt securities, senior subordinated debt securities or subordinated debt securities;

•	guarantees, if any, of our obligations under any debt securities, which may be given by one or more of our subsidiaries,

•	warrants to purchase debt securities;

•	shares of our common stock;

•	warrants to purchase common stock;

•	shares of our preference stock;

•	depositary shares;

•	purchase contracts;

•	units; or

•	any combination of these securities.

In addition, certain selling stockholders may, from time to time, offer and sell shares of our common stock or preference stock, in each case, in amounts, at prices and on terms that will be determined at the time of any such offering.

Our common stock is listed on the New York Stock Exchange under the symbol “TFX.” Each prospectus supplement will indicate if the securities offered thereby will be listed on a securities exchange.

This prospectus provides a general description of these securities. We will provide the specific terms of the securities, including the names of any selling stockholders, if applicable, in one or more supplements to this prospectus. This prospectus may not be used to offer and sell the securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and in any accompanying prospectus supplement, carefully before you invest.

Investing in these securities involves risks. See the information included and incorporated by reference in this prospectus and the accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” in our most recent annual report on Form 10-K (as it may be updated in our most recent quarterly report on Form 10-Q) filed with the Securities and Exchange Commission.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2011.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. In addition, certain selling stockholders may, from time to time, offer and sell shares of our common stock or preference stock, in each case, in amounts, at prices and on terms that will be determined at the time of any such offering. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the names of any selling stockholders, if applicable. The prospectus supplement may also add, update or change information contained in this prospectus. We also include in the prospectus supplement where applicable, information about material United States federal income tax considerations relating to the securities. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context indicates otherwise, as used in this prospectus: (i) “the Company,” “us,” “we,” “our” and “Teleflex” refer to Teleflex Incorporated and its consolidated subsidiaries and their respective predecessors and (ii) “this prospectus” refers to this prospectus and any applicable prospectus supplement.

i

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2010 (including the portions of our Proxy Statement on Schedule 14A for our 2010 annual meeting of stockholders filed with the SEC on March 26, 2010 that are incorporated by reference therein), except with respect to Items 1, 2, 6, 7 and 8, which have been superseded by our Current Report on Form 8-K filed on June 1, 2011 that reports our marine business and our cargo container business as discontinued operations and adds certain financial information with respect to the guarantors;

•	our Quarterly Report on Form 10-Q for the quarter ended March 27, 2011, as updated by our Current Report on Form 8-K filed on June 1, 2011 to add certain financial information with respect to the guarantors.

•	our Current Reports on Form 8-K filed on January 31, 2011 (with respect to Item 5.02), February 22, 2011, February 25, 2011, March 10, 2011, March 28, 2011, April 28, 2011, May 2, 2011 and June 1, 2011; and

•	the description of our common stock on Form 8-A/A filed on March 16, 1994, as it may be amended or supplemented from time to time.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings unless otherwise stated.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Teleflex Incorporated
Attn: Jake Elguicze, Vice President Investor Relations
155 South Limerick Road
Limerick, PA 19468
(610) 948-2836

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. All statements made in this prospectus, other than statements of historical fact, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” “prospects” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about our business and the industry and markets in which we operate. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements due to a number of factors, including:

•	our ability to comply with government regulation to which we are subject;

•	changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments;

•	demand for and market acceptance of new and existing products;

•	our ability to resolve, to the satisfaction of the U.S. Food and Drug Administration (FDA), the issues identified in the corporate warning letter issued to Arrow International, Inc.;

•	our ability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with expectations;

•	our ability to effectively execute our restructuring programs;

•	the impact of recently passed healthcare reform legislation and changes in Medicare, Medicaid and third-party coverage and reimbursements;

•	competitive market conditions and resulting effects on revenues and pricing;

•	increases in raw material costs that cannot be recovered in product pricing;

•	global economic factors, including currency exchange rates and interest rates;

•	difficulties entering new markets; and

•	general economic conditions.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operation and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus and the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

You should not place undue reliance on forward-looking statements. Such statements speak only as to the date on which they are made, and we undertake no obligation to update or revise any forward-looking statement, regardless of future developments or availability of new information.

OUR COMPANY

We are principally a global provider of medical technology products that enable healthcare providers to improve patient outcomes, reduce infections and enhance patient and provider safety. We primarily develop, manufacture and supply single-use medical devices used by hospitals and healthcare providers in more than 130 countries and are not dependent upon any one end-market or procedure.

We are focused on achieving consistent, sustainable and profitable growth through:

•	the development of new products;

•	the expansion of the use of existing products in existing markets;

•	the introduction of existing products into new geographic markets; and

•	selected acquisitions, licensing agreements and partnerships which enhance or expedite our development initiatives and our ability to increase our market share.

Furthermore, we believe our research and development capabilities and our commitment to engineering excellence and lean, low-cost manufacturing allow us to consistently bring cost effective, innovative products to market that improve the safety, efficacy, and quality of healthcare. We provide a broad-based platform of medical products, which we categorize into four end-user product groups: Critical Care, Surgical Care, Cardiac Care and Original Equipment Manufacturer (“DEM”) and Development Services.

While we are committed to becoming exclusively a medical technology company, we continue to serve a niche segment of aerospace markets with specialty engineered products. We expect to strategically divest the remaining businesses in our Aerospace Segment from time to time.

Our Medical Segment brands include:

Product Group	Brands

Critical Care	Arrow, Gibeck, HudsonRCI, Rüsch, Sheridan and VasoNova
Surgical Care	Deknatel, Pleur-evac, Pilling, Taut and Weck
Cardiac Care	Arrow
OEM and Development Services	Beere Medical, KMedic, Specialized Medical Devices, Deknatel and TFXOEM

Our common stock is publicly traded on the New York Stock Exchange under the symbol “TFX.”

Teleflex Incorporated is a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 155 South Limerick Road, Limerick, Pennsylvania 19468, and our telephone number at this location is (610) 948-5100. Our website is www.teleflex.com. Information on our website is not part of this prospectus or any prospectus supplement.

RISK FACTORS

Our business is subject to uncertainties and risks. Before deciding whether to purchase any of our securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless we otherwise state in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including shares of our common stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use. In the case of a sale of our common stock or preference stock by any selling stockholders, we will not receive any of the proceeds from such a sale.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus. During the periods indicated, we had no outstanding shares of preference stock, and accordingly, our historical ratio of earnings to fixed charges is the same as our ratio of earnings to fixed charges and preference dividends in all periods.

Earnings available for fixed charges consist of pre-tax earnings from continuing operations before income or loss from equity investees, fixed charges, distributed earnings of equity investees and amortization of capitalized interest, reduced by non-controlling interest income or loss. Fixed charges consist of interest expense, amortization of debt discount and expenses and the portion of rental expense estimated to be the equivalent of interest.

	Three Months Ended
	March 27,	March 28,	Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Ratio of earnings to fixed charges	2.5	3.3	2.4	2.7	1.8	1.4	2.1

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture between us and Wells Fargo Bank, N.A., as trustee under which the debt securities will be issued. We have filed a form of indenture governing debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt, our senior subordinated debt or our subordinated debt. We refer to the subordinated debt securities and the senior subordinated debt securities together as the subordinated securities. Debt securities, whether senior, senior subordinated or subordinated, may be issued as convertible debt securities or exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount”, or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Certain U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title of the series of debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	whether the debt securities will be guaranteed and the terms of any such guarantees;

•	any limit on the aggregate principal amount of the series of debt securities;

•	whether the debt securities rank as senior debt, senior subordinated debt or subordinated debt or any combination thereof, and the terms of any subordination;

•	whether securities issued by us will be entitled to the benefits of any guarantees and the form and terms of any guarantee;

•	the terms and conditions, if any, upon which the series of debt securities will be convertible into or exchangeable for other securities;

•	whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

•	the maturity date(s);

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any currency exchange rate, commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue or the method for determining dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest, if any, on the series of debt securities will be determined (if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a currency exchange rate, commodity, commodity index, stock exchange index or financial index);

•	the place or places where principal of, premium, if any, and interest, if any, on the debt securities will be payable and the method of such payment, if by wire transfer, mail or other means;

•	provisions related to redemption or early repayment of the debt securities of our option;

•	our obligation, if any, to redeem or purchase any series of debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the authorized denominations;

•	the form of the debt securities and whether the debt securities will be issued in bearer or fully registered form (and if in fully registered form, whether the debt securities will be issuable, in whole or in part, as global debt securities);

•	any depositaries, interest rate calculation agents, bid solicitation agents, conversion or exchange agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	any changes in the trustee for such debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	any changes in or additions to the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

•	additions to or changes in the Events of Default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	if payments of principal of, premium, if any, or interest, if any, on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the securities exchange(s) on which the debt securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the debt securities;

•	the extent to which a secondary market for the debt securities is expected to develop;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	any other terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series.

The applicable prospectus supplement will discuss certain U.S. federal income tax considerations for holders of any debt securities, if any, and the securities exchange or quotation system on which any debt securities are to be listed or quoted, if any.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities, including, for example, shares of our equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange rate and conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange rate; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or sell, lease, transfer or otherwise dispose of all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless (1) we will be the continuing entity or (2) the successor person to which our assets are transferred is a corporation, trust, limited liability company, partnership or other entity organized under the laws of any domestic or foreign jurisdiction and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such transaction unless immediately after completing the transaction, no Event of Default (as defined below) under the indenture, and no event which, after notice or lapse of time or both, would become an Event of Default under the indenture, shall have occurred and be continuing. When the person to whom our assets are transferred has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or sale, lease or transfer or other disposition of all or substantially all of our assets.

The applicable prospectus supplement will describe any modifications of this covenant.

Events of Default

The term “Event of Default,” when used in the indenture with respect to any series of debt securities, unless otherwise indicated in the applicable prospectus supplement, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, upon any repurchase, by declaration or otherwise;

•	failure to make sinking fund payments, if any, when due in respect of that series;

•	failure to perform other covenants (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series) for 60 days after notice that performance was required;

•	certain events in bankruptcy, insolvency or reorganization relating to us; or

•	any other Event of Default provided in the applicable officers’ certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

If an Event of Default with respect to any series of debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount (or, if the debt securities are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and interest on all of the debt securities of such series to be due and payable immediately. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The holders of not less than a majority in aggregate principal amount of the debt securities of each affected series may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

If an Event of Default relating to certain events in our bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount (or, if the debt securities are discount securities, that portion of the principal amount as may be specified in the terms of that series) of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of such default;

•	the holders of not less than a majority in principal amount of the outstanding debt securities of that series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee indemnity for expenses and liabilities that may be incurred by bringing the action satisfactory to the trustee;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of that series of debt securities.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture. In addition, we will be required to notify the trustee in writing upon the occurrence of any such default.

Transfer and Exchange

Unless otherwise stated in the applicable prospectus supplement, each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the subheading “— Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.  You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium, if any, and interest, if any, on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System.  Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

We anticipate that the depositary will follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, premium, if any, and interest, if any, on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, premium, if any, or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Discharge, Defeasance and Covenant Defeasance

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, which will be described in the applicable prospectus supplement, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, which will be described in the applicable prospectus supplement, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger or Sale” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an Event of Default with respect to the debt securities of that series, or covenant defeasance.

•	the conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge each installment of principal of, premium, if any, and interest, if any, on

•	and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.  In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities and provide the terms and conditions for the release or substitution of the security;

•	evidence the assumption by a successor person of our obligations;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities or that does not adversely affect the holders’ rights thereunder in any material respect or to surrender any right or power conferred upon us under the indenture;

•	provide for addition of collateral or guarantees for the benefit of debt securities of any series or add an additional guarantor or obligor under the indenture;

•	add any additional Events of Default;

•	cure any ambiguity or correct any inconsistency or defect in the indenture;

•	add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	provide for uncertificated securities in addition to or in place of certificated securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	provide for the issuance of and establish the form and terms and conditions of securities of any series as permitted;

•	eliminate any conflict between the terms of the indenture and the Trust Indenture Act;

•	evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee;

•	conform any provision of the indenture, the securities of any series or any related guarantees or security documents to the description of such securities contained in the applicable prospectus, prospectus supplement, offering memorandum or similar document with respect to the offering of the securities of such series to the extent that such description was intended to be a verbatim recitation of a provision in the indenture, such securities or any related guarantees or security documents; and

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series then outstanding and affected add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium, if any, on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium, if any, or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium, if any, or interest, if any, on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium, if any, and interest, if any, on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium, if any, or any interest, if any, on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future stockholder, officer or director of ours or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning our Relationship with the Trustee

From time to time, we and our subsidiaries may maintain ordinary banking and credit relationships with Wells Fargo Bank, N.A. and its affiliates.

DESCRIPTION OF GUARANTEES OF CERTAIN DEBT SECURITIES

Debt securities may be fully and unconditionally guaranteed by certain of our domestic subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. Any guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary. You should keep in mind, however, that it is our Restated Certificate of Incorporation, including any certificates of designations that are a part of our Restated Certificate of Incorporation, our Amended and Restated Bylaws and the Delaware General Corporation Law (“DGCL”), and not this summary, which define your rights as a securityholder. There may be other provisions in these documents that are also important to you. You should read these documents for a full description of the terms of our capital stock. Our Restated Certificate of Incorporation, including any certificates of designations, and our Amended and Restated Bylaws are incorporated by reference as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Our authorized capital stock consists of 200.5 million shares, of which 200 million shares are designated as common stock, with a par value of $1 per share, 500,000 shares are designated as preference stock, with a par value of $1 per share.

Common Stock

Voting Rights.  Each holder of our common stock is entitled to one vote per share held of record on all matters as to which stockholders are entitled to vote. There are no cumulative voting rights in the election of directors. The quorum required at any stockholders’ meeting for consideration of any matter is a majority of the issued and outstanding shares of our common stock, represented in person or by proxy. Generally, all matters submitted to a meeting of stockholders will be decided by the vote of the holders of record of a majority of the issued and outstanding shares of our common stock present at such meeting, represented in person or by proxy.

Dividend Rights.  Holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for that purpose, subject to preferences that may be applicable to any outstanding preference stock and any other provisions of our Restated Certificate of Incorporation.

Rights Upon Liquidation.  In the event of any liquidation, dissolution or winding up, the holders of our common stock are entitled, after payment of all of our obligations, and subject to the rights of holders of shares of any outstanding preference stock, to receive pro rata any assets distributable to stockholders in respect of shares held by them.

Miscellaneous.  All of the outstanding shares of our common stock are fully paid and non-assessable. Holders of common stock have no preemptive or other rights to subscribe for additional shares. No shares of common stock are subject to redemption or a sinking fund.

Listing.  Our common stock is listed on the NYSE under the symbol “TFX.” On May 26, 2011 the last reported sale price of our common stock on the New York Stock Exchange was $61.40 per share.

Common Stock Available for Issuance Under Stock Plans.  We have two stock-based compensation plans under which equity-based awards may be made. Our 2000 Stock Compensation Plan (the “2000 plan”) provides for the granting of incentive and non-qualified stock options and restricted stock units to directors, officers and key employees. Under the 2000 plan, we are authorized to issue up to four million shares of common stock, but no more than 800,000 of those shares may be issued as restricted stock. Options granted under the 2000 plan have an exercise price equal to the average of the high and low sales prices of our common stock on the date of the grant, rounded to the nearest $0.25. Generally, options granted under the 2000 plan are exercisable three to five years after the date of the grant and expire no more than ten years after the grant. Outstanding restricted stock units generally vest in one to three years. Outstanding restricted stock units generally vest in one to three years. In 2010, we granted restricted stock units representing 169,751 shares of common stock under the 2000 plan. As of December 31, 2010, 301,504 shares were available for future grant under the 2000 plan.

Our 2008 Stock Incentive Plan (the “2008 plan”) provides for the granting of various types of equity-based awards to directors, officers and key employees. These awards include incentive and non-qualified stock options, stock appreciation rights, stock awards and other stock-based awards. Under the 2008 plan, we are authorized to issue up to 2.5 million shares of common stock, but grants of awards other than stock options and stock appreciation rights may not exceed 875,000 shares. Options granted under the 2008 plan have an exercise price equal to the closing price of our common stock on the date of grant. In 2010, we granted incentive and non-qualified options to purchase 599,042 shares of common stock under the 2008 plan. As of December 31, 2010, 1,591,016 shares were available for future grant under the 2008 plan.

Certain Effect of Authorized but Unissued Capital Stock.  As of May 16, 2011, we had approximately 159,340,159 shares of common stock authorized but not issued and outstanding and therefore available for future issuance. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, facilitating corporate acquisitions or paying a dividend on our capital stock.

The existence of unissued and unreserved shares of common stock may enable our board of directors to issue shares to persons friendly to current management. In addition, if we issue preference stock, such an issuance could render more difficult or discourage a third party’s attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management, and could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Transfer Agent.  The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Preference Stock

Our board of directors has the authority, without further action by shareholders, to issue up to 500,000 shares of preference stock in one or more series. The holders of our preference stock do not have the right to vote, except as our board of directors establishes, or as provided in our Restated Certificate of Incorporation or as determined by state law.

The board of directors has the authority to determine the terms of each series of preference stock, within the limits of our Restated Certificate of Incorporation, our Amended and Restated Bylaws and the laws of the state of Delaware. These terms include the number of shares in a series, the consideration, dividend rights, liquidation preferences, terms of redemption, conversion or exchange rights and voting rights, if any.

Effects on Our Common Stock if We Issue Preference Stock

If we issue preference stock, it may negatively affect the holders of our common stock. These possible negative effects include the following:

•	diluting the voting power of shares of our common stock;

•	affecting the market price of our common stock;

•	delaying or preventing a change in control of Teleflex;

•	making removal of our present management more difficult; or

•	restricting dividends and other distributions on our common stock.

Specific Provisions of Our Charter and Bylaws and Delaware Law

Restated Certificate of Incorporation; Amended and Restated Bylaws

Constitution of Board of Directors.  Our Amended and Restated Bylaws provide that the board of directors must consist of not less than 6 and not more than 15 directors.

Removal of Directors; Vacancies; Newly Created Directorships.  Our Restated Certificate of Incorporation provide that no director can be removed except for cause and (i) upon the affirmative vote of the holders of at least 80% of the outstanding shares of the Company entitled to vote generally in the election of directors or (ii) upon the majority vote of the entire board of directors. Any vacancies on our board of directors or newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director or by our stockholders.

Calling of Special Meetings of Stockholders.  Our Amended and Restated Bylaws provide that special meetings of stockholders can be called at any time by the board of directors. In addition, stockholders are not entitled to call a special meeting of the stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nomination.  Our Amended and Restated Bylaws provide that stockholders seeking to nominate candidates for election as directors or to propose other business to be considered by the stockholders at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary or assistant corporate secretary at our principal executive offices. Generally, to be timely, a stockholder’s notice regarding the nomination of candidates for election of directors or the proposal of other business to be considered by the stockholders at an annual meeting of stockholders must be delivered to the corporate secretary not less than ninety days nor more than one hundred and twenty days prior to the first anniversary date of the preceding year’s annual meeting. If the date of the annual meeting is convened more than thirty days before or more than sixty days after such anniversary date, the stockholder’s notice will be timely if it is delivered not earlier than the one hundred and twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of such meeting is first made.

Generally, to be timely, a stockholder’s notice regarding the nomination of candidates for election of directors at a special meeting of stockholders must be delivered to the corporate secretary not earlier than the one hundred and twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

Amendment.  Pursuant to the Delaware General Corporation Law, our Restated Certificate of Incorporation may generally be amended by the adoption of a resolution by our board of directors setting forth the proposed amendment, declaring its advisability and submitting the proposed amendment for approval by the affirmative vote of the holders of a majority of the voting power of the outstanding stock.

Our Amended and Restated Bylaws may generally be amended by the holders of a majority of the voting power of the outstanding stock. The provisions of our Amended and Restated Bylaws may also be amended by the board of directors by an affirmative vote of a majority of the board of directors.

In addition, our Restated Certificate of Incorporation provides that certain specified provisions of our Amended and Restated Bylaws cannot be altered, amended, supplemented or repealed except by the affirmative vote of at least 80% of the outstanding stock.

Limitation of Liability; Indemnification.  The Delaware Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for breaches of directors’ fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends or stock repurchases and redemptions, or (iv) for transactions from which the director derived an improper personal benefit.

Our Restated Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as otherwise provided under the Delaware General Corporation Law. The effect of these provisions is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of fiduciary duty of care as a director except in certain limited situations. These provisions do not limit or eliminate rights of us or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s fiduciary duty of care.

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative, arbitrative, or investigative, or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful.

Anti-Takeover Provisions.  Our Restated Certificate of Incorporation requires the approval of the holders of 80% of the outstanding shares of all classes of capital stock voting together as a single class for certain transactions between the Company and a “Related Person” involving securities or other property having a fair market value greater than $500,000. A “Related Person” is any person (other than the Company or any subsidiary) who is the beneficial owner of 10% or more of the Company’s outstanding shares of capital stock entitled to vote generally in the election of directors, considered for such purpose as a single class.

The transactions requiring such supermajority shareholder approval include (i) any merger or consolidation of the Company with or into any other person or any merger of any other person into the Company, (ii) any sale, lease, exchange or other disposition by the Company of all or any substantial part of its assets to or with any other person, or (iii) the issuance or transfer by the Company or any subsidiary of the Company of any securities of the Company having voting power to any other person in exchange for securities, cash or other property or a combination thereof.

The 80% shareholder voting requirement does not apply to any such transactions, if, prior to the time that the Related Person became a Related Person, the Company’s board of directors shall by resolution have approved a memorandum of understanding with such Related Person setting forth, at least generally, the substance of the terms on which such transaction shall thereafter be consummated.

Our Restated Certificate of Incorporation also contains a “fair price” provision, which is designed to insure that minority shareholders who do not dispose of all of their Company stock in a takeover tender offer to acquire the Company will not later be forced to sell or exchange their shares at a lower price or receive a less desirable form of consideration.

The primary purpose of the above described provisions of our Restated Certificate of Incorporation is to discourage other persons from attempting to acquire control of the Company through the acquisition of a substantial number of shares of capital stock followed by a forced merger, sale of assets or similar transaction without negotiating with management. The provisions also may serve to reduce the danger of possible conflicts of interest between a substantial shareholder on the one hand and the Company and its other shareholders on the other.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203, which we have not done;

•	prior to the time the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at the time of or after the person became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The term “business combination” is defined generally to include, among other things, mergers or consolidations between a Delaware corporation and an “interested stockholder,” transactions with an “interested stockholder” involving the assets or stock of the corporation or its majority-owned subsidiaries, transactions which increase an interested stockholder’s percentage ownership of stock and the receipt by an interested stockholder of a disproportionate financial benefit provided by or through the corporation or its majority-owned subsidiaries.

The term “interested stockholder” is defined to include any person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, or the affiliates and associates of any such person.

Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may choose to offer from time to time fractional interests in our debt securities and shares of our common stock or preference stock. If we do so, we will issue fractional interests in our debt securities, common stock or preference stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities, a fraction of a share of common stock, a fraction of a share of a particular series of preference stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the debt securities, and shares of common stock and preference stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preference stock represented by the depositary share, to all the rights and preferences of the debt security, common stock, or preference stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received in respect of the debt securities, common stock or preference stock, as the case may be, in proportion to the numbers of the depositary shares owned by the applicable holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preference stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If we redeem a debt security, common stock or a series of preference stock represented by depositary shares, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each debt security or share of common stock or preference stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preference stock. Whenever we redeem debt securities or shares of common stock or preference stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preference stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the cash, securities or other property payable upon the redemption and any cash, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the depositary on account of any taxes.

Exercise of Rights under the Indentures or Voting the Common Stock or Preference Stock

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preference stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock or preference stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preference stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preference stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preference stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities or preference stock, as the case may be.

We and the depositary will not be liable under the deposit agreement to you other than for our gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of our respective duties under the agreement. We and the depositary will not be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preference stock, as the case may be, unless a satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preference stock, as the case may be, for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants.

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include, but are not limited to, the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the terms of any mandatory or optional redemption provisions relating to the warrants;

•	the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;

•	if the warrants will be sold with any other securities, and the date, if any, on and after which those warrants and any other securities will be transferable;

•	the identity of the warrant agent;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue from time to time purchase contracts, including contracts obligating holders to purchase from us and obligating us to sell to the holders, debt securities, shares of common stock or preference stock, or other securities that may be sold under this prospectus at a future date or dates, as the case may be. The consideration payable upon settlement of the purchase contracts, as well as the principal amount of debt securities or number of shares of common stock, preference stock or other securities deliverable upon settlement, may be fixed at the time the purchase contracts are issued or may be determined by a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including U.S. treasury securities, in each case, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

The prospectus supplement will describe the terms of any purchase contracts. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued.

DESCRIPTION OF UNITS

We may issue from time to time units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell any series of debt securities, guarantees of debt securities, common stock, preference stock, depository shares, warrants, purchase contracts and units being offered directly to one or more purchasers, through agents, to or through underwriters, brokers or dealers, or through a combination of any such methods of sale. In addition, certain selling stockholders may, from time to time, offer and sell shares of our common stock or preference stock, in each case, in amounts, at prices and on terms that will be determined at the time of any such offering. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may offer and sell securities from time to time to certain of our pension plans. The prospectus supplement will set forth the terms of the offering, including the names of any selling stockholders, underwriters, dealers or agents, the purchase price of such securities and the proceeds to us and/or the selling stockholders from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. The maximum compensation to be received by any participating Financial Industry Regulatory Authority (“FINRA”) member will not be greater than 8% for the sale of any securities being registered pursuant to SEC Rule 415 under this prospectus. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may also sell securities upon the exercise of rights that may be distributed to security holders.

Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above. We may also arrange for repurchase and resale of such offered securities by dealers.

We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

We may authorize underwriters, dealers or other persons acting as agents for them to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve such institutions. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

In connection with the offering of securities, we and/or the selling stockholders may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we and/or the selling stockholders grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

We and/or the selling stockholders may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act, or our agents, underwriters, dealers and remarketing firms may be entitled to contribution with respect to payments that such parties may be required to make in respect thereof. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

We will identify the specific plan of distribution, including any selling stockholders, underwriters, brokers, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement. In case of any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.

VALIDITY OF THE SECURITIES

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities will be passed upon for us by our counsel, Simpson Thacher & Bartlett LLP, New York, New York, except with respect to the validity of the guarantees issued by the subsidiary guarantors incorporated in the Commonwealth of Pennsylvania, which will be passed upon for us by Laurence G. Miller, Executive Vice President, General Counsel, Secretary and Chief Administrative Officer of Teleflex Incorporated.

EXPERTS

The financial statements and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Teleflex Incorporated’s Current Report on Form 8-K dated June 1, 2011 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$250,000,000

     % Senior Subordinated Notes due 2021

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Goldman, Sachs & Co.

J.P. Morgan

       , 2011